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As filed with the Securities and Exchange Commission on May 16, 2002

Registration No. 333-83728

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5
TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OVERSTOCK.COM, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5999 (Primary Standard Industrial Classification Code Number)	87-0634302 (I.R.S. Employer Identification Number)

Overstock.com, Inc.
6322 South 3000 East, Suite 100
Salt Lake City, Utah 84121
(801) 947-3100
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Patrick M. Byrne
President and Chief Executive Officer
Overstock.com, Inc.
6322 South 3000 East, Suite 100
Salt Lake City, Utah 84121
(801) 947-3100
(Name and address, including zip code, of agent for service)

Copies to:

Robert G. O'Connor, Esq.
Randy Lewis, Esq.
David R. Bowman, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
2795 E. Cottonwood Parkway, Suite 300
Salt Lake City, Utah 84121
(801) 993-6400	Robert S. Townsend, Esq. Russell J. Wood, Esq. Harrison S. Clay, Esq. Morrison & Foerster LLP 425 Market Street San Francisco, California 94105 (415) 268-7000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 145 under the Securities Act of 1933, check the following box./ /

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box./ /

        Overstock.com, Inc. hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Overstock.com, Inc. shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MAY 16, 2002.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Overstock.com, Inc. 3,000,000 Shares of Common Stock

This is our initial public offering and no public market currently exists for our shares. We expect that the public offering price will be between $12.00 and $16.00 per share. This price may not reflect the market price of our shares after our offering.
THE OFFERING	PER SHARE		TOTAL

Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Overstock	$	$
Proceeds to Selling Stockholder	$	$

Of the 3,000,000 shares being offered, we are selling 2,155,000 shares and the selling stockholder identified in this prospectus is selling 845,000 shares. We will not receive any of the proceeds from the sale of shares by the selling stockholder. We have granted the underwriter the right to purchase up to 450,000 additional shares from us within 30 days after the date of this prospectus to cover any over-allotments. The underwriter expects to deliver shares of common stock to purchasers on , 2002.
Proposed Nasdaq National Market Symbol: OSTK

OpenIPO®: The method of distribution being used by the underwriter in this offering differs somewhat from that traditionally employed in firm commitment underwritten public offerings. In particular, the public offering price and allocation of shares will be determined primarily by an auction process conducted by the underwriter. A more detailed description of this process, known as an OpenIPO, is included in "Plan of Distribution."

    This offering involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 7.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                          , 2002

Discount Prices
On Brand Name Merchandise

Bed, Bath & Linens
Computer & Home Office
Today's Specials...

OVERSTOCK.com™

Name Brands at Clearance Prices.

Direct to Consumer

Direct to Business

Products from Multiple Departments

Responsive Customer Service

        You should rely only on the information contained in this prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        Overstock.com and Overstockb2b.com are trademarks of Overstock.com, Inc. The Overstock.com logo is also a trademark of Overstock.com, Inc.

        OpenIPO is a registered service mark of WR Hambrecht+Co, LLC.

        Other service marks, trademarks and trade names referred to in this prospectus are property of their respective owners.

PROSPECTUS SUMMARY

        The following prospectus summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and our Financial Statements and Notes thereto appearing elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully.

Overstock.com, Inc.

        We are an online "closeout" retailer offering discount, brand-name merchandise for sale over the Internet. Our merchandise offerings include bed-and-bath goods, kitchenware, watches, jewelry, electronics, sporting goods and designer accessories. We offer our customers an opportunity to shop for bargains conveniently, while offering our suppliers an alternative inventory liquidation distribution channel. We typically offer approximately 4,000 products in 13 categories on our Websites, www.overstock.com and www.overstockb2b.com. We continually add new, limited-inventory products to our Websites in order to create an atmosphere that encourages customers to visit frequently and purchase products before our inventory sells out.

        Closeout merchandise is typically available in inconsistent quantities and prices and often is only available to consumers after it has been purchased and resold by disparate liquidation wholesalers. We believe the traditional liquidation market is therefore characterized by fragmented supply and fragmented demand. Overstock utilizes the Internet to aggregate both supply and demand and create a more efficient market for closeout merchandise. We originally incorporated in May 1997 and began posting a list of our merchandise on our Website in August 1998. In March 1999, we launched the first version of our Website through which customers could purchase products.

        Overstock's business platform has four components. We have a "direct" business, in which we buy and take possession of excess inventory for resale. We also have our "commission" business, in which we receive a commission for selling other parties' inventory on our Websites. We currently have commission-based relationships with approximately 130 third parties that post over 2,000 products on our Websites. For both our direct and commission models we have a consumer and a business-to-business ("B2B") sales channel. Therefore, our business consists of four combinations of these components: direct consumer, direct B2B, commission consumer and commission B2B. During 2001, approximately 9.9% of our revenue was attributable to our commission-based business and approximately 90.1% of our revenues was attributable to our direct business.

        We believe our business offers liquidation advantages for our manufacturers and shopping advantages for our customers, as listed below:

Advantages for Manufacturers	Advantages for Customers
• Limited sales channel conflict	• Discount prices
• Single point of distribution	• High quality and broad selection
• Improved control of distribution	• Convenient access
• Improved transaction experience	• Dedicated customer service

        Our objective is to leverage the Internet to become the dominant closeout solution for holders of brand-name merchandise, allowing them to dispose of that excess merchandise discreetly and with high recovery values. We are pursuing this objective through the following key strategies:

  •
  Establish strong relationships with manufacturers;
  •
  Optimize inventory management through the use of technology;
  •
  Optimize marketing initiatives through the use of technology;

  •
  Maintain low customer acquisition costs;
  •
  Aggressively grow our B2B business; and
  •
  Provide responsive customer service.

        Our products are organized into 13 different departments. As of March 31, 2002 these were:

Apparel & Accessories Bed, Bath & Linens Computer & Home Office DVD's, Books & Music Electronics & Cameras Gifts & Gadgets Home & Garden Décor	Housewares & Appliances Jewelry & Watches Luggage & Business Sports Gear Toys & Dolls Worldstock Global Designs

        Each of these departments has multiple categories and subcategories that further organize the products offered within that department.

        When customers place orders on our Websites, orders are fulfilled either directly from our Salt Lake City, Utah warehouse or from one of our commission-based third-party relationships. We monitor both sources for accurate order fulfillment and timely shipment. We generally charge $4.95 for basic ground shipping, but customers can also choose from various expedited shipping services at their expense.

        Historically, we have not focused our marketing efforts on national print and media campaigns. Instead, we have focused primarily on online campaigns that we believe are the most cost-effective means to direct visitors to our Websites. We have also recently established a B2B sales force to grow this part of our business aggressively.

        We have a limited operating history, a history of significant losses and we expect to encounter risks and uncertainties frequently faced by early stage companies in rapidly evolving markets. The online liquidation services market is new, rapidly evolving, intensely competitive and has relatively low barriers to entry, as new competitors can launch new Websites at relatively low cost. We believe that competition in the online liquidation market is based predominantly on price, product quality and selection, shopping convenience, customer service, and brand recognition, all of which are difficult to achieve and maintain. For example, it is difficult for us to maintain high levels of product quality and selection because none of the manufacturers, suppliers and liquidation wholesalers from whom we purchase products on a purchase order by purchase order basis have a continuing obligation to provide us with merchandise at historic levels or at all. Our liquidation services compete with other online retailers and traditional liquidation "brokers," some of which may specifically adopt our methods and target our customers.

        We intend to use approximately $3.0 million of the proceeds of this offering to repay, in full, the outstanding indebtedness to High Meadows Finance L.C. which is owned by High Plains Investments, LLC, an entity controlled by Patrick M. Byrne, our President and Chief Executive Officer; John J. Byrne Jr., a member of our board of directors; and Cirque Properties, Inc., an entity owned by John J. Byrne III, the brother of Patrick M. Byrne.

        Our principal executive offices are at 6322 South 3000 East, Suite 100, Salt Lake City, Utah 84121 and our telephone number is (801) 947-3100. We were initially formed as a limited liability company in Utah under the name D2-Discounts Direct, LLC in May 1997. In December 1998, we reorganized as a Utah corporation under the name D-2 Discounts Direct, Inc. In May 1999, we changed our name to Deals.com, Inc. In October 1999, we changed our name to Overstock.com, Inc. In April 2002, we reincorporated in the State of Delaware. Our Website addresses are www.overstock.com and www.overstockb2b.com. The information contained on our Websites is not part of this prospectus.

The Offering

Common stock offered by Overstock	2,155,000 shares
Common stock offered by the selling stockholder	845,000 shares
Common stock to be outstanding after this offering	14,292,404 shares
Selling stockholder	Amazon.com NV Investment Holdings, Inc.
Use of proceeds
We expect to use the net proceeds from the offering for marketing and related expenditures to expand our business, capital expenditures, working capital, debt reduction and other general corporate purposes.
Proposed Nasdaq National Market symbol	OSTK

        The number of shares of common stock to be outstanding after this offering is based on 12,137,404 shares outstanding as of March 31, 2002. This number does not include the following:

  •
  1,478,709 shares of our common stock subject to options issued at a weighted average exercise price of $4.87 under our 1999 Stock Option Plan and the Gear.com, Inc. Restated 1998 Stock Option Plan as of March 31, 2002;
  •
  101,122 shares of our common stock subject to options issued at a weighted average exercise price of $11.90 under our 2002 Stock Option Plan as of May 3, 2002;
  •
  1,122,200 shares of our common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $5.60 per share as of March 31, 2002;
  •
  366,597 shares of our common stock reserved for issuance under our 1999 Stock Option Plan as of March 31, 2002;
  •
  333,009 shares of common stock reserved for issuance under our 2000 Stock Purchase Plan as of March 31, 2002;
  •
  537,558 shares of common stock reserved for issuance under our 2002 Stock Plan as of May 3, 2002; and
  •
  up to 450,000 shares that could be sold to the underwriters upon exercise of their option to purchase additional shares to cover over-allotments.

        Unless otherwise specifically stated, information throughout this prospectus assumes:

  •
  a one-for-28.34 reverse stock split of the common stock and the Series A preferred stock immediately prior to the effectiveness of this offering;
  •
  conversion of all shares of Series A preferred stock into 958,612 shares of common stock not later than the completion of this offering, based on the current conversion price for the Series A preferred stock;
  •
  the filing of an Amended and Restated Certificate of Incorporation after the closing of this offering; and
  •
  no exercise of the underwriters' over-allotment option to purchase 450,000 shares from us.

        This offering will be made through the OpenIPO process, in which the allocation of shares and the public offering price are primarily based on an auction in which prospective purchasers are required to bid for the shares. This process is described under "Plan of Distribution." Except as otherwise indicated, the information in this prospectus assumes no exercise of the underwriter's over-allotment option.

        The terms "Overstock," "we," "us" and "our" as used in this prospectus refer to Overstock.com, Inc.

Summary Financial Data

        The following table sets forth summary consolidated, pro forma and other financial information of Overstock.

	Year ended December 31,			Three months ended March 31, (unaudited)
	1999	2000	2001	2001	2002
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Direct revenue	$1,835	$21,762	$35,243	$8,282	$10,029
Commission revenue	—	867	3,965	501	1,659
Warehouse revenue	—	2,894	795	795	379

Total revenue	1,835	25,523	40,003	9,578	12,067
Cost of goods sold(1)	2,029	27,812	34,640	8,549	9,990

Gross profit (loss)	(194)	(2,289)	5,363	1,029	2,077

Operating expenses:
Selling, general and administrative expenses(2)	8,178	18,932	15,225	3,541	4,021
Amortization of goodwill	—	226	3,056	774	—
Amortization of stock-based compensation	—	—	649	67	846

Operating loss	$(8,372)	$(21,447)	$(13,567)	$(3,353)	$(2,790)

Net loss	$(8,357)	$(21,312)	$(13,806)	$(3,336)	$(3,007)

Net loss attributable to common shares	$(8,361)	$(21,522)	$(14,210)	$(3,436)	$(9,725)

Net loss per common share	$(4.63)	$(3.63)	$(1.29)	$(0.32)	$(0.87)
Weighted average common shares outstanding	1,804	5,922	10,998	10,596	11,171

(1) Amounts include stock-based compensation of:	—	—	78	5	102
(2) Amounts exclude stock-based compensation of:	—	—	649	67	846
	As of March 31, 2002 (unaudited)
	Actual	Pro Forma	Pro Forma As Adjusted
		(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$7,902	$7,902	$32,092
Working capital	7,487	7,487	34,677
Total assets	25,256	25,256	49,446
Total indebtedness	3,227	3,227	227
Redeemable securities	11,977	5,395	5,395
Stockholders' equity	4,044	10,626	37,816

        The pro forma information above gives effect to the conversion of our Series A preferred stock into common stock upon the completion of this offering.

        The pro forma as adjusted information above gives effect to our receipt of the estimated proceeds from the sale of 2,155,000 shares of common stock in this offering by us at an assumed price of $14.00 per share after deducting estimated underwriting discounts and commissions and estimated offering expenses.

RISK FACTORS

        Any investment in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, and all other information contained in this prospectus, before you decide whether to purchase our common stock. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also become important factors that may harm our business. The occurrence of any of the following risks could harm our business. The trading price of our common stock could decline due to any of these risks and uncertainties, and you may lose part or all of your investment.

Risks Relating to Overstock

Because we have a limited operating history, it is difficult to evaluate our business and future operating results.

        We originally incorporated in May 1997 and began posting a list of our merchandise on our Website in August 1998. In March 1999, we launched the first version of our Website through which customers could purchase products. Our limited operating history makes it difficult to evaluate our business and future operating results.

We have a history of significant losses. If we do not achieve profitability, our financial condition and our stock price could suffer.

        We have a history of losses and we may continue to incur operating and net losses for the foreseeable future. We incurred net losses of $13.8 million for the year ended December 31, 2001 and $3.0 million for the quarter ended March 31, 2002. As of December 31, 2001 and March 31, 2002, our accumulated deficit was $44.1 million and $53.8 million respectively. We will need to generate significant revenues to achieve profitability, and we may not be able to do so. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. If our revenues grow more slowly than we anticipate, or if our operating expenses exceed our expectations, our financial results would be severely harmed.

        We will continue to incur significant operating expenses and capital expenditures as we:

  •
  enhance our distribution and order fulfillment capabilities;

  •
  further improve our order processing systems and capabilities;

  •
  develop enhanced technologies and features;

  •
  expand our customer service capabilities to better serve our customers' needs;

  •
  increase our general and administrative functions to support our operations; and

  •
  increase our sales and marketing activities.

        Because we will incur many of these expenses before we receive any revenues from our efforts, our losses may be greater than the losses we would incur if we developed our business more slowly. Further, we base our expenses in large part on our operating plans and future revenue projections. Many of our expenses are fixed in the short term, and we may not be able to quickly reduce spending if our revenues are lower than we project. Therefore, any significant shortfall in revenues would likely harm our business, operating results and financial condition. In addition, we may find that these efforts are more expensive than we currently anticipate, which would further increase our losses. Also, the timing of these expenses may contribute to fluctuations in our quarterly operating results.

Our quarterly operating results are volatile and may adversely affect our stock price.

        Our future revenues and operating results are likely to vary significantly from quarter to quarter due to a number of factors, many of which are outside our control, and any of which could severely harm our business. As a result, we believe that quarterly comparisons of our operating results are not necessarily meaningful and that you should not rely on the results of one quarter as an indication of our future performance. In addition to the risk factors described in this prospectus, additional factors that could cause our quarterly operating results to fluctuate include:

  •
  increases in the cost of advertising;

  •
  our inability to retain existing customers or encourage repeat purchases;

  •
  difficulties developing our B2B operations;

  •
  the existence of one or more warehouse sales;

  •
  price competition that results in lower profit margins or losses;

  •
  the amount and timing of operating costs and capital expenditures relating to the expansion of our business operations and infrastructure;

  •
  our inability to manage distribution operations or provide adequate levels of customer service; and

  •
  our ability to successfully integrate operations and technologies from acquisitions or other business combinations.

If we fail to accurately forecast our expenses and revenues, our business, operating results and financial condition may suffer and the price of our stock may decline.

        Our limited operating history and the rapidly evolving nature of our industry make forecasting quarterly operating results difficult. We may not be able to quickly reduce spending if our revenues are lower than we project. Therefore, any significant shortfall in revenues would likely harm our business, operating results and financial condition and cause our results of operation to fall below the expectations of public market analysts and investors. If this occurs, the price of our common stock may decline.

We have grown quickly and if we fail to manage our growth, our business will suffer.

        We have rapidly and significantly expanded our operations, and anticipate that further significant expansion will be required to address potential growth in our customer base and market opportunities. This expansion has placed, and is expected to continue to place, a significant strain on our management, operational and financial resources. From December 1999 to March 31, 2002, we expanded from 40 to 163 employees. James Hyde, our Vice President of Operations, joined us within the last year, and some of our officers have no prior senior management experience at public companies. Our new employees include a number of key managerial, technical and operations personnel who have not yet been fully integrated into our operations, and we expect to add additional key personnel in the near future. To manage the expected growth of our operations and personnel, we will be required to improve existing and implement new transaction-processing, operational and financial systems, procedures and controls, and to expand, train and manage our already growing employee base. If we are unable to manage growth effectively, our business, prospects, financial condition and results of operations will be seriously harmed.

The loss of key personnel or any inability to attract and retain additional personnel could affect our ability to successfully grow our business.

        Our performance is substantially dependent on the continued services and on the performance of our senior management and other key personnel, particularly Patrick M. Byrne, our President, Chief Executive Officer and Chairman of the Board. Our performance also depends on our ability to retain and motivate other officers and key employees. The loss of the services of any of our executive officers or other key employees for any unforeseen reason, including without limitation, illness or call to military service could harm our business, prospects, financial condition and results of operations. We do not have long-term employment agreements with any of our key personnel and we do not maintain "key person" life insurance policies. Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly-skilled technical, managerial, editorial, merchandising, marketing and customer service personnel. Competition for such personnel is intense, and we cannot assure you that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel. Our failure to retain and attract the necessary technical, managerial, editorial, merchandising, marketing and customer service personnel could harm our business, prospects, financial condition and results of operations.

Our operating results may fluctuate depending on the season, and such fluctuations may affect our stock price.

        We expect to experience fluctuations in our operating results because of seasonal fluctuations in traditional retail patterns. Sales in the retail and wholesale industry tend to be significantly higher in the fourth calendar quarter of each year than in the preceding three quarters due primarily to increased shopping activity during the holiday season. As a result, securities analysts and investors may inaccurately estimate the effects of seasonality on our results of operations in one or more future quarters and, consequently, our operating results may fall below expectations, causing our stock price to decline.

We depend on our relationships with third parties for a large portion of the products that we offer for sale on our Websites. If we fail to maintain these relationships, our business will suffer.

        During 2001 we had commission-based relationships with approximately 130 third parties whose products we offer for sale on our Websites. During 2001, these products accounted for approximately 45% of the products available on our Websites. We do not have any long-term agreements with any of these third parties. Our agreements with third parties are terminable at will by either party immediately upon notice. In general, we agree to offer the third parties' products on our Websites and these third parties agree to provide us with information about their products, honor our customer service policies and ship the products directly to the customer. If we do not maintain our existing or build new relationships with third parties on acceptable commercial terms, we may not be able to offer a broad selection of merchandise, and customers may refuse to shop at our Websites. In addition, manufacturers may decide not to offer particular products for sale on the Internet. If we are unable to maintain our existing or build new commission-based relationships or if other product manufacturers refuse to allow their products to be sold via the Internet, our business would suffer severely.

We are partially dependent on third parties to fulfill a number of our customer service and other retail functions. If such parties are unwilling or unable to continue providing these services, our business could be seriously harmed.

        In our commission business we rely on third parties to conduct a number of other traditional retail operations with respect to their respective products that we offer for sale on our Websites, including maintaining inventory, preparing merchandise for shipment to individual customers and timely distribution of purchased merchandise. We have no effective means to ensure that these third parties will continue to perform these services to our satisfaction or on commercially reasonable terms. In addition, because we do not take possession of these third parties' products, we are unable to fulfill these traditional retail operations ourselves. Our customers could become dissatisfied and cancel their orders or decline to make future purchases if these third parties are unable to deliver products on a timely basis. If our customers become dissatisfied with the services provided by these third parties, our reputation and the Overstock brand could suffer.

We rely on our relationships with manufacturers, retailers and other suppliers to obtain sufficient quantities of quality merchandise on acceptable terms. If we fail to maintain our supplier relationships on acceptable terms, our sales and profitability could suffer.

        To date, we have not entered into contracts with manufacturers or liquidation wholesalers that guarantee the availability of merchandise for a set duration. Our contracts or arrangements with suppliers do not provide for the continuation of particular pricing practices and may be terminated by either party at any time. Our current suppliers may not continue to sell their excess inventory to us on current terms or at all, and we may not be able to establish new supply relationships. For example, it is difficult for us to maintain high levels of product quality and selection because none of the manufacturers, suppliers and liquidation wholesalers from whom we purchase products on a purchase order by purchase order basis have a continuing obligation to provide us with merchandise at historical levels or at all. In most cases, our relationships with our suppliers do not restrict the suppliers from selling their respective excess inventory to other traditional or online merchandise liquidators, which could in turn limit the selection of products available on our Websites. If we are unable to develop and maintain relationships with suppliers that will allow us to obtain sufficient quantities of merchandise on acceptable commercial terms, such inability could harm our business, results of operation and financial condition.

Our business may be harmed by the listing or sale of pirated, counterfeit or illegal items by third parties.

        We have received in the past, and we anticipate we will receive in the future, communications alleging that certain items listed or sold through our Websites infringe third-party copyrights, trademarks and tradenames or other intellectual property rights. For example, in February 2002, Microsoft Corporation filed a complaint against us alleging that we have distributed counterfeit and otherwise unauthorized Microsoft software in violation of federal copyright and trademark law and related state laws. These and future claims could result in increased costs of doing business through legal expenses, adverse judgment or settlement or require us to change our business practices in expensive ways. In addition, litigation could result in interpretations of the law that require us to change our business practices or otherwise increase our costs.

        In addition, we may be unable to prevent third parties from listing unlawful goods, and we may be subject to allegations of civil or criminal liability for unlawful activities carried out by third parties through our Websites. In the future, we may implement measures to protect against these potential liabilities that could require us to spend substantial resources and/or to reduce revenues by discontinuing certain service offerings. Any costs incurred as a result of liability or asserted liability relating to the sale of unlawful goods or the unlawful sale of goods could harm our business.

Our business may be harmed by fraudulent activities on our Websites.

        We have received in the past, and anticipate that we will receive in the future, communications from customers who did not receive goods that they purchased. We also periodically receive complaints from our customers as to the quality of the goods purchased and services rendered. Negative publicity generated as a result of fraudulent or deceptive conduct by third parties could damage our reputation, harm our business and diminish the value of our brand name. We expect to continue to receive from customers requests for reimbursement or threats of legal action against us if no reimbursement is made.

We depend upon third-party delivery services to deliver our products to our customers on a timely and consistent basis. A deterioration in our relationship with any one of these third parties could decrease our ability to track shipments, cause shipment delays, and increase our shipping costs and the number of damaged products.

        Although we operate our own fulfillment center, we rely upon multiple third parties for the shipment of our products. Because we do not have a written long-term agreement with any of these third parties, we cannot be sure that these relationships will continue on terms favorable to us, if at all. Unexpected increases in shipping costs or delivery times, particularly during the holiday season, could harm our business, prospects, financial condition and results of operations. If our relationships with these third parties are terminated or impaired or if these third parties are unable to deliver products for us, whether through labor shortage, slow down or stoppage, deteriorating financial or business condition, responses to terrorist attacks or for any other reason, we would be required to use alternative carriers for the shipment of products to our customers. We may be unable to engage alternative carriers on a timely basis or upon terms favorable to us. Changing carriers would likely have a negative effect on our business, operating results and financial condition. Potential adverse consequences include:

  •
  reduced visibility of order status and package tracking;

  •
  delays in order processing and product delivery;

  •
  increased cost of delivery, resulting in reduced gross margins; and

  •
  reduced shipment quality, which may result in damaged products and customer dissatisfaction.

Our operating results depend on our Websites, network infrastructure and transaction-processing systems. Capacity constraints or system failures would harm our business, results of operations and financial condition.

        Any system interruptions that result in the unavailability of our Websites or reduced performance of our transaction systems would reduce our transaction volume and the attractiveness of the services that we provide to suppliers and third parties and would seriously harm our business, operating results and financial condition.

        We use internally developed systems for our Websites and certain aspects of transaction processing, including customer profiling and order verifications. We have experienced periodic systems interruptions due to server failure, which we believe will continue to occur from time to time. If the volume of traffic on our Websites or the number of purchases made by customers substantially increases, we will need to further expand and upgrade our technology, transaction processing systems and network infrastructure. We have experienced and expect to continue to experience temporary capacity constraints due to sharply increased traffic during sales or other promotions, which cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and delays in reporting accurate financial information.

        Our transaction processing systems and network infrastructure may be unable to accommodate increases in traffic in the future. We may be unable to project accurately the rate or timing of traffic increases or successfully upgrade our systems and infrastructure to accommodate future traffic levels on our Websites. In addition, we may be unable to upgrade and expand our transaction processing systems in an effective and timely manner or to integrate any newly developed or purchased functionality with our existing systems. Any inability to do so may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and speed of order fulfillment or delays in reporting accurate financial information.

We may be unable to manage expansion into new business areas which could harm our business operations and reputation.

        Our long-term strategic plan involves expansion into the B2B merchandise liquidation market, entering into agreements to provide products and services to retail chains and other businesses, such as our agreement with Safeway Stores, Inc. and possible expansion into additional markets. We cannot assure you that our efforts to expand our business in this manner will succeed. To date, we have expended significant financial and management resources developing our B2B operations, and our failure to succeed in this market or other markets may harm our business, prospects, financial condition and results of operation. Furthermore, the exclusivity provisions of our Safeway agreement preventing us from providing similar products to stores having greater than 400 stores in the drug, mass merchandising, grocery, club or warehouse store categories may adversely affect our ability to grow and expand our B2B business. In addition, we may choose to expand our operations by developing new Websites, promoting new or complementary products or sales formats, expanding the breadth and depth of products and services offered or expanding our market presence through relationships with third parties. In addition, we may pursue the acquisition of new or complementary businesses or technologies, although we have no present understandings, commitments or agreements with respect to any material acquisitions or investments. We cannot assure you that we would be able to expand our efforts and operations in a cost-effective or timely manner or that any such efforts would increase overall market acceptance. Furthermore, any new business or Website we launch that is not favorably received by consumers could damage our reputation or the Overstock brand. Expansion of our operations in this manner would also require significant additional expenses and development and would strain our management, financial and operational resources. The lack of market acceptance of such efforts or our inability to generate satisfactory revenues from such expanded services or products to offset their cost could harm our business, prospects, financial condition and results of operations.

We may not be able to compete successfully against existing or future competitors.

        The online liquidation services market is new, rapidly evolving and intensely competitive. Barriers to entry are minimal, and current and new competitors can launch new Websites at a relatively low cost. Our consumer Website currently competes with:

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  other online liquidation e-tailers, such as SmartBargains;

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  traditional liquidators, such as Ross Stores, Inc. and TJX Companies, Inc.; and

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  online retailers and marketplaces such as Amazon.com., Inc., Buy.com., Inc. and eBay, Inc. which have discount departments.

        Our B2B Website competes with liquidation "brokers" and retailers and online marketplaces such as eBay, Inc.

        We expect the online liquidation services market to become even more competitive as traditional liquidators and online retailers continue to develop services that compete with our services. In addition, manufacturers and retailers may decide to create their own Websites to sell their own excess inventory and the excess inventory of third parties. Competitive pressures created by any one of our competitors, or by our competitors collectively, could severely harm our business, prospects, financial condition and results of operations.

        Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or acquisitions that could harm our business, prospects, financial condition and results of operations. For example, to the extent that we enter new lines of businesses such as third-party logistics, online auction services or discount brick and mortar retail, we would be competing with large established businesses such as APL Logistics, Ltd., eBay, Inc., Ross Stores, Inc. and TJX Companies, Inc., respectively.

        Many of our current and potential competitors described above have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. In addition, online retailers and liquidation e-tailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies. Some of our competitors may be able to secure merchandise from manufacturers on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to Website and systems development than we do. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. We cannot assure you that we will be able to compete successfully against current and future competitors.

A significant number of merchandise returns could harm our business, financial condition and results of operations.

        We allow our customers to return products. Our ability to handle a large volume of returns is unproven. In addition, any policies intended to reduce the number of product returns may result in customer dissatisfaction and fewer return customers. If merchandise returns are significant, our business, financial condition and results of operations could be harmed.

If the products that we offer on our Websites do not reflect our customers' tastes and preferences, our sales and profit margins would decrease.

        Our success depends in part on our ability to offer products that reflect consumers' tastes and preferences. Consumers' tastes are subject to frequent, significant and sometimes unpredictable changes. Because the products that we sell typically consist of manufacturers' and retailers' excess inventory, we have limited control over the specific products that we are able to offer for sale. If our merchandise fails to satisfy customers' tastes or respond to changes in customer preferences, our sales could suffer and we could be required to mark down unsold inventory which would depress our profit margins. In addition, any failure to offer products in line with customers' preferences could allow our competitors to gain market share. This could have an adverse effect on our business, results of operations and financial condition.

If we fail to attract customers to our Websites on cost-effective terms, our business, financial condition and operating results will suffer.

        Our success depends on our ability to attract customers on cost-effective terms. We have relationships with online services, search engines, directories and other Websites and e-commerce businesses to provide content, advertising banners and other links that direct customers to our Websites. We expect to rely on these relationships as significant sources of traffic to our Websites and to generate new customers. Current economic conditions have reduced the demand for these advertising-related services. As a result, we have been able to negotiate these online relationships on terms we consider cost effective. As general economic conditions improve, we anticipate that similar relationships with search engines and online services will become more expensive. If we are unable to develop or maintain these relationships on acceptable terms, our ability to attract new customers and our financial condition could be harmed. Further, many of the parties with which we may have online-advertising arrangements could provide advertising services for other online or traditional retailers and merchandise liquidators. As a result, these parties may be reluctant to enter into or maintain relationships with us. Failure to achieve sufficient traffic or generate sufficient revenue from purchases originating from third parties may result in termination of these relationships by these third parties. Without these relationships, our revenues, business, financial condition and results of operations could suffer.

If the single facility where substantially all of our computer and communications hardware are located fails, our business, results of operations and financial condition will be harmed.

        Our success, and, in particular, our ability to successfully receive and fulfill orders and provide high-quality customer service, largely depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Substantially all of our computer and communications hardware is located at a single leased facility in Salt Lake City, Utah. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, terrorist attacks, acts of war, break-ins, earthquake and similar events. We do not presently have redundant systems in multiple locations or a formal disaster recovery plan and our business interruption insurance may be insufficient to compensate us for losses that may occur. Despite the implementation of network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of critical data or the inability to accept and fulfill customer orders. The occurrence of any of the foregoing risks could harm our business, prospects, financial condition and results of operations.

We may be unable to protect our proprietary technology or keep up with that of our competitors.

        Our success depends to a significant degree upon the protection of our software and other proprietary intellectual property rights. We may be unable to deter misappropriation of our proprietary information, detect unauthorized use and take appropriate steps to enforce our intellectual property rights. In addition, our competitors could, without violating our proprietary rights, develop technologies that are as good as or better than our technology.

        Our failure to protect our software and other proprietary intellectual property rights or to develop technologies that are as good as our competitors' could put us at a disadvantage to our competitors. In addition, the failure of the third parties whose products we offer for sale on our Websites to protect their intellectual property rights, including their domain names, could impair our operations. These failures could harm our business, results of operations and financial condition.

If we do not respond to rapid technological changes, our services could become obsolete and we could lose customers.

        To remain competitive, we must continue to enhance and improve the functionality and features of our e-commerce businesses. We may face material delays in introducing new services, products and enhancements. If this happens, our customers may forgo the use of our Websites and use those of our competitors. The Internet and the online commerce industry are rapidly changing. If competitors introduce new products and services using new technologies or if new industry standards and practices emerge, our existing Websites and our proprietary technology and systems may become obsolete. Our failure to respond to technological change or to adequately maintain, upgrade and develop our computer network and the systems used to process customers' orders and payments could harm our business, prospects, financial condition and results of operations.

Issuances of our securities are subject to federal and state securities laws, and certain holders of common stock issued by us in prior offerings may be entitled to rescind their purchases.

        Issuances of securities are subject to federal and state securities laws. From November 1999 through September 2000, we offered and sold common stock to investors in various states. Certain of those offerings may not have complied with various requirements of applicable state securities laws. In such situations a number of remedies may be available to regulatory authorities and the investors who purchased common stock in those offerings, including, without limitation, a right of rescission, civil penalties, seizure of our assets, a restraining order or injunction, and a court order to pay restitution and costs. As a result, certain investors in our common stock may be entitled to return their shares to

Overstock and receive back from us the full price they paid, plus interest, which we estimate to be an aggregate amount of approximately $5.4 million (based on interest calculated through March 31, 2002).

We face risks relating to our inventory.

        We directly purchase some of the merchandise that we sell on our Websites. We assume the inventory damage, theft and obsolescence risks, as well as price erosion risks for products that we purchase directly. These risks are especially significant because some of the merchandise we sell at our Websites are characterized by rapid technological change, obsolescence and price erosion (for example, computer hardware, software and consumer electronics). In addition, we often do not receive warranties on the merchandise we purchase.

        In the recent past, we have recorded charges for obsolete inventory and have had to sell certain merchandise at a discount or loss. It is impossible to determine with certainty whether an item will sell for more than the price we pay for it. Because we rely heavily on purchased inventory, our success will depend on our ability to liquidate our inventory rapidly, the ability of our buying staff to purchase inventory at attractive prices relative to its resale value and our ability to manage customer returns and the shrinkage resulting from theft, loss and misrecording of inventory. If we are unsuccessful in any of these areas, we may be forced to sell our inventory at a discount or loss.

We may be liable if third parties misappropriate our customers' personal information.

        If third parties are able to penetrate our network security or otherwise misappropriate our customers' personal information or credit card information, or if we give third parties improper access to our customers' personal information or credit card information, we could be subject to liability. This liability could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. This liability could also include claims for other misuses of personal information, including unauthorized marketing purposes. These claims could result in litigation. Liability for misappropriation of this information could adversely affect our business. In addition, the Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if government agencies investigate our privacy practices.

        We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information such as customer credit card numbers. We cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the algorithms that we use to protect customer transaction data. If any such compromise of our security were to occur, it could harm our reputation, business, prospects, financial condition and results of operations. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. We cannot assure you that our security measures will prevent security breaches or that failure to prevent such security breaches will not harm our business, prospects, financial condition and results of operations.

We may expand our business internationally, causing our business to become increasingly susceptible to numerous international business risks and challenges that could affect our profitability.

        In the future, we may expand into international markets. International sales and transactions are subject to inherent risks and challenges that could adversely affect our profitability, including:

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  the need to develop new supplier and manufacturer relationships;

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  unexpected changes in international regulatory requirements and tariffs;

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  difficulties in staffing and managing foreign operations;

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  longer payment cycles from credit card companies;

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  greater difficulty in accounts receivable collection;

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  potential adverse tax consequences;

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  price controls or other restrictions on foreign currency; and

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  difficulties in obtaining export and import licenses.

        To the extent we generate international sales and transactions in the future, any negative impact on our international business could negatively impact our business. In particular, gains and losses on the conversion of foreign payments into United States dollars may contribute to fluctuations in our results of operations and fluctuating exchange rates could cause reduced gross revenues and/or gross margins from non-dollar-denominated international sales.

We are subject to intellectual property litigation.

        Third parties have, from time to time, claimed and may claim in the future that we have infringed their past, current or future intellectual property rights. We may become more vulnerable to such claims as laws such as the Digital Millennium Copyright Act are interpreted by the courts. We may be increasingly subject to infringement claims as the number of services and competitors in our segment grow. These claims, whether meritorious or not, could be time-consuming, result in costly litigation, cause service upgrade delays, require expensive changes in our methods of doing business or require us to enter into costly royalty or licensing agreements, if available. As a result, these claims could harm our business.

We may be subject to product liability claims that could be costly and time consuming.

        We sell products manufactured by third parties, some of which may be defective. If any product that we sell were to cause physical injury or injury to property, the injured party or parties could bring claims against us as the retailer of the product. Our insurance coverage may not be adequate to cover every claim that could be asserted. If a successful claim were brought against us in excess of our insurance coverage, it could adversely affect our business. Even unsuccessful claims could result in the expenditure of funds and management time and could have a negative impact on our business.

We may not be able to obtain trademark protection for our marks, which could impede our efforts to build brand identity.

        We have received Patent and Trademark Office actions in response to several of our trademark applications, indicating that several of our marks, including "Overstock Sports and Outdoors" and "Overstock Computers and Home Office," are descriptive, which means that the Patent and Trademark Office considers the marks as merely "descriptive" of the nature, quality or intended use of the goods or services. If our responses to these office actions are not successful, we would likely not be able to obtain registrations for these marks on the principal register, and this could impede our ability to protect these marks from use by other businesses or our competitors. In general, there can be no assurance that we will be able to secure significant protection for all of our service marks or trademarks, or that our applications will be successful. Our competitors or others could adopt product or service marks similar to our marks, or try to prevent us from using our marks, thereby impeding our ability to build brand identity and possibly leading to customer confusion. Any claim by another party against us or customer confusion related to our trademarks, or our failure to obtain trademark registration, would negatively affect our business.

Because we have not yet completed the goodwill impairment tests required as part of our adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," (SFAS 142) we may need to restate our March 31, 2002 financial statements to record an impairment charge shortly after the offering has been completed, which would adversely affect our operating results.

        We have not completed our evaluation of the recoverability of the carrying value of our goodwill, which totaled approximately $2,784,000 as of March 31, 2002. Although we have adopted SFAS 142 as of January 1, 2002, the standard allows us six months from the date of adoption to complete this evaluation and determine whether any impairment of our goodwill may exist. If we determine that impairment of our goodwill exists, we will be required to restate our financial statements for the three months ended March 31, 2002 in order to record an impairment charge, which would adversely affect our recorded operating results for that period.

Risks Relating to the Internet Industry

        Our success is tied to the continued use of the Internet and the adequacy of the Internet infrastructure.

        Our future revenues and profits, if any, substantially depend upon the continued widespread use of the Internet as an effective medium of business and communication. Factors which could reduce the widespread use of the Internet include:

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  actual or perceived lack of security of information or privacy protection;

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  possible disruptions, computer viruses or other damage to the Internet servers or to users' computers; and

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  excessive governmental regulation.

Customers may be unwilling to use the Internet to purchase goods.

        Our long-term future depends heavily upon the general public's willingness to use the Internet as a means to purchase goods. The failure of the Internet to develop into an effective commercial tool would seriously damage our future operations. E-commerce is a relatively new concept, and large numbers of customers may not begin or continue to use the Internet to purchase goods. The demand for and acceptance of products sold over the Internet are highly uncertain, and most e-commerce businesses have a short track record. If consumers are unwilling to use the Internet to conduct business, our business may not develop profitably.

The security risks of e-commerce may discourage customers from purchasing goods from us.

        In order for the e-commerce market to develop successfully, we and other market participants must be able to transmit confidential information securely over public networks. Third parties may have the technology or know-how to breach the security of customer transaction data. Any breach could cause customers to lose confidence in the security of our Websites and choose not to purchase from our Websites. If someone is able to circumvent our security measures, he or she could destroy or steal valuable information or disrupt our operations. Concerns about the security and privacy of transactions over the Internet could inhibit the growth of the Internet and e-commerce. Our security measures may not effectively prohibit others from obtaining improper access to our information. Any security breach could expose us to risks of loss, litigation and liability and could seriously disrupt our operations.

Credit card fraud could adversely affect our business.

        We do not carry insurance against the risk of credit card fraud, so the failure to adequately control fraudulent credit card transactions could reduce our net revenues and our gross margin. We have implemented technology to help us detect the fraudulent use of credit card information. However, we may in the future suffer losses as a result of orders placed with fraudulent credit card data even though the associated financial institution approved payment of the orders. Under current credit card practices, we are liable for fraudulent credit card transactions because we do not obtain a cardholder's signature. If we are unable to detect or control credit card fraud, our liability for these transactions could harm our business, results of operation or financial condition.

If one or more states successfully assert that we should collect sales or other taxes on the sale of our merchandise or the merchandise of third parties that we offer for sale on our Websites, our business could be harmed.

        We do not currently collect sales or other similar taxes for physical shipments of goods into states other than Utah. One or more local, state or foreign jurisdictions may seek to impose sales tax collection obligations on us and other out-of-state companies that engage in online commerce. Our business could be adversely affected if one or more states or any foreign country successfully asserts that we should collect sales or other taxes on the sale of our merchandise.

Existing or future government regulation could harm our business.

        We are subject to the same federal, state and local laws as other companies conducting business on the Internet. Today there are relatively few laws specifically directed towards conducting business on the Internet. However, due to the increasing popularity and use of the Internet, many laws and regulations relating to the Internet are being debated at the state and federal levels. These laws and regulations could cover issues such as user privacy, freedom of expression, pricing, fraud, quality of products and services, taxation, advertising, intellectual property rights and information security. Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy could also harm our business. For example, United States and foreign laws regulate our ability to use customer information and to develop, buy and sell mailing lists. The vast majority of these laws were adopted prior to the advent of the Internet, and do not contemplate or address the unique issues raised thereby. Those laws that do reference the Internet, such as the Digital Millennium Copyright Act, are only beginning to be interpreted by the courts and their applicability and reach are therefore uncertain. These current and future laws and regulations could harm our business, results of operation and financial condition.

Laws or regulations relating to privacy and data protection may adversely affect the growth of our Internet business or our marketing efforts.

        We are subject to increasing regulation at the federal, state and international levels relating to privacy and the use of personal user information. For example, we are subject to various telemarketing laws that regulate the manner in which we may solicit future suppliers and customers. Such regulations, along with increased governmental or private enforcement, may increase the cost of growing our business. In addition, several states have proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has adopted regulations regarding the collection and use of personal identifying information obtained from children under 13. Bills pending in Congress would extend online privacy protections to adults. Moreover, proposed legislation in this country and existing laws in foreign countries require companies to establish procedures to notify users of privacy and security policies, obtain consent from users for collection and use of personal information, and/or provide users with the ability to access, correct and delete personal information stored by us. We could become a party to a similar enforcement proceeding. These data protection regulations and enforcement efforts may restrict our ability to collect demographic and personal information from users, which could be costly or harm our marketing efforts.

Risks Relating to this Offering of Our Securities

Our management has broad discretion as to the use of the net proceeds from this offering.

        Our management has broad discretion as to the use of the net proceeds that we will receive from this offering. We cannot assure you that management will apply these funds effectively, nor can we assure you that the net proceeds from this offering will be invested in a manner yielding a favorable return. We intend to use approximately $3.0 million of the net proceeds of this offering to repay, in full, all outstanding indebtedness under a line of credit, with High Meadows Finance L.C. High Meadows Finance L.C. is owned by High Plains Investments, LLC, an entity controlled by Patrick M. Byrne, our President and Chief Executive Officer; John J. Byrne Jr., a member of our Board of Directors and the father of Patrick M. Byrne; and Cirque Properties, Inc., an entity owned by John J. Byrne, III, a brother of Patrick M. Byrne.

New investors in our common stock will experience immediate and substantial dilution of approximately $11.18 per share.

        The initial public offering price is substantially higher than the book value per share of our common stock. Investors purchasing common stock in this offering will, therefore, incur immediate dilution of $11.18 in net tangible book value per share of common stock. This dilution figure deducts the estimated underwriting discounts and commissions and estimated offering expenses payable from the initial public offering price. Investors will incur additional dilution upon the exercise of outstanding stock options.

Securities analysts may not initiate coverage of our common stock and this may have a negative impact on our common stock's market price.

        This offering is managed by only one underwriter, and there is no guarantee that securities analysts will cover our common stock after the completion of this offering. If securities analysts do not cover our common stock after the completion of this offering, the lack of research coverage may adversely affect our common stock's market price. As a result, you may be unable to sell your shares of common stock at or above the initial public offering price.

Market prices of technology and e-commerce companies have been highly volatile and the market for our stock may be volatile as well.

        The stock markets have experienced significant price and trading volume fluctuations, and the market prices of technology and e-commerce companies generally have been extremely volatile and have recently experienced sharp share price and trading volume changes in the first days and weeks after the securities were released for public trading. Investors may not be able to resell their shares at or above the initial public offering price. In the past, following periods of volatility in the market price of a public company's securities, securities class action litigation has often been instituted against that company. Such litigation could result in substantial cost and a diversion of management's attention and resources.

Our directors, executive officers and significant stockholders will continue to hold a substantial portion of our stock after this offering, which may lead to conflicts with other stockholders over corporate governance.

        Following the completion of this offering, our directors, executive officers and holders of 5% or more of our outstanding common stock will beneficially own approximately 52.9% of our outstanding common stock, including warrants and stock options exercisable within 60 days after May 3, 2002. High Plains Investments, LLC, an entity controlled by Patrick M. Byrne, our President and Chief Executive Officer, will beneficially own approximately 36.8% of our outstanding common stock after this offering. These stockholders, acting together, and High Plains Investments, LLC, acting alone, will be able to significantly influence all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as mergers or other business combinations. This control may delay, deter or prevent a third party from acquiring or merging with us, which in turn could reduce the market price of our common stock.

Our stock price may be volatile and you may lose all or a part of your investment.

        Our shares have not previously been publicly traded. Following this offering, the market price of our common stock may experience a substantial decline. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which are beyond our control, including:

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  changes in securities analysts' recommendations or estimates of our financial performance;

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  changes in market valuations of similar companies;

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  announcements by us or our competitors of significant contracts, new products, acquisitions, commercial relationships, joint ventures or capital commitments;

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  actual or anticipated fluctuations in our operating results; and

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  intellectual property or litigation developments.

        In addition, it is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. If this occurs, our stock price may decline.

We may need additional financing and may not be able to raise additional financing on favorable terms or at all, which could increase our costs and limit our ability to grow.

        We anticipate that we may need to raise additional capital in the future to continue our longer-term expansion plans, to respond to competitive pressures or to respond to unanticipated requirements. We cannot be certain that we will be able to obtain additional financing on commercially reasonable terms or at all. Our failure to obtain additional financing or our inability to obtain financing on acceptable terms could require us to limit our plans for expansion, incur indebtedness that has high rates of interest or substantial restrictive covenants, issue equity securities that will dilute your holdings or discontinue a portion of our operations.

We do not intend to pay dividends on our non-redeemable common stock, and you may lose the entire amount of your investment.

        We have never declared or paid any cash dividends on our non-redeemable common stock and do not intend to pay dividends on our non-redeemable common stock for the foreseeable future. We intend to invest our future earnings, if any, to fund our growth. Therefore, you will not receive any funds without selling your shares. We cannot assure that you will receive a positive return on your investment when you sell your shares or that you will not lose the entire amount of your investment.

Our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and the Delaware General Corporation Law contain anti-takeover provisions which could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.

        Several provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of our company even if that change in control would be beneficial to our stockholders. For example, only one-third of our board of directors will be elected at each of our annual meetings of stockholders, which will make it more difficult for a potential acquirer to change the management of our company, even after acquiring a majority of the shares of our common stock. These provisions, which cannot be amended without the approval of two-thirds of our stockholders, could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of our common stock. In addition, our board of directors, without further stockholder approval, may issue preferred stock, with such terms as the board of directors may determine, that could have the effect of delaying or preventing a change in control of our company. The issuance of preferred stock could also adversely affect the voting powers of the holders of common stock, including the loss of voting control to others. We are also afforded the protections of Section 203 of the Delaware General Corporation Law, which could delay or prevent a change in control of our company or could impede a merger, consolidation, takeover or other business combination involving our company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

There may be sales of substantial amounts of our common stock after this offering, which could cause our stock price to fall.

        Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market in the near future. After this offering, 14,292,404 shares of common stock will be outstanding, excluding exercises of options or warrants after March 31, 2002. All of the shares sold in this offering will be freely tradable, except for shares purchased by holders subject to lock-up agreements or our registration rights agreement or by any of our existing "affiliates," as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors or 10% stockholders. The remaining shares of common stock outstanding after this offering will be restricted as a result of securities laws, our registration rights agreement or lock-up agreements with WR Hambrecht+Co. that restrict holders' ability to transfer their stock for 180 days after the date of this prospectus. Of these shares, 109,817 will be available for sale in the public market as of the date of this prospectus; 542,195 will be available for sale in the public market 90 days after the date of this prospectus; 9,461,437 will be available for sale in the public market 180 days after the date of this prospectus; and 1,178,955 will be available for sale in the public market at various times thereafter. WR Hambrecht+Co. may, however, waive the 180-day lock-up period at any time for any stockholder. Sales of a substantial number of shares of our common stock within a short period of time after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

        In May 2002, we entered into a Registration and Expenses Agreement with Amazon.com NV Investment Holdings, Inc., a holder of 845,000 shares of our common stock and the selling stockholder in this offering. Pursuant to this agreement, we have agreed to register all of Amazon's shares in this offering, and Amazon has agreed to sell all of its shares in this offering, subject to certain conditions. In particular, Amazon's agreement to sell all of its shares in this offering is conditioned upon an initial public offering price of at least $11.83 per share, and the sale of not less than all of its shares. If these conditions are not met, Amazon has the right, subject to certain conditions, but not the obligation to include up to all of its shares in this offering. If Amazon elects not to sell all of its shares in this offering, Amazon has informed us that they intend to sell any unsold shares as soon as they are able under applicable securities laws. Under Rule 144, commencing ninety days after the completion of this offering, Amazon would be able to sell all of such shares, subject to the volume restrictions described in "Shares Eligible for Future Sale." Further, commencing on November 17, 2002, Amazon would be able to sell all such shares without regard to the volume restrictions. Sales by Amazon of its shares in the public trading market, or the perception that such shares are available for sale, could have a depressant effect on our stock price.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance and include, but are not limited to, statements concerning:

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  the anticipated benefits and risks of our commission-based third party relationships, business relationships and acquisitions;

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  our ability to attract certain retail and business customers;

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  the anticipated benefits and risks associated with our business strategy;

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  our future operating results and the future value of our common stock;

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  the anticipated size or trends of the market segments in which we compete and the anticipated competition in those markets;

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  potential government regulation;

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  our future capital requirements and our ability to satisfy our capital needs;

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  the anticipated use of the proceeds realized from this offering;

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  the anticipated addition of key personnel;

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  possible expansion into international markets;

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  the potential for additional issuances of our securities;

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  the possibility of future warehouse sales;

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  our plans to devote substantial resources to our sales and marketing teams;

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  our belief that our current investors will continue to support the business if and when cash needs arise;

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  the possibility of future acquisitions of businesses, products or technologies;

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  our belief that we can continue to attract customers in a cost-efficient manner;

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  our strategy to develop strategic business relationships with additional wholesalers and distributors;

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  our belief that current or future litigation will likely not have a material adverse effect on our business; and

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  our belief that certain of our stockholders are unlikely to exercise any rights of recission or certain other remedies that they may possess.

        Furthermore, in some cases, you can identify forward-looking statements by terminology such as may, will, could, should, expect, plan, intend, anticipate, believe, estimate, predict, potential or continue, the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the Risk Factors section above. These factors may cause our actual results to differ materially from any forward-looking statement.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of our 2,155,000 shares of common stock in this offering will be approximately $27.2 million, based on an assumed initial public offering price of $14.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, or $33.2 million if the underwriters' over-allotment option is exercised in full.

        The principal purpose of this offering is to create a public market for our common stock. We intend to use approximately $3.0 million of the net proceeds of this offering to repay, in full, all outstanding indebtedness under a line of credit, to High Meadows Finance L.C., which matures on June 1, 2002 and bears a per annum interest rate equal to 3.5% plus the rate of interest announced from time to time by Wells Fargo Bank & Company (or any successor bank thereto) as its "Prime Rate". High Meadows Finance L.C. is owned by High Plains Investments, LLC, an entity controlled by Patrick M. Byrne, our President and Chief Executive Officer; John J. Byrne Jr., a member of our Board of Directors and the father of Patrick M. Byrne; and Cirque Properties, Inc., an entity owned by John J. Byrne, III, the brother of Patrick M. Byrne. We expect to use the balance of the net proceeds of this offering as follows:

  •
  An estimated $3 million to $6 million for expansion of our marketing and sales activity;

  •
  An estimated $1 to $2 million for capital expenditures; and

  •
  The remainder of the net proceeds will be used for opportunistic inventory purchases as well as general corporate purposes and working capital. In addition, we may use a portion of the net proceeds to acquire complementary technologies or businesses. However, we currently have no commitments or agreements and are not involved in any negotiations with respect to any such transactions.

The amounts we actually expend for working capital and other general corporate purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash that we generate from operations. As a result, we will retain broad discretion over the allocation of the net proceeds of this offering. Pending the uses listed above, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. We cannot predict whether the proceeds invested will yield a favorable return.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on shares of our non-redeemable common stock. We currently intend to retain our earnings for future growth and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our results of operations, financial conditions, contractual and legal restrictions and other factors the board deems relevant.

        Certain offerings of our common stock may not have complied with various requirements of applicable state securities laws. As such, certain investors in our common stock may be entitled to return their shares to us and receive back from us the full price they paid, plus interest. Although no investors have attempted to exercise a right of rescission, and although we have never declared or paid any cash dividends on shares of our common stock that may be subject to rescission, we have recorded "interest," which may be payable on these securities if the rescission rights are exercised, as a deemed dividend in our financial statements. If an investor does attempt to exercise a right of rescission, the interest attributable to their securities would likely become payable in cash.

CAPITALIZATION

        The following table sets forth our capitalization at March 31, 2002:

  •
  On an actual basis;

  •
  On a pro forma basis which includes the conversion of all of our outstanding shares of Series A preferred stock into common stock upon the completion of this offering; and

  •
  On a pro forma as adjusted basis to reflect:

  •
  the receipt of the net proceeds from the sale of 2,155,000 shares of common stock offered by us at an assumed initial public offering price of $14.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses;

  •
  the repayment of existing indebtedness in the amount of approximately $3.0 million; and

  •
  the conversion of all of our outstanding shares of Series A preferred stock into common stock upon the completion of this offering.

        You should read the information below in conjunction with the Consolidated Financial Statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	As of March 31, 2002 (unaudited)
	Actual	Pro Forma	Pro Forma As Adjusted
		(in thousands)
Cash and cash equivalents	$7,902	$7,902	$32,092

Total indebtedness	$3,227	$3,227	$227

Redeemable securities:
Series A redeemable preferred stock, $0.0001 par value, 1,764,000 shares authorized, 959,000, zero and zero shares issued and outstanding	$6,582	$—	$—
Redeemable common stock, $0.0001 par value, 851,000 shares issued and outstanding	5,395	5,395	5,395

Total redeemable securities	11,977	5,395	5,395

Stockholders' equity:
Common stock, $0.0001 par value, 15,879,000 shares authorized, 10,363,000, 11,322,000 and 13,477,000 shares issued and outstanding	1	1	1
Additional paid-in capital	62,994	69,576	96,766
Accumulated deficit	(53,818)	(53,818)	(53,818)
Unearned stock-based compensation	(5,033)	(5,033)	(5,033)
Treasury stock, 35,000 shares at cost	(100)	(100)	(100)

Total stockholders' equity	$4,044	$10,626	$37,816

Total capitalization	$19,248	$19,248	$43,438

        The shares of common stock to be outstanding in the pro forma and pro forma as adjusted column exclude:

  •
  1,478,709 shares of our common stock subject to options issued at a weighted average exercise price of $4.87 under our 1999 Stock Option Plan and the Gear.com, Inc. Restated 1998 Stock Option Plan as of March 31, 2002;

  •
  1,122,200 shares of our common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $5.60 per share as of March 31, 2002;

  •
  101,122 shares of our common stock subject to options issued at a weighted average exercise price of $11.90 under our 2002 Stock Option Plans as of May 3, 2002.

  •
  366,597 shares of our common stock reserved for issuance under our 1999 Stock Option Plan as of March 31, 2002;

  •
  333,009 shares of common stock reserved for issuance under our 2000 Stock Purchase Plan as of March 31, 2002;

  •
  537,558 shares of common stock reserved for issuance under our 2002 Stock Plan as of May 3, 2002; and

  •
  up to 450,000 shares that could be sold to the underwriters upon exercise of their option to purchase additional shares to cover over-allotments.

DILUTION

        Our net tangible book value at March 31, 2002, was approximately $13.1 million, or $1.18 per share. Net tangible book value per share is equal to our total tangible assets less our total liabilities, divided by the total number of shares of our common stock outstanding.

        After giving effect to the conversion of 958,612 shares of our Series A preferred stock upon the completion of this offering, our net tangible book value at March 31, 2002, was approximately $1.08 per share.

        After giving effect to the sale of 2,155,000 shares of our common stock in this offering at an assumed initial public offering price of $14.00 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at March 31, 2002 would have been approximately $40.3 million, or $2.82 per share. This represents an immediate increase in net tangible book value of $1.74 per share to existing stockholders and an immediate dilution of $11.18 per share to new investors purchasing shares of our common stock in this offering.

        The following table illustrates the per share dilution to the new investors:

Assumed public offering price per share		$14.00
Pro forma net tangible book value per share as of March 31, 2002	$1.08
Increase in net tangible book value per share attributable to this offering	1.74

Pro forma net tangible book value per share as adjusted after offering		2.82

Dilution per share to new investors in this offering		$11.18

        If the underwriters exercise their over-allotment option in full, there will be an increase in pro forma as adjusted net tangible book value to $3.15 per share to existing stockholders and an immediate dilution in pro forma as adjusted net tangible book value of $10.85 to new investors.

        The following table summarizes, on a pro forma basis as of March 31, 2002, the total number of stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by the existing stockholders and by the new investors in this offering before deducting the underwriting commissions and discounts and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	12,137,404	84.9%	$49,728,000	62.2%	$4.10
New investors	2,155,000	15.1	30,170,000	37.8	14.00

Total	14,292,404	100.0%	$79,898,000	100.0%

        If the underwriters exercise their over-allotment option in full, our existing stockholders would own 82.3% and our new investors would own 17.7% of the total number of shares of our common stock outstanding after this offering.

        Assuming the exercise in full of all options and warrants outstanding and exercisable as of March 31, 2002, the average price per share paid by our existing stockholders would be increased by $0.19 per share to $4.29 per share.

SELECTED FINANCIAL DATA

        The following selected consolidated financial data as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001, are derived from our consolidated financial statements that have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included elsewhere in this prospectus. The consolidated financial data as of December 31, 1997, 1998 and 1999 and for each of the two years in the period ended December 31, 1998, are derived from consolidated financial statements, which have been audited but are not contained herein. We derived the consolidated financial data as of March 31, 2001 and 2002 and for each of the three months then ended, from our unaudited interim consolidated financial statements included elsewhere in this prospectus. In management's opinion, these unaudited statements have been prepared on substantially the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the consolidated financial information for the periods presented. The historical results do not necessarily indicate results expected for any future period. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related notes thereto included elsewhere in this prospectus.

	Year ended December 31,					Three months ended March 31, (unaudited)
	1997	1998	1999	2000	2001	2001	2002
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Direct revenue	$739	$584	$1,835	$21,762	$35,243	$8,282	$10,029
Commission revenue	—	—	—	867	3,965	501	1,659
Warehouse revenue	—	—	—	2,894	795	795	379

Total revenue	739	584	1,835	25,523	40,003	9,578	12,067
Cost of goods sold(1)	665	525	2,029	27,812	34,640	8,549	9,990

Gross profit (loss)	74	59	(194)	(2,289)	5,363	1,029	2,077

Operating expenses:
Sales and marketing expenses(2)	68	340	4,948	11,376	5,784	1,413	1,219
General and administrative expenses(2)	651	1,099	3,230	7,556	9,441	2,128	2,802
Amortization of goodwill	—	—	—	226	3,056	774	—
Amortization of stock-based compensation	—	—	—	—	649	67	846

Total operating expenses	719	1,439	8,178	19,158	18,930	4,382	4,867

Operating loss	(645)	(1,380)	(8,372)	(21,447)	(13,567)	(3,353)	(2,790)
Interest income	—	—	52	241	461	72	22
Interest expense	(16)	(55)	(37)	(73)	(729)	(62)	(240)
Other income (expense), net	—	26	—	(33)	29	7	1

Net loss	(661)	(1,409)	(8,357)	(21,312)	(13,806)	(3,336)	(3,007)
Deemed dividend related to redeemable common stock	—	—	(4)	(210)	(404)	(100)	(111)
Deemed dividend related to beneficial conversion feature of preferred stock	—	—	—	—	—	—	(6,607)

Net loss attributable to common shares	$(661)	$(1,409)	$(8,361)	$(21,522)	$(14,210)	$(3,436)	$(9,725)

Net loss per common share	—	$(1.57)	$(4.63)	$(3.63)	$(1.29)	$(0.32)	$(0.87)
Weighted average common shares outstanding	—	897	1,804	5,922	10,998	10,596	11,171
Net loss as reported	$(661)	$(1,409)	$(8,357)	$(21,312)	$(13,806)	$(3,336)	$(3,007)
Add back amortization of goodwill(3)	—	—	—	226	3,056	774	—

Adjusted net loss	$(661)	$(1,409)	$(8,357)	$(21,086)	$(10,750)	$(2,562)	$(3,007)
Net loss per common share as reported	$—	$(1.57)	$(4.63)	$(3.63)	$(1.29)	$(0.32)	$(0.87)
Add back amortization of goodwill(3)	—	—	—	0.04	0.28	0.07	—

Adjusted net loss per common share	$—	$(1.57)	$(4.63)	$(3.59)	$(1.01)	$(0.25)	$(0.87)

(1) Amounts include stock-based compensation of	—	—	—	—	78	5	102

(2) Amounts exclude stock-based compensation as follows:
Sales and marketing expenses	—	—	—	—	14	1	22
General and administrative expenses	—	—	—	—	635	66	824

	—	—	—	—	649	67	846

(3)
Reflects non-amortization of goodwill provision of SFAS 142.

	As of December 31,					As of March 31,
	1997	1998	1999	2000	2001	2001	2002
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$25	$—	$2,563	$8,348	$3,729	$1,511	$7,902
Working capital	(707)	(639)	1,253	6,440	3,071	8,375	7,487
Total assets	71	104	5,735	30,401	21,714	24,515	25,256
Total indebtedness	432	300	378	3,591	4,677	536	3,227
Redeemable securities	—	—	505	4,930	5,284	5,030	11,977
Stockholders' equity	(661)	(839)	1,835	12,349	5,980	14,163	4,044

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our Consolidated Financial Statements and the related Notes thereto. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions, as set forth under "Special Note Regarding Forward-Looking Statements." Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth in the following discussion and under "Risk Factors," "Business" and elsewhere in this prospectus.

Overview

        We are a leading online "closeout" retailer offering discount brand name merchandise, including bed-and-bath goods, kitchenware, watches, jewelry, electronics, sporting goods and designer accessories. Our company, based in Salt Lake City, Utah, was founded in 1997, and we launched our first Website in March 1999.

        Our revenue is comprised of direct revenue, commission revenue and warehouse revenue. No single customer accounts for more than 1% of our total revenue. Direct revenue includes sales made to individual consumers and businesses, which are fulfilled from our warehouse in Salt Lake City, Utah. We generate business-to-business (B2B) sales when we contact retailers by phone and offer them our merchandise below wholesale prices, allowing them an opportunity to be more price-competitive in their local markets. After we establish a relationship with a B2B client, the client sometimes places subsequent orders directly through our B2B Website. Our B2B calling effort began in October 2001, so our historical direct revenue has predominantly been based on individual consumer purchases made directly through our consumer Website. In February 2002, we implemented a policy intended to reduce the number of returned products. This new policy provides that we will not accept product returns initiated more than fifteen days after purchase.

        Our commission revenue is derived from two sources, consumer commission revenue and B2B commission revenue. Consumer commission revenue is generated when we receive commissions for selling the merchandise of other retailers, cataloguers or manufacturers through our consumer Website. We do not own or physically handle the merchandise for these transactions, as the entities with which we have a commission-based, third-party relationship ship the products directly to the end customer. Similar to the manner in which we generate consumer commission revenue, we generate B2B commission revenue when we receive commissions for selling the merchandise of third parties through our B2B Website. No third party accounts for more than 10% of the commission products sold through our Websites.

        Our warehouse revenue is derived from sales that liquidate residual products from large bulk purchases of inventory. These products cannot be economically sold on our Websites due to their low price points, bulk, irregular size or other factors. Warehouse sales are held in various physical locations when sufficient residual product has been accumulated. We held our first warehouse sale from November 2000 to January 2001, primarily to liquidate residual products from the purchase of the entire inventory of a distressed toy retailer. We initiated a second warehouse sale in February 2002, primarily to liquidate residual products from our acquisition of Gear.com. These sales have occurred in Salt Lake City, Utah, and may occur in other locations in the future.

        Cost of goods sold for direct revenue primarily consists of the cost of the product, as well as inbound and outbound freight, fixed warehouse costs, warehouse handling costs, credit card fees, and customer service costs. For commission revenue, cost of goods sold includes credit card fees and customer service costs. As commission revenue grows in relation to direct sales, gross margins improve because third party commissions have higher gross margins than direct sales. However, B2B gross margins are typically less than individual consumer gross margins. Therefore, future overall gross margins will be impacted by the blend of net revenues from these sales channels. Cost of goods sold also includes stock-based compensation for each related period.

        Sales and marketing expenses consist primarily of advertising, public relations and promotional expenditures, as well as payroll and related expenses for personnel engaged in marketing and selling activities.

        General and administrative expenses consist of wages and benefits for executive, accounting and administrative personnel, rents and utilities, travel and entertainment, depreciation and amortization and other general corporate expenses.

        Amortization of goodwill results from the acquisition of Gear.com, Inc. in November 2000. We acquired Gear.com, an online sporting goods company that was based in Seattle, Washington in November 2002 for 2.1 million shares of our common stock and the assumption of $2.1 million in liabilities. The acquisition of Gear.com was accounted for using the purchase method of accounting, for which we recorded goodwill of approximately $6.1 million. The assets we acquired included cash, inventory, prepaid expenses, property and equipment of $3.5 million, $3.6 million, $495,000 and $787,000, respectively. Following the acquisition date, we directed the traffic from the Gear.com Website to the sporting goods section of the Overstock.com Website, the warehouse operations of Gear.com were closed and the inventory was moved to our warehouse facility in Salt Lake City. Subsequent to the acquisition date, the operations of Gear.com ceased, and Gear.com was dissolved.

        We have recorded no provision or benefit for federal and state income taxes as we have incurred net operating losses for each period since inception. As of December 31, 2001, we had $54.4 million of net operating loss carryforwards, of which $18.2 million is subject to limitation. These net operating loss carryforwards will begin to expire in 2018. We have provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, because of uncertainty regarding its realizability (see Note 17 of Notes to Financial Statements).

        During the three months ended March 31, 2002, we recorded a deemed dividend of $6.6 million representing the beneficial conversion feature related to the issuance of 958,612 shares of Series A preferred stock. The amount of the beneficial conversion feature was established at the date of issuance resulting from the difference between the sales price of $6.89 per share, which is also the conversion price since the shares of Series A preferred stock when issued were immediately convertible into shares of common stock on a one-to-one basis, and the deemed fair value of common shares of $14.00 per share on the date of issuance. The difference of $7.11 per share of Series A preferred stock, or $6.8 million, would normally be the beneficial conversion feature, except that Emerging Issues Task Force Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," limits the total amount of the beneficial conversion feature to the $6.6 million of proceeds from the sale of the 958,612 shares of Series A preferred stock.

        Both direct and commission revenue are seasonal, with revenues historically being the highest in the fourth quarter, reflecting higher consumer holiday spending. We anticipate this will continue in the foreseeable future. With the exception of our acquisition of Gear.com, we have achieved our historical growth from internal operations.

Critical Accounting Policies

        Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Our critical accounting policies are as follows:

  •
  revenue recognition;

  •
  estimating valuation allowances and accrued liabilities, specifically, the reserve for returns and the allowance for obsolete and damaged inventory;

  •
  accounting for income taxes; and

  •
  valuation of long-lived and intangible assets and goodwill.

        Revenue recognition.    We derive our revenue from three sources: (i) direct revenue, which are individual sales made to consumers and businesses; (ii) commission revenue, which includes consumer commission revenue and B2B commission revenue; and (iii) warehouse revenue, derived from liquidation sales of residual products from large bulk purchases of inventory. Both direct revenue and commission revenue are recorded net of returns as well as coupons redeemed by customers. As described below, significant management judgments and estimates must be made and used in connection with the revenue recognized in any accounting period.

        For sales transactions, we comply with the provisions of Staff Accounting Bulletin 101 "Revenue Recognition" which states that revenue should be recognized when the following four revenue recognition criteria are met: (1) persuasive evidence of an arrangement exists; (2) the product has been shipped and the customer takes ownership and assumes the risk of loss; (3) the selling price is fixed or determinable; and (4) collection of the resulting receivable is reasonably assured. We generally require payment by credit card at the point of sale. Any amounts received prior to when we ship the goods to customers are deferred.

        Reserve for returns and the allowance for obsolete and damaged inventory.    Our management must make estimates of potential future product returns related to current period revenue. Management analyzes historical returns, current economic trends and changes in customer demand and acceptance of our products when evaluating the adequacy of the sales returns and other allowances in any accounting period. The reserve for returns was $496,000 as of December 31, 2001.

        Overstock writes down its inventory for estimated obsolescence or damage equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required. Our inventory balance was $7.6 million, net of allowance for obsolescence or damaged inventory of $943,000 as of December 31, 2001.

        Accounting for income taxes.    Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. As of December 31, 2001, we have recorded a full valuation allowance of $21.8 million against our net deferred tax asset balance due to uncertainties related to our deferred tax assets as a result of our history of operating losses. The valuation allowance is based on our estimates of taxable income by jurisdiction in which we operate and the period over which our deferred tax assets will be recoverable. In the event that actual results differ from these estimates or we adjust these estimates in future periods, we may need to change the valuation allowance, which could materially impact our financial position and results of operations.

        Valuation of long-lived and intangible assets and goodwill.    Overstock records an asset impairment charge when it believes an asset has experienced a decline in value that is other than temporary. Future adverse changes in market conditions or poor operating results of underlying investments could result in losses or an inability to recover the carrying value of the asset that may not be reflected in an asset's current carrying value, thereby possibly requiring an impairment charge in the future. Net intangible assets, long-lived assets and goodwill amounted to $8.4 million as of December 31, 2001.

Results of Operations

        The following table sets forth our results of operations expressed as a percentage of total revenue for 1999, 2000 and 2001.

	Year ended December 31,			Three months ended March 31, (unaudited)
	1999	2000	2001	2001	2002
	(as a percentage of total revenue)
Direct revenue	100.0%	85.3%	88.1%	86.5%	83.2%
Commission revenue	—	3.4	9.9	5.2	13.7
Warehouse revenue	—	11.3	2.0	8.3	3.1

Total revenue	100.0	100.0	100.0	100.0	100.0
Cost of goods sold(1)	110.6	109.0	86.6	89.3	82.8

Gross profit (loss)	(10.6)	(9.0)	13.4	10.7	17.2

Operating expenses:
Sales and marketing expenses(2)	269.6	44.6	14.5	14.8	10.1
General and administrative expenses(2)	176.0	29.6	23.6	22.1	23.2
Amortization of goodwill	—	0.9	7.6	8.1	—
Amortization of stock-based compensation	—	—	1.6	0.7	7.0

Total operating expenses	445.6	75.1	47.3	45.7	40.3

Operating loss	(456.2)	(84.1)	(33.9)	(35.0)	(23.1)
Interest income	2.8	0.9	1.2	0.8	0.2
Interest expense	(2.0)	(0.3)	(1.8)	(0.6)	(2.0)
Other income (expense), net	—	(0.1)	0.1	0.1	0.0

Net loss	(455.4)	(83.6)	(34.4)	(34.7)	(24.9)

(1) Amounts include stock-based compensation of	—	—	0.2%	0.1%	0.8%

(2) Amounts exclude stock-based compensation as follows:
Sales and marketing expenses	—	—	0.0%	0.0%	0.2%
General and administrative expenses	—	—	1.6	0.7	6.8

	—	—	1.6%	0.7%	7.0%

Comparison of Three Months Ended March 31, 2001 and 2002

  Revenue

        "Direct revenue" refers to the selling price of merchandise that we sell and fulfill. "Commission revenue" refers to the commissions we receive for selling third party merchandise through our Websites. "Warehouse revenue" refers to the sales that liquidated the residual products from large bulk purchases. Both direct revenue and commission revenue are recorded net of returns and net of coupons redeemed by customers. Total revenue (sum of direct revenue, commission revenue and warehouse revenue) grew from $9.6 million during the first quarter of 2001, to $12.1 million during the first quarter of 2002, representing growth of 26%. During this same period, direct revenue increased from $8.3 million to $10.0 million, or a 21% growth. A portion of this increase is due to the commencement of B2B sales in the latter portion of 2001. Additionally, our returns decreased in dollar value and as a percentage of sales, as a result of a new returns policy. Commission revenue grew from $501,000 to $1.7 million, representing growth of 231% due to the increased volume of our commission business. During the first quarter of 2001, warehouse revenue was $795,000 compared to $379,000 during the same period in 2002. This decrease was due to the amount of inventory available and the respective size of the warehouse sales. For the warehouse sale in 2001, we liquidated the remnants of an inventory purchase from Toytime.com. This compares to the smaller liquidation of the remnants of the Gear.com inventory in 2002. The gross merchandise sales of goods sold directly by us and on behalf of third parties were $15.9 million in the first quarter of 2001 and $21.4 million in the first quarter of 2002, an increase of 36%.

  Cost of Goods Sold

        Cost of goods sold consists primarily of the costs of merchandise sold to customers, fixed warehouse costs, warehouse handling costs, inbound and outbound shipping costs, credit card fees and customer service costs. Cost of goods sold increased in absolute dollars from $8.5 million, or 89% of total revenue for the first quarter of 2001, to $10.0 million, or 83% of total revenue during the first quarter of 2002. The decrease in cost of goods sold as a percentage of total revenue was a result of efficiencies and improvements in our warehouse operations and lower product related costs due to larger quantities of products purchased as our business has grown. Cost of goods sold also includes stock-based compensation of $5,000 and $102,000 for the three months ended March 31, 2001 and 2002, respectively.

  Operating Expenses

        Sales and marketing.    Sales and marketing expenses decreased from $1.4 million, or 15% of total revenue during the first quarter of 2001, to $1.2 million, or 10% of total revenue during the first quarter of 2002. This decrease in absolute dollars and as a percentage of total revenue was due to more targeted marketing spending and a decrease in online advertising rates.

        General and administrative.    General and administrative expenses increased from $2.1 million during the first three months of 2001, to $2.8 million during the first quarter of 2002, representing 22% and 23% of total revenue, respectively. The increase in absolute dollars was due primarily to the increase of our operations necessary to manage our continued growth.

        Amortization of goodwill.    Amortization of goodwill was $774,000 during the first quarter of 2001. Effective January 2002, under Statement of Financial Accounting Standards (SFAS) No. 142, we will no longer amortize goodwill, but will evaluate it periodically for impairment.

        Amortization of stock-based compensation.    Stock-based compensation increased by $779,000 to $846,000 for the three months ended March 31, 2002, from $67,000 for the three months ended March 31, 2001. The increase in stock-based compensation is due to the increase in the number of options granted during the first quarter of 2002, compared to the options granted during first quarter of 2001, plus the amortization of stock based compensation related to options granted during 2001 with strike prices near or less than the fair value of the underlying stock. We expect amortization of stock-based compensation in future periods to remain at high levels compared with historic periods due to increased stock option activity during the fourth quarter of 2001 and the first quarter of 2002 that resulted in the recording of significant stock-based compensation.

Comparison of Years Ended December 31, 2000 and 2001

  Revenue

        Total revenue grew from $25.5 million in 2000, to $40.0 million in 2001, representing growth of 57%. During this same period, direct revenue increased from $21.8 million to $35.2 million or a 61% growth, and commission revenue grew from $867,000 to $4.0 million representing growth of 361%. Warehouse revenue was $2.9 million in 2000 and $795,000 in 2001, resulting from a warehouse sale we held from November 2000 to January 2001. The decrease in warehouse revenue from 2000 to 2001 was due to the fact that two months of the warehouse sale occurred in 2000 compared to only one month during 2001. We initiated a second warehouse sale in February 2002, primarily to liquidate residual products from our acquisition of Gear.com. The increase in total revenue was due primarily to an increase in the number of both direct and commission orders and in the average order size. Also, since we began making commission sales in May 2000, there are four additional months of commission revenue in 2001 compared to 2000. The gross merchandise sales of goods sold directly by us and on behalf of third parties were $36.1 million in 2000 and $69.3 million in 2001, an increase of 92%.

  Cost of Goods Sold

        Cost of goods sold increased in absolute dollars from $27.8 million, or 109% of total revenue in 2000, to $34.6 million, or 87% of total revenue in 2001. The decrease in cost of goods sold as a percentage of total revenue in 2001 compared to 2000 was a result of economies of scale achieved through an increased number of sales transactions and efficiencies in operations. These efficiencies include, but are not limited to, efficiencies in the actual costs paid to suppliers for goods, freight and handling costs, the costs of customer service and returns. In 2001, cost of goods sold also includes $78,000 of stock-based compensation.

  Operating Expenses

        Sales and marketing.    Sales and marketing expenses decreased from $11.4 million in 2000, to $5.8 million in 2001. The decrease in marketing costs in both absolute dollars and as a percentage of total revenue as compared to 2000 was due to more effective and targeted marketing spending, reduced off-line spending and a decrease in online advertising rates. Sales and marketing expenses were 45% and 15% of total revenue for 2000 and 2001, respectively.

        General and administrative.    General and administrative expenses increased from $7.6 million in 2000, to $9.4 million in 2001 representing 30% and 24% of total revenue, respectively. The increase in absolute dollars was due primarily to new business development and the staffing necessary to manage and support our growth. General and administrative personnel increased from 46 employees at the end of 2000, to 65 employees at the end of 2001. The decrease in general and administrative expense as a percentage of total revenue was a result of economies of scale achieved through increased sales volume and the allocation of general and administrative expenses over a substantially larger revenue base.

        Amortization of goodwill.    Amortization of goodwill increased from $226,000, in 2000, to $3.1 million in 2001. This increase was due to a full year of amortization in 2001, compared to just one month's amortization in 2000. From November 28, 2000, the date of the Gear.com acquisition, to December 2001, $3.3 million of the total goodwill of $6.1 million was amortized. Effective January 2002, under Statement of Financial Accounting Standards (SFAS) No. 142, the remaining goodwill will no longer be amortized but will be evaluated periodically for impairment.

  Other Expenses

        Income taxes.    We incurred net operating losses in 2000 and 2001, and consequently paid insignificant amounts of federal, state and foreign income taxes. As of December 31, 2001, we had $54.4 million of net operating loss carryforwards, of which $18.2 million is subject to limitation. These net operating loss carryforwards will begin to expire in 2018.

Comparison of Years Ended December 31, 1999 and 2000

        The trends discussed in the comparisons of operating results for 2000 and 2001 generally apply to the comparison of results of operations for 1999 and 2000, except for differences discussed below.

  Revenue

        Our direct revenue increased from $1.8 million in 1999, to $21.8 million in 2000. Commission revenue commenced in May of 2000. Warehouse revenue was $2.9 million and resulted from the warehouse sale that commenced in November 2000. No warehouse sales were held in 1999. The gross merchandise sales of goods sold directly by us and on behalf of third parties were $1.8 million in 1999, and $36.1 million in 2000.

  Cost of Goods Sold

        Cost of goods sold.    Our cost of goods sold increased from $2.0 million in 1999, to $27.8 million in 2000. As a percentage of total revenue, cost of goods sold decreased slightly from 111% to 109%.

  Operating Expenses

        Sales and marketing.    Our sales and marketing expenses increased from $4.9 million in 1999, to $11.4 million in 2000. The increase reflects the hiring of additional sales and marketing personnel in connection with the building of our operations. Sales and marketing expenses accounted for 270% of total revenue in 1999 and 45% of total revenue in 2000. The increase in the aggregate dollar value of advertising expenses was primarily attributable to expansion of our online and print advertising, public relations, other promotional expenditures and related expenses required in promoting the Overstock brand, as well as increased personnel.

        General and administrative.    General and administrative expenses increased from $3.2 million in 1999 to $7.6 million in 2000. These costs represented 176% of total revenue in 1999 and 30% of total revenue in 2000.

Quarterly Results of Operations

        The following tables set forth our unaudited quarterly results of operations data for the nine most recent quarters for the period ended March 31, 2002, as well as such data expressed as a percentage of our total revenue for the periods presented. The information in the table below should be read in conjunction with our Financial Statements and the Notes thereto included elsewhere in this prospectus. We have prepared this information on the same basis as the Financial Statements and the information includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair statement of our financial position and operating results for the quarters presented. Our quarterly operating results have varied substantially in the past and may vary substantially in the future. You should not draw any conclusions about our future results from the results of operations for any particular quarter.

	Three months ended
	Mar. 31, 2000	Jun. 30, 2000	Sept. 30, 2000	Dec. 31, 2000	Mar. 31, 2001	Jun. 30, 2001	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Direct revenue	$2,257	$3,737	$4,106	$11,662	$8,282	$6,709	$7,860	$12,392	$10,029
Commission revenue	—	58	233	576	501	698	884	1,882	1,659
Warehouse revenue	—	—	—	2,894	795	—	—	—	379

Total revenue	2,257	3,795	4,339	15,132	9,578	7,407	8,744	14,274	12,067
Cost of goods sold(1)	2,835	4,531	5,031	15,415	8,549	6,658	7,744	11,689	9,990

Gross profit (loss)	(578)	(736)	(692)	(283)	1,029	749	1,000	2,585	2,077

Operating expenses:
Sales and marketing expenses(2)	4,376	1,581	2,279	3,140	1,413	1,710	1,230	1,431	1,219
General and administrative expenses(2)	1,532	1,810	1,592	2,622	2,128	2,170	2,402	2,741	2,802
Amortization of goodwill	—	—	—	226	774	764	759	759	—
Amortization of stock-based compensation	—	—	—	—	67	113	145	324	846

Total operating expenses	5,908	3,391	3,871	5,988	4,382	4,757	4,536	5,255	4,867

Operating loss	(6,486)	(4,127)	(4,563)	(6,271)	(3,353)	(4,008)	(3,536)	(2,670)	(2,790)
Interest income	23	61	67	90	72	315	26	48	22
Interest expense	(8)	(11)	(17)	(37)	(62)	(104)	(278)	(285)	(240)
Other income (expense), net	3	6	(34)	(8)	7	14	(2)	10	1

Net loss	(6,468)	(4,071)	(4,547)	(6,226)	(3,336)	(3,783)	(3,790)	(2,897)	(3,007)
Deemed dividend related to redeemable common stock	(16)	(36)	(57)	(101)	(100)	(101)	(101)	(102)	(111)
Deemed dividend related to beneficial conversion feature of preferred stock	—	—	—	—	—	—	—	—	(6,607)

Net loss attributable to common shares	$(6,484)	$(4,107)	$(4,604)	$(6,327)	$(3,436)	$(3,884)	$(3,891)	$(2,999)	$(9,725)

Net loss per common share	$(1.90)	$(0.88)	$(0.72)	$(0.69)	$(0.32)	$(0.35)	$(0.35)	$(0.27)	$(0.87)
Weighted average common shares outstanding	3,408	4,660	6,361	9,216	10,596	11,036	11,172	11,178	11,171
Net loss as reported	$(6,468)	$(4,071)	$(4,547)	$(6,226)	$(3,336)	$(3,783)	$(3,790)	$(2,897)	$(3,007)
Add back amortization of goodwill(3)	—	—	—	226	774	764	759	759	—

Adjusted net loss	$(6,468)	$(4,071)	$(4,547)	$(6,000)	$(2,562)	$(3,019)	$(3,031)	$(2,138)	$(3,007)
Net loss per common share as reported	$(1.90)	$(0.88)	$(0.72)	$(0.69)	$(0.32)	$(0.35)	$(0.35)	$(0.27)	$(0.87)
Add back amortization of goodwill(3)	—	—	—	0.02	0.07	0.07	0.07	0.07	—

Adjusted net loss per common share	$(1.90)	$(0.88)	$(0.72)	$(0.67)	$(0.25)	$(0.28)	$(0.28)	$(0.20)	$(0.87)

(1) Amounts include stock-based compensation of	—	—	—	—	5	15	19	39	102

(2) Amounts exclude stock-based compensation as follows:
Sales and marketing expenses	—	—	—	—	1	3	3	7	22
General and administrative expenses	—	—	—	—	66	110	142	317	824

	—	—	—	—	67	113	145	324	846

(3)
Reflects non-amortization of goodwill provision of SFAS 142.

	Three months ended
	Mar. 31, 2000	Jun. 30, 2000	Sept. 30, 2000	Dec. 31, 2000	Mar. 31, 2001	Jun. 30, 2001	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002
Additional Operating Data(1):
Gross merchandise sales (in thousands)(2)	$3,009	$5,205	$7,401	$20,531	$15,889	$12,899	$15,634	$24,925	$21,436
Number of orders(3)	41,398	64,092	77,584	155,229	151,039	111,520	131,237	222,522	177,339
Number of new customers(4)	34,710	43,109	53,192	108,211	98,889	67,981	81,331	136,744	104,989
Average customer acquisition cost(5)	$126.07	$36.67	$42.84	$29.02	$14.29	$25.15	$15.12	$10.46	$8.68

(1)
The additional operating data sets forth certain operating data relating to our business for the nine most recent quarters for the period ended March 31, 2002. While we believe that the information in the table below facilitates an understanding of our business and results of operations for the periods presented, such information is not in accordance with generally accepted accounting principles and should be read in conjunction with the quarterly results of operations data set forth above.

(2)
Gross merchandise sales represents total cash received by us for sales of merchandise through our Websites. Gross merchandise sales varies significantly from revenue in accordance with generally accepted accounting principles.

(3)
Number of orders represents the number of individual orders for merchandise through our Websites excluding B2B orders.

(4)
Number of new customers represents the number of persons that established a new account in our Websites and purchased merchandise on our Websites excluding new B2B customers.

(5)
Average customer acquisition cost represents total sales and marketing expense excluding related stock-based compensation charges and B2B sales force compensation divided by the number of new customers for the period presented.

	Three months ended
	Mar. 31, 2000	Jun. 30, 2000	Sept. 30, 2000	Dec. 31, 2000	Mar. 31, 2001	Jun. 30, 2001	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002
	(as a percentage of total revenue)
Consolidated Statement of Operations Data:
Direct revenue	100.0%	98.5%	94.6%	77.1%	86.5%	90.6%	89.9%	86.8%	83.2%
Commission revenue	—	1.5	5.4	3.8	5.2	9.4	10.1	13.2	13.7
Warehouse revenue	—	—	—	19.1	8.3	—	—	—	3.1

Total revenue	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0
Cost of goods sold(1)	125.6	119.4	115.9	101.9	89.3	89.9	88.6	81.9	82.8

Gross profit (loss)	(25.6)	(19.4)	(15.9)	(1.9)	10.7	10.1	11.4	18.1	17.2

Operating expenses:
Sales and marketing expenses(2)	193.9	41.7	52.5	20.8	14.8	23.1	14.1	10.0	10.1
General and administrative expenses(2)	67.9	47.7	36.7	17.3	22.1	29.3	27.5	19.3	23.2
Amortization of goodwill	—	—	—	1.5	8.1	10.3	8.7	5.3	—
Amortization of stock-based compensation	—	—	—	—	0.7	1.5	1.6	2.2	7.0

Total operating expenses	261.8	89.4	89.2	39.6	45.7	64.2	51.9	36.8	40.3

Operating loss	(287.4)	(108.8)	(105.1)	(41.5)	(35.0)	(54.1)	(40.5)	(18.7)	(23.1)
Interest income	1.0	1.6	1.5	0.6	0.8	4.3	0.3	0.3	0.2
Interest expense	(0.4)	(0.3)	(0.4)	(0.2)	(0.6)	(1.4)	(3.2)	(2.0)	(2.0)
Other income (expense), net	0.1	0.2	(0.8)	(0.1)	0.1	0.2	(0.0)	0.1	0.0

Net loss	(286.7)	(107.3)	(104.8)	(41.2)	(34.7)	(51.0)	(43.4)	(20.3)	(24.9)

(1) Amounts include stock-based compensaton of	—	—	—	—	0.1%	0.2%	0.2%	0.3%	0.8%

(2) Amounts exclude stock-based compensation as follows:
Sales and marketing expense	—	—	—	—	0.0%	0.0%	0.0%	0.0%	0.2%
General and administrative expenses	—	—	—	—	0.7	1.5	1.6	2.2	6.8

	—	—	—	—	0.7%	1.5%	1.6%	2.2%	7.0%

        Our direct revenue and commission revenue have increased in every quarter on a year-over-year basis. Warehouse revenue that occurred in the quarters ended December 31, 2000 and March 31, 2001 was the result of a single warehouse sale that began in November 2000 and ended in January 2001. We initiated another warehouse sale in February 2002 resulting in warehouse revenue in the quarter ended March 31, 2002. The general increase in total revenue is due to the expansion of our customer base as we attracted more visitors to our Websites, as well as repeat purchases from these customers. We have experienced significant seasonality in our business, reflecting a combination of seasonal fluctuations in Internet usage and traditional retail seasonality patterns. Internet usage and the rate of Internet growth may be expected to decline during the summer. Further, sales in the traditional retail industry are significantly higher in the fourth calendar quarter of each year than in the preceding three quarters. Commission revenue increased during the past several quarters due to the implementation and expansion of our commission program.

        Cost of goods sold as a percentage of total revenue has decreased on a quarterly basis from 126% to 83% of total revenue during the nine quarters ended March 31, 2002. This improvement is a result of efficiencies in the cost paid to suppliers for products and the economies of scale resulting from the increased number of sales transactions as well as efficiencies in operations.

        Total operating expenses as a percentage of total revenue have decreased on a year-over-year basis each quarter during 2001 as compared to 2000 as a result of economies of scale achieved through increased sales volume. In the near future, we expect to continue to devote substantial resources to the expansion of our sales and marketing efforts, and expect that total operating expenses may increase in absolute dollars in future periods. These expenses as a percentage of total revenue will vary depending on the level of revenue obtained.

        Due to the foregoing factors, in one or more future quarters our operating results may fall below the expectations of securities analysts and investors. In such an event, the trading price of our common stock would likely be materially adversely affected.

Effect of Recent Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. SFAS No. 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives will not be amortized, but will rather be tested at least annually for impairment. We will adopt SFAS No. 142 for the fiscal year beginning January 1, 2002. Adoption of this statement is not expected to have a material impact on our financial position or results of operations. Under this pronouncement, the remaining goodwill will not be amortized, but will be evaluated periodically for impairment.

        FASB also issued SFAS No. 143, Accounting for Asset Retirement Obligations, that is applicable to financial statements issued for fiscal years beginning after June 15, 2002. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets. We anticipate the provisions of this Standard will not have a significant effect on our financial position or operating results.

        In August 2001, the FASB issued SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement is effective for fiscal years beginning after December 15, 2001. The Company will adopt SFAS No. 144 on January 1, 2002.

Adoption of this statement is not expected to have a material impact on our financial position or results of operations.

Liquidity and Capital Resources

        We have funded our operations through December 31, 2001 primarily through private sales of equity securities, warrants to purchase our common stock and promissory notes totaling $43.0 million, lines-of-credit with related parties and capital equipment leases.

        In March 2001, we entered into a loan agreement with High Meadows Finance L.C. In connection with the loan agreement, High Meadows Finance purchased 197,459 shares of common stock for an aggregate consideration of $1.0 million. We plan to use a portion of the proceeds of this offering to pay off the outstanding balance under this agreement and plan to terminate this agreement immediately thereafter. The loan agreement provides for a special purpose line of credit to purchase inventory under a revolving promissory note with a maximum principal amount of $6.0 million. Amounts borrowed under the agreement bear interest at 3.5 percentage points above the prime rate of interest as announced by Wells Fargo Bank & Co. and are secured by substantially all of our assets. As of March 31, 2002, the interest rate applicable to this loan agreement was equal to 8.25%. The loan agreement expires on June 1, 2002, unless renewed. As of March 31, 2002, we had an outstanding principal balance of approximately $3.0 million under the revolving promissory note held by High Meadows Finance. High Meadows Finance L.C. is owned by High Plains Investments, LLC, an entity controlled by Patrick M. Byrne, our President and Chief Executive Officer; John J. Byrne Jr., a member of our Board of Directors and the father of Patrick M. Byrne; and Cirque Properties, Inc., an entity owned by John J. Byrne, III, the brother of Patrick M. Byrne. See —"Certain Relationships and Related Transactions" for additional information related to the High Meadows Finance loan agreement.

        In September 2001, we entered into a loan agreement with Norwich Associates L.C., which is owned by related entities as follows: 40% by Haverford-Utah; 40% by High Meadows Finance and 10% by Cirque Property L.C. Dorothy M. Byrne and John B. Pettway own approximately 64% and 8.9% of the interests in Haverford-Utah respectively. We plan to terminate this agreement immediately after the closing of this offering. Patrick M. Byrne, and John J. Byrne Jr. each own approximately 33% of High Meadows Finance and Cirque Properties, Inc., an entity wholly owned by John J. Byrne, III, the brother of Patrick M. Byrne owns approximately 34% of High Meadows Finance. Cirque Property, L.C. is an entity controlled by Cirque Properties, Inc, a corporation wholly owned by John J. Byrne, III, the brother of Patrick M. Byrne and the son of John J. Byrne Jr. Amounts borrowed under the loan agreement are secured by substantially all of our assets and may be used solely to purchase inventory. The loan agreement provides for a revolving promissory note with a maximum principal amount of $7.0 million that bears simple interest at 2% per month, subject to certain default conditions and negative covenants. The promissory note has a maturity date of June 1, 2002, unless renewed. In connection with this loan agreement and as part of the transaction, we issued 10,586 shares of our common stock to Norwich Associates. As of March 31, 2002, no amounts were outstanding under this loan agreement. See —"Certain Relationships and Related Transactions" for additional information related to the Norwich Associates loan agreement.

        Our operating activities resulted in net cash outflows of $22.4 million for the year ended December 31, 2000 and in net cash outflows of $10.5 million for the year ended December 31, 2001. Uses of cash during the year ended December 31, 2000 were principally for net losses, as well as changes in accounts receivable, inventory and accounts payable. Uses of cash for the year ended December 31, 2001 were principally for net losses, offset by depreciation and amortization, and changes in inventory, prepaid expenses, accounts payable and accrued liabilities.

        Our investing activities resulted in net cash inflows of $236,000 for the year ended December 31, 2000, with $3.5 million received in the Gear.com acquisition offset by $3.3 million in capital asset expenditures. Investing activities resulted in net cash outflows of $1.7 million for capital and long-term asset expenditures during the year ended December 31, 2001.

        Financing activities provided cash of $27.9 million in the year ended December 31, 2000, primarily related to issuance of common stock for cash of $25.1 million and borrowings of $3.0 million from a bank. For the fiscal year ended December 31, 2001, financing activities provided net cash of $7.5 million principally from the issuance of common stock for cash of $6.3 million and borrowings of $4.5 million from a related party, offset by a $3.0 million repayment of a note payable.

        On March 4, 2002, we sold 958,612 shares of our Series A redeemable, convertible, preferred stock at $6.89 per share for $6,582,000, net of issuance costs. As the fair value of the common stock to be received upon conversion of the preferred stock is greater than the conversion price of the preferred stock at the date the preferred stock was issued, a beneficial conversion feature results in a non-cash charge of approximately $6.6 million to be recorded in the first quarter of 2002. This non-cash charge will be recorded as a deemed dividend, of which $3.7 million is attributable to shares sold to the following related parties; John J. Byrne Jr., a director of Overstock; Contex Limited, an entity controlled by Mark Byrne, a brother of Patrick M. Byrne; Haverford Internet LLC, an entity controlled by Patrick M. Byrne; The Gordon S. Macklin Family Trust, a trust of a director of Overstock; and Rope Ferry Associates, Ltd., an entity owned by John J. Byrne III and Dorothy M. Byrne, the brother and mother of Patrick M. Byrne. The remaining purchasers of our Series A preferred stock are unrelated parties that are friends and acquaintances of our officers and directors.

        The following tables summarize our contractual obligations and other commercial commitments as of December 31, 2001, and the effect such obligations and commitments are expected to have on our liquidity and cash flows in future periods.

	Payments Due by Period (in thousands)
Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Long-term debt	$—	$—	$—	$—	$—
Capital lease obligations	469	290	179	—	—
Operating leases	4,798	1,260	3,210	303	25

Total contractual cash obligations	$5,267	$1,550	$3,389	$303	$25

	Amount of Commitment Expiration Per Period (in thousands)
Other Commercial Commitments	Total Amounts Committed	Less than 1 year	1-3 years	4-5 years	Over 5 years
Lines of credit	$13,000	$13,000	$—	$—	$—
Redeemable common stock	5,284	1,231	1,448	2,605	—

Total commercial commitments	$18,284	$14,231	$1,448	$2,605	$—

        The estimated amount of redeemable common stock is based solely on the statute of limitations of the various states in which stockholders may have rescission rights and may not reflect the actual results. We do not have any unconditional purchase obligations, other long-term obligations, standby letters of credit, guarantees, standby repurchase obligations or other commercial commitments.

        In July 2001, Patrick M. Byrne, our President and Chief Executive Officer, who is also a significant beneficial owner of our stock, agreed to personally guarantee our merchant account with a bank. The bank agreed to accept this personal guarantee in lieu of a demand deposit of $1,000,000 with the bank. If Dr. Byrne were to revoke his guarantee, we may be required to post a demand deposit with the bank.

        We believe that the cash currently on hand, as supplemented by the March 2002 proceeds from the sale of Series A preferred stock and the available lines of credit, will be sufficient to continue operations for the next twelve months. While we anticipate that, beyond the next twelve months, our cash flows from operations will be sufficient to fund our operational requirements, we may require additional financing. However, there can be no assurance that if additional financing is necessary it will be available, or, if available, that such financing can be obtained on satisfactory terms. We believe that the current investors will continue to support the business if and when cash needs arise. However, failure to generate sufficient revenues or raise additional capital could have a material adverse effect on our ability to continue as a going concern and to achieve our intended business objectives.

        A portion of our cash may be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. From time to time, in the ordinary course of business, we may evaluate potential acquisitions of businesses, products or technologies. We have no current plans, agreements or commitments, and are not currently engaged in any negotiations with respect to any such transaction.

Quantitative and Qualitative Disclosures about Market Risk

        We do not use derivative financial instruments in our investment portfolio and have no foreign exchange contracts. Our financial instruments consist of cash and cash equivalents, trade accounts and contracts receivable, accounts payable and long-term obligations. We consider investments in highly-liquid instruments purchased with a remaining maturity of 90 days or less at the date of purchase to be cash equivalents. Our exposure to market risk for changes in interest rates relates primarily to our short-term investments and short-term obligations; thus, fluctuations in interest rates would not have a material impact on the fair value of these securities.

        At March 31, 2002, we had $7.9 million in cash and cash equivalents. At that same date, we also had total notes payable of $2.9 million. A hypothetical 10% increase or decrease in interest rates would not have a material impact on our earnings or loss, or the fair market value or cash flows of these instruments.

BUSINESS

        The following description of our business contains forward-looking statements relating to future events or our future financial or operating performance that involve risks and uncertainties, as set forth under "Special Note Regarding Forward-Looking Statements." Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under the heading "Risk Factors" and elsewhere in this prospectus.

Overview

        We are an online "closeout" retailer offering discount, brand-name merchandise for sale over the Internet. Our merchandise offerings include bed-and-bath goods, kitchenware, watches, jewelry, electronics, sporting goods and designer accessories. We offer our customers an opportunity to shop for bargains conveniently, while offering our suppliers an alternative inventory liquidation distribution channel. We typically offer approximately 4,000 products in 13 categories on our Websites, www.overstock.com and www.overstockb2b.com. We continually add new, limited inventory products to our Websites in order to create an atmosphere that encourages customers to visit frequently and purchase products before our inventory sells out.

        Close out merchandise is typically available in inconsistent quantities and prices and often is only available to consumers after it has been purchased and resold by disparate liquidation wholesalers. We believe that the traditional liquidation market is therefore characterized by fragmented supply and fragmented demand. Overstock utilizes the Internet to aggregate both supply and demand and create a more efficient market for liquidation merchandise.

        We have a "direct" business, in which we buy and take possession of excess inventory for resale. We also have our "commission" business, in which we receive a commission for selling other parties' excess inventory on our Websites. We currently have commission-based relationships with approximately 130 third parties that post over 2,000 products on our Websites. For both our direct and commission models we have a consumer and a business-to-business ("B2B") sales channel. Therefore, our business consists of four combinations of these components: direct consumer, direct B2B, commission consumer and commission B2B.

Industry Overview

        Manufacturers and retailers traditionally hold inventory to buffer against uncertain demand within their normal, "inline" sales channels. Inline sales channels are manufacturers' primary distribution channels, which are characterized by regularly placed orders by established retailers at or near wholesale prices. In recent years, several dynamics have shifted inventory risk from retailers to manufacturers, including:

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  dominant retailers insist on just-in-time deliveries from manufacturers;

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  dominant retailers often demand to cancel orders mid-production and return unsold merchandise;

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  style, color or model changes can quickly turn inventory into closeout merchandise;

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  incorrect estimates of consumer demand which can lead to overproduction; and

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  changes in a retailer's financial situation or strategy results in cancelled orders.

        The disposal of excess, or overstock, inventory represents a substantial burden for many manufacturers, especially those who produce high-quality branded merchandise. Manufacturers seek to avoid liquidating through traditional retail channels where the manufacturer's discounted products may be sold alongside other full-price products. This can result in weaker pricing and decreased brand strength, and is known as channel conflict or sales channel pollution. As a result, many manufacturers turn to liquidation wholesalers and discount retailers. These liquidation channels provide manufacturers limited control of distribution and are, we believe, unreliable and expensive to manage when compared with their inline channels.

        Despite the challenges encountered by manufacturers in the liquidation market, the proliferation of outlet malls, wholesale clubs and discount chains is evidence of the strong level of consumer demand for discount and closeout merchandise. However, consumers face several difficulties in shopping for closeout and overstock merchandise. For example, many traditional merchandise liquidation outlets are located in remote locations and have limited shopping hours, which we believe makes shopping burdensome and infrequent for many consumers. In addition, the space available in a traditional merchandise liquidation outlet constrains the number of products that a traditional merchandise liquidation outlet can offer at any given time.

        However, we believe that the market for online liquidation is still early in its development and is characterized by only a limited number of competitors, some of which utilize an auction model to price their goods. Furthermore, we believe that there are no dominant companies in the online liquidation market, and many of the companies that do offer overstock or liquidation merchandise are focused on single product lines.

        Lastly, small retailers are under competitive pressure from large national retailers. Small retailers generally do not have purchasing leverage with manufacturers; consequently, they are more likely to pay full wholesale prices and are more likely to receive inferior service. We believe that small retailers generally do not have access to the liquidation market because liquidation wholesalers are most often interested in liquidating large volumes of merchandise, rather than the small quantities appropriate for small, local retailers.

The Overstock Solution

        Overstock utilizes the Internet to create a more efficient market for liquidation merchandise. We provide consumers and businesses with quick and convenient access to high-quality, brand-name merchandise at discount prices. We believe we are unlike other online liquidators because we focus on multiple product lines, offer a single price (as opposed to an auction format), and serve both businesses and consumers.

        Overstock's platform consists of four business components. We have a "direct" business, in which we buy and take possession of excess inventory for resale. We also have a "commission" business, in which we allow holders of excess inventory to post products electronically on our Websites, where their appearance is indistinguishable from our direct products. In such commission-based arrangements, Overstock processes the sale, while order fulfillment is performed by third parties. We receive a commission for products of third parties sold through our Websites. For both our direct and commission models we have a consumer and B2B sales channel. Therefore, our business consists of four components: direct consumer, direct B2B, commission consumer and commission B2B.

        Overstock provides manufacturers with a one-stop liquidation channel to sell both large and small quantities of excess and closeout inventory without disrupting sales through traditional channels. Key advantages for manufacturers liquidating their excess inventory through Overstock include:

  •
  Resolution of channel conflict. Channel conflicts arise when a manufacturer's excess inventory is sold through the same channel as their other product offerings. Since excess inventory is usually sold at a discount, sales of the manufacturer's other product offerings may be impacted as a consumer in a retail store may opt for the excess product or become confused by the pricing and model discrepancies. By using Overstock, manufacturers have an alternative and independent channel where they can sell excess inventory without the fear of hindering the sale of their other products.

  •
  Single point of distribution. Manufacturers often use multiple liquidation sources to clear their excess inventory. Multiple sources create additional logistics issues that they would rather avoid. By using Overstock, manufacturers have a single source for the distribution of excess inventory.

  •
  Improved control of distribution. By using Overstock, manufacturers can monitor what kind of customer, whether individual consumer or small retailer, ultimately purchases their merchandise. In addition, a manufacturer can request that its products be offered in only one of our sales channels in order to avoid sales channel pollution.

  •
  Improved transaction experience. By having a reliable inventory clearing channel, manufacturers are able to more quickly and easily dispense of their excess merchandise.

        Overstock also offers consumers a compelling alternative for bargain shopping. Key advantages for consumers include:

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  High quality and broad product selection. Most of the merchandise offered on our Websites is from well-known, brand-name manufacturers. We typically have approximately 4,000 product offerings, divided among 13 categories.

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  Convenient access on a secure site. Our customers are able to access and purchase our products 24 hours a day from the convenience of their home or office. Further, we do not sell any personal information about our customer base to third parties.

  •
  Responsive customer service and positive shopping experience. We employ 35 customer service representatives to assist customers by telephone and email. The average wait time for customer phone inquiries is 35 seconds, and our customer service staff responds to 90% of its emails within 24 hours. For our consumer business, we include a return shipment label in our customer's shipment to facilitate product returns and, subject to certain conditions, we allow customers up to 15 days to return purchased merchandise. In addition, we continually update and monitor our Websites to enhance the shopping experience for our customers.

        We also offer small businesses and retailers a compelling method for obtaining products for resale. We believe that small businesses and retailers can secure lower prices and better service through us than they typically receive from manufacturers or other distributors. We believe we are able to offer these advantages because, unlike many small businesses and retailers, we have the ability to access the liquidation market to buy merchandise in bulk quantities for which we often receive volume-based price discounts. Accordingly, we have designed our shipping and receiving operations with the flexibility to accommodate both the receipt of large shipments of inventory purchases, and the distribution of small bulk loads to our small business customers.

Business Strategy

        Our objective is to leverage the Internet to become the dominant closeout solution for holders of brand-name merchandise, allowing them to dispose of that merchandise discreetly and with high recovery values. We are pursuing this objective through the following key strategies:

  •
  Establish strong relationships with manufacturers. With the growth in the scale of our operations, we believe we are becoming an efficient liquidation channel for manufacturers and distributors. With scale comes the ability to buy in size, and we believe manufacturers appreciate our ability to liquidate their products without disturbing their traditional channels. Generally, manufacturers do not want their product offerings sold as heavily discounted, closeout products in brick-and-mortar retailers, as is common today. We believe that as manufacturers learn of our capabilities, they will increasingly recognize the attractiveness of Overstock as an efficient liquidation solution.

  •
  Optimize inventory management through the use of technology. Our merchandise buyers are supported by proprietary software that provides nearly instantaneous information on product sales, margins and inventory levels. This technology enables us to make informed decisions and quickly change prices in an effort to maximize sales volume, gross profits and return on inventory capital.

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  Optimize marketing initiatives through the use of technology. Our marketing team is supported by proprietary software that enhances the level of service provided to our customers and takes advantage of the unique characteristics of online distribution. Our software provides us immediate feedback on the effectiveness of various marketing campaigns, allowing us to optimize our marketing expenditures. We have begun increasing the personalization of our Websites to each individual customer in order to enhance their shopping experience.

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  Maintain low customer acquisition costs. We believe that by focusing the vast majority of our marketing budget on targeted online campaigns such as banner ad and email campaigns, the results of which we are able to quantify, we will further reduce our per customer acquisition costs.

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  Aggressively grow our B2B business. We believe we offer our B2B customers a compelling opportunity for purchasing bulk inventory online at low prices with high-quality service. We are discovering that the small retail market is underserved by existing liquidators and we are quickly working to take advantage of this significant opportunity. We have a dedicated B2B Website, as well as a dedicated B2B sales team, whose sole purpose is to further develop this business. We have grown the sales team from 5 members as of December 31, 2001, to 21 members as of January 31, 2002.

  •
  Provide responsive customer service. Overstock maintains the infrastructure necessary to process and fulfill orders on an accurate, timely and reliable basis. In 2000, we opened a 219,450 square foot leased warehouse in Salt Lake City, Utah to help ensure the highest level of customer service. We strive to improve our product offerings, the look and feel of our Websites and the quality of our customers' shopping experience.

Key Relationships

        Manufacturer and Supplier Relationships.    It is difficult to establish closeout buying relationships with manufacturers. Trust and experience gained through past interactions are important. We believe our business model reduces the risk to the manufacturer that its discounted products are sold alongside its full-priced products. Our supplier relationships provide us with recognized, brand-name products. The table below identifies the three brand names that generate the largest revenues in each of our product categories.

AOL Time Warner Bissell Blueridge Home Fashions Brooks Cuisinart Fuji Gund Helly Hanson Hewlett-Packard Kelty	Kenneth Cole Krups M. Tiffany Madame Alexander Mai Marin Marmott Movado Nicole Miller Novica	Oriental Weavers Panasonic Philips Playhut Random House RCA Samsonite Seiko Simon & Schuster Vera Wang

        To date, we have not entered into contracts with manufacturers or liquidation wholesalers that guarantee the availability of merchandise for a set duration. Our manufacturer and supplier relationships are based on historical experience with manufacturers and liquidation wholesalers and do not obligate or entitle us to receive merchandise on a long-term or short-term basis. In our direct business, we purchase the products from manufacturers or liquidation wholesalers using standard purchase orders. Generally, suppliers do not control any of the terms under which products are sold over our Websites.

        In addition, we have an agreement with Safeway Inc. to provide discounted merchandise to be sold within their stores. Currently, we are supplying certain stores in California, Oregon and Washington. During the term of our agreement with Safeway, we are prevented from selling the same or similar goods to any store that has more than 400 retail stores in the following categories: drug, mass merchandising, grocery, club or warehouse. We hope this relationship will expand to include more merchandise within more stores. In the future, we hope to develop similar relationships with other retailers.

        Commission business. We currently have commission-based relationships with approximately 130 third parties that post approximately 2,000 products on our Websites. These third parties, whether e-tailers, catalogers or manufacturers, have their own fulfillment capabilities and utilize our "discount" channel to liquidate their products without disturbing their own "full-price" distribution channel. As compensation for our services, we receive a commission. As part of this program, we tightly monitor the performance of these third parties, assist them with fulfillment procedures and, when necessary, remove the products of poorly performing third parties from the site. Our commission program has enabled us to increase our product offerings, expand our customer base and earn sales commissions.

        In our commission business, although the third party is the primary obligor under the commission arrangement, we negotiate the price that we will pay to the third party for the cost of the product and its delivery to the customer. We do not take possession of or title to the product or assume inventory risk. However, we set the price posted on our Website. The difference between the price negotiated with the third party and the price for which we sell the product on our Website is our commission.

        For both our direct and commission businesses, suppliers may limit the distribution of their products to consumers or businesses by electing to list their products on the consumer Website or B2B Website or both.

Sales and Marketing

        Historically, we have not focused our marketing efforts on national print and media campaigns. Instead, we have focused primarily on online campaigns that we believe are the most cost-effective means to direct visitors to our Websites.

        B2B.    As of March 31, 2002, we had a dedicated sales force of 23 people who primarily interact with small, regional or local retailers by telephone or through email to alert them to the opportunity they have to purchase merchandise at prices that are below wholesale, and which we believe are often lower than the prices paid by the larger retailers with whom they compete.

        Consumer.    We focus on cost-effective methods to target our consumer audience. Almost all of our advertising budget is spent on online campaigns, such as banner ad and email campaigns, and we are able to monitor and evaluate the results of our online campaigns. We seek to identify and eliminate campaigns that do not meet our expectations.

Products

  Online Products

        Our products are organized into 13 different product departments. As of March 31, 2002, our product departments were:

Apparel & Accessories Bed, Bath & Linens Computer & Home Office DVD's, Books & Music Electronics & Cameras Gifts & Gadgets Home & Garden Décor	Housewares & Appliances Jewelry & Watches Luggage & Business Sports Gear Toys & Dolls Worldstock Global Designs

        Each of these departments has multiple categories that more specifically define the products offered within that department. For example, as of March 31, 2002, we had the following product categories within the "Electronics & Cameras" department:

Audio	Telephones
Cameras	Video
Optics

        Each category has several subcategories that further detail the product contained within. For example, under the "Video" category, we have the subcategories of "Camcorders", "Televisions", "VCRs & DVDs" and "View All Video".

        Individual products can be accessed and viewed from the category or subcategory pages. These specific product pages include detailed product descriptions, a color picture and pricing information.

        The number of total products we offer has grown from less than 100 in 1999, to more than 4,000 products, as of December 31, 2001 (excluding media products such as books, DVDs and CDs). As the number of products and product categories change throughout the year, we periodically reorganize our departments and/or categories to better reflect our current product availability.

Fulfillment Operations

        When customers place orders on our Websites, orders are fulfilled either by a third party on a commission basis or directly from our Salt Lake City, Utah warehouse. We monitor both sources for accurate order fulfillment and timely shipment. We currently charge $4.95 for basic ground shipping, but customers can choose from various expedited shipping services at their expense.

        Returns Policy.    Our returns policy for consumer purchases requires that consumers initiate the return of a product within 15 days of the date we ship the product and we must receive the product within 30 days. Upon receipt of the product, we refund the amount of the order, less a handling fee of $4.95 and the original shipping charges. For returned items from the Computer & Home Office and Electronics & Cameras departments, we charge a 15% restocking fee instead of the $4.95 handling fee. The returns policy for our B2B purchasers depends on the type of item returned. For jewelry items, B2B purchasers must return the purchased items within 14 days of purchase. Non-jewelry products must be returned within 5 days of purchase. Software products must be returned in their original condition, including packaging, documentation, warranty cards, manuals, and accessories, including the product's original factory seal. Defective software products are eligible for exchange only.

        Payment Terms.    As a general policy, we require verification of receipt of payment or credit card authorization before we ship products to consumers or B2B purchasers.

        Direct Fulfillment.    During 2001, we fulfilled approximately 55% of all orders through our leased 219,450 square foot Salt Lake City, Utah warehouse where we store approximately 2,000 products. We operate the warehouse with an automated warehouse management system that tracks the receipt of the inventory items, distributes order-fulfillment assignments to warehouse workers and obtains rates for various shipping options to ensure low-cost outbound shipping. Our Websites relay orders to the warehouse management system throughout each business day, and the warehouse management system in turn confirms to our Websites shipment of each order. Customers track the shipping status of their packages through links we provide on our Websites. We guarantee order shipments within two business days of order placement, but most orders ship within one business day. The warehouse team ships between 8,000 and 10,000 orders each week using a single shift, five days per week. We also process returns of direct merchandise in the Salt Lake City, Utah warehouse. We estimate we could increase our capacity in the warehouse by at least 3-5 times if necessary, through the use of additional shifts and additional staff on each shift.

        Commission Fulfillment.    During 2001, approximately 45% of our orders was for inventory owned and shipped by third parties who pay us a commission for the sale of their products on our Websites. We currently manage approximately 130 entities that collect their orders through our Websites. These third parties perform essentially the same operations as our core warehouse: order picking, shipping, and reverse logistics processing. These third parties relay shipment confirmations to our Websites, where customers can review shipping and tracking information. From a customer's point of view, shipping from our warehouse or from the warehouse of one of these third parties is indistinguishable.

Customer Service

        We are committed to superior customer service. We staff our customer service department with dedicated professionals who respond to phone and email inquiries on products, ordering, shipping status, and returns. Our customer service staff process 3,000 to 5,000 calls per week. The same staff processes 8,000 to 12,000 email messages each week, with less than a 24-hour turnaround time. We use automated email and phone systems to route traffic to appropriate customer service representatives.

Technology

        We use our internally developed Websites and a combination of proprietary technologies and commercially available licensed technologies and solutions to support our operations. We use the services of XO Communications, Inc. and Genuity Inc. to obtain connectivity to the Internet over two DS-3 lines. We currently store our data on an Oracle database running on Hewlett-Packard "N Class' computer hardware, which is backed up by a high-speed redundant EMC Corporation storage system. Currently, we use twenty-six Dell PowerEdge servers, which are connected to the Oracle database and operate in a multi-processing Linux environment designed to accommodate large volumes of Internet traffic. During the 2001 holiday shopping season, our Internet systems operated at 25% of their capacity. In addition, we have installed 12 Web servers and implemented "relief valve" functionality with technology provided by Akamai Technologies, Inc. to off-load transactions during extreme loads.

        We are currently enhancing the reporting capabilities of our Websites to improve our understanding of our customers' needs and site behavior. Our Internet systems include redundant hardware on mission critical components and are located in our Salt Lake City, Utah facility.

Competition

        The online liquidation services market is new, rapidly evolving, intensely competitive and has relatively low barriers to entry, as new competitors can launch new Websites at relatively low cost. We believe that competition in the online liquidation market is based predominantly on:

  •
  price;

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  product quality and selection;

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  shopping convenience;

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  customer service; and

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  brand recognition.

        Our liquidation services compete with other online retailers and traditional liquidation "brokers," some of which may specifically adopt our methods and target our customers. We currently or potentially compete with a variety of companies that can be divided into several broad categories:

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  liquidation e-tailers such as SmartBargains;

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  online retailers with discount tabs such as Amazon.com, Inc., eBay, Inc. and Buy.com, Inc.; and

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  traditional liquidators such as Ross Stores, Inc. and TJX Companies, Inc.

        As the market for online liquidation grows, we believe that companies involved in online retail, as well as traditional retailers and liquidation brokers, will increase their efforts to develop services that compete with our online services. We also face potential competition from Internet companies not yet focused on the liquidation market, and from retail companies not yet operating online. We are unable to anticipate which other companies are likely to offer services in the future that will compete with the services we provide.

        In addition, many of our current and potential competitors have greater brand recognition, longer operating histories, larger customer bases and significantly greater financial, marketing and other resources than us, and may enter into strategic or commercial relationships with larger, more established and well-financed companies. Some of our competitors could enter into exclusive distribution arrangements with our vendors and deny us access to their products, devote greater resources to marketing and promotional campaigns and devote substantially more resources to their Website and systems development than our company. New technologies and the continued enhancement of existing technologies also may increase competitive pressures on our company. We cannot assure you that we will be able to compete successfully against current and future competitors or address increased competitive pressures. See "Risk Factors."

Intellectual Property

        We regard our domain names and similar intellectual property as critical to our success. We rely on a combination of laws and contractual restrictions with our employees, customers, suppliers, affiliates and others to establish and protect our proprietary rights. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our intellectual property without authorization. In addition, we cannot assure you that others will not independently develop substantially similar intellectual property. Although we are pursuing the registration of our key trademarks in the United States, some of our trade names are not eligible to receive trademark protection. In addition, effective trademark protection may not be available or may not be sought by us in every country in which our products and services are made available online, including the United States.

        From time to time, we may be subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by our company. For example, in February 2002, Microsoft Corporation filed a complaint against us in the United States District Court for the Northern District of California alleging that we have distributed counterfeit and otherwise unauthorized Microsoft software in violation of federal copyright and trademark law and related state laws. The complaint seeks damages in an unspecified amount and injunctive relief. Although we believe we have defenses to the allegations and intend to pursue them vigorously, the Microsoft lawsuit is in its early stages, and we do not have sufficient information to assess the validity of the claims or the amount of potential damages.

        In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could materially harm our business. See "Risk Factors."

Government Regulation

        All of our services are subject to federal and state consumer protection laws including laws protecting the privacy of consumer non-public information and regulations prohibiting unfair and deceptive trade practices. In particular, under federal and state financial privacy laws and regulations, we must provide notice to consumers of our policies on sharing non-public information with third parties, must provide advance notice of any changes to our policies and, with limited exceptions, must give consumers the right to prevent sharing of their non-public personal information with unaffiliated third parties. Furthermore, the growth and demand for online commerce could result in more stringent consumer protection laws that impose additional compliance burdens on online companies. These consumer protection laws could result in substantial compliance costs and could interfere with the conduct of our business.

        Moreover, in many states, there is currently great uncertainty whether or how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet and commercial online services. These issues may take years to resolve. For example, tax authorities in a number of states, as well as a Congressional advisory commission, are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations may subject us to additional state sales and income taxes. New legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the application of existing laws and regulations to the Internet and commercial online services could result in significant additional taxes on our business. These taxes could have an adverse effect on our cash flows and results of operations. Furthermore, there is a possibility that we may be subject to significant fines or other payments for any past failures to comply with these requirements.

Employees

        As of March 31, 2002, we had 163 full-time employees, including 46 in customer service, 33 in order fulfillment, 10 in information technology and Web store production, 6 in sales and marketing, 27 in merchandising, 7 in finance, 23 in B2B sales, 7 in business development and 4 in our general and administrative department. We have never had a work stoppage, and none of our employees is represented by a labor union. We consider our employee relationships to be positive.

Facilities

        We lease 22,000 square feet of office space for our corporate headquarters and customer service operations in Salt Lake City, Utah, and we lease a 219,450 square foot warehouse and distribution facility also in Salt Lake City, Utah. We believe these facilities will be sufficient for our needs for at least the next twelve months.

Legal Proceedings

        From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. Our operations are subject to federal, state and local laws and regulations.

        In February 2002, Microsoft Corporation filed a complaint against us in the United States District Court for the Northern District of California alleging that we have distributed counterfeit and otherwise unauthorized Microsoft software in violation of federal copyright and trademark law and related state laws. The complaint seeks damages in an unspecified amount and injunctive relief. Although we believe we have defenses to the allegations and intend to pursue them vigorously, the Microsoft lawsuit is in its early stages, and we do not have sufficient information to assess the validity of the claims or the amount of potential damages.

MANAGEMENT

        The following table sets forth certain information with respect to our executive officers and directors as of May 3, 2002:

Executive Officers And Directors	Age	Position
Patrick M. Byrne	38	President, CEO, and Chairman of the Board of Directors
Jason C. Lindsey	32	Chief Financial Officer, Assistant Secretary and Director
Douglas Greene	41	Chief Technology Officer
James Hyde	34	Vice President of Operations
Trey Baker	43	Vice President of Merchandising
John B. Pettway	39	Secretary and Director
John J. Byrne Jr. (2)	69	Director
Gordon S. Macklin (1)(2)	73	Director
Allison H. Abraham (1)	39	Director
John A. Fisher (1)(2)	54	Director

(1)
Member of the Audit Committee

(2)
Member of the Compensation Committee

        Dr. Patrick M. Byrne has served as our President, Chief Executive Officer and a Director since October 1999, and as Chairman of the Board since February 2001. From September 1997 to May 1999, Dr. Byrne served as President and Chief Executive Officer of Fechheimer Brothers, Inc., a manufacturer and distributor of uniforms. From 1995 until its sale in September 1999, Dr. Byrne was Chairman, President and Chief Executive Officer of Centricut, LLC, a manufacturer and distributor of industrial torch parts. From 1994 to the present, Dr. Byrne has served as a Manager of the Haverford Group, an investment company and an affiliate of Overstock. Dr. Byrne currently serves as a Director of White Mountains Insurance Group, an insurance company and has served in such capacity since 1997. Dr. Byrne has a Bachelor of Arts degree in Chinese studies from Dartmouth College, a Master's degree from Cambridge University as a Marshall Scholar, and a Ph.D. in philosophy from Stanford University. Dr. Byrne is the son of John J. Byrne Jr., who is a member of our Board of Directors.

        Jason C. Lindsey has served as our Chief Financial Officer and as a Director since June 1999, and as Assistant Secretary since October 1999. From June 1998 to January 2001, Mr. Lindsey served as Controller of the Haverford Group, an investment company and an affiliate of Overstock. Prior to joining the Haverford Group, Mr. Lindsey was an auditor with PricewaterhouseCoopers LLP from January 1996 to June 1998. Mr. Lindsey has a Bachelor of Arts and a Master's degree in accounting from Utah State University.

        Douglas Greene has served as our Chief Technology Officer since June 2000, and Vice President of Software Development since April 1999. From February 1996 to November 1998, Mr. Greene served as Manager of Internet Development for Human Affairs International, an insurance company. Mr. Greene served as President of Great Lakes Software, Inc., a software company, from 1994 to 1996.

        James Hyde has served as our Vice President of Operations since June 2001. Prior to joining the Company, Dr. Hyde served as Vice President of Applications Development at TenFold Corporation, a software applications company, from October 1998 to June 2001. From July 1995 to September 1998, Dr. Hyde was a Project Manager with Sarcos Research Corporation, a robotics research company. Dr. Hyde holds B.S. and Ph.D. degrees in Mechanical Engineering from Stanford University and a M.S. degree in Mechanical Engineering from Massachusetts Institute of Technology.

        Trey Baker has served as our Vice President of Merchandising since December 1999. From October 1998 to August 1999, Mr. Baker served as President of Seven Seas Home Accents, a home furnishings supplier to department and specialty stores. Mr. Baker held buying positions with Tuesday Morning, a closeout retailer from December 1997 to October 1998 and with Wal-Mart Stores from June 1996 to October 1997. Mr. Baker served as Vice President of Merchandise for 50-Off Stores, an apparel and home goods closeout retailer, from July 1991 to May 1996. Mr. Baker has a Bachelor of Science degree in Business Management from the University of Central Florida.

        John B. Pettway has served part-time as our Secretary since October 23, 1999 and has been a Director since June 22, 1999. Mr. Pettway has also been a Manager, Chief Financial Officer and in-house counsel of the Haverford Group, an investment company and an affiliate of Overstock, since 1994. Mr. Pettway is a CPA with a Bachelor of Science in accounting from the University of Maryland and a J.D. from the University of Baltimore.

        John J. Byrne Jr. has served as a Director of Overstock since October 1999. Mr. Byrne has served as Chairman of the Board of White Mountains Insurance Group, Ltd., a financial services holding company, since 1985 and was its Chief Executive Officer and President from 1985 until his retirement in 1997. Prior to that he served as Chairman and Chief Executive Officer of GEICO from 1976 to 1985. Earlier in his career, Mr. Byrne spent eight years with the Travelers Insurance Companies, most recently as Executive Vice President. Mr. Byrne has also served as a director of American Express Company, Martin Marietta Corporation, Lehman Brothers, Inc., MidOcean Group of Companies, Zurich Re, and Terra Nova (Bermuda) Holdings. Mr. Byrne currently serves as a Director of OneBeacon Insurance Group, Folksamerica Reinsurance Company, Fund American, and Financial Security Assurance Holdings Ltd. and as Chairman of Montpelier Re. Mr. Byrne has served as an Overseer of the Amos Tuck School of Business Administration of Dartmouth College and the Rutgers University Foundation and was a member of the Stanford Graduate School of Business Advisory Council and the Standard Research Institute Advisory Council. Mr. Byrne has a Bachelor of Science from Rutgers University, a graduate degree in Mathematics from the University of Michigan and is a Member of the American Academy of Actuaries. John J. Byrne Jr. is the father of Patrick M. Byrne, who is a Director, President, and Chief Executive Officer of the Company.

        Gordon S. Macklin has served as a Director of Overstock since October 1999. Mr. Macklin served as Chairman, President and Chief Executive Officer of White River Corporation, an information services company, from October 1993 to July 1998. Mr. Macklin was Chairman of Hambrecht and Quist Group, a venture capital and investment banking company, from 1987 until 1992. From 1970 to 1987 Mr. Macklin served as President of the National Association of Securities Dealers, Inc. Mr. Macklin serves as a director for Martek Biosciences Corporation; MedImmune, Inc.; White Mountains Insurance Group, Ltd.; Worldcom, Inc.; Spacehab, Inc.; and is a director, trustee or managing general partner of 48 of the investment companies in the Franklin Templeton Group of Funds. Mr. Macklin has a Bachelor of Arts in Economics from Brown University.

        John A. Fisher has served as a director of Overstock since May 2002. John A. Fisher has served as Managing Director of Fisher & Company LLC, an investment banking advisor to international branded consumer growth companies since October 1996. From 1987 to 1996, Mr. Fisher was Managing Director of Hambrecht & Quist Group, a venture capital and investment banking company, responsible for leading all services to branded consumer growth companies. From 1984 to 1987, he served as chief executive of Bechtle Fisher & Company, Inc., a private investment bank. From 1976 to 1984, he served as vice president of corporate finance of The Crocker Bank. From 1973 to 1976, he served as a member of the White House staff (Office of Management & Budget), and from 1971 to 1973, as management consultant with Touche Ross & Co. Mr. Fisher has a Bachelor of Arts Degree in Economics from Yale College and an MBA from Stanford University.

        Allison H. Abraham has served as a Director of Overstock since March 2002. Ms. Abraham served as President and as a director of LifeMinders, Inc., an online direct marketing company, from May 2000 until the acquisition of LifeMinders by Cross Media Marketing Corp. in October 2001. Prior to joining LifeMinders, Ms. Abraham served as Chief Operating Officer of iVillage Inc., an online media company, from May 1998 to May 2000. From February 1997 to April 1998, Ms. Abraham was President, Chief Operating Officer and a director of Shoppers Express, an online grocery service, and also served as Vice President of Sales and Marketing for several months prior to her promotion. From 1992 to 1996, Ms. Abraham held several marketing and management positions at Ameritech Corporation. She was employed at American Express Travel Related Services in New York City from 1988 to 1992, focusing on the launch of new products and loyalty programs. Ms. Abraham holds a MBA degree from the Darden School at the University of Virginia and a Bachelor of Arts in Economics from Tufts University.

        Our board of directors appoints our executive officers who serve until their successors have been duly elected and qualified. Other than between Patrick M. Byrne and John J. Byrne Jr., there are no family relationships among any of our directors or officers.

Classified Board

        Following the completion of this offering, our Amended and Restated Certificate of Incorporation will be amended and restated to provide for a board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. To implement the classified structure, prior to the consummation of the offering, three of the nominees to the board will be elected to a one-year term, two will be elected to a two-year term and two will be elected to a three-year term. Thereafter, directors will be elected for three-year terms.

        Mr. Lindsey, Mr. Fisher and Dr. Byrne have been designated Class I directors whose terms expire at the 2003 annual meeting of stockholders. Mr. Pettway and Mr. Macklin have been designated Class II directors whose terms expire at the 2004 annual meeting of stockholders. Ms. Abraham and Mr. John J. Byrne have been designated Class III directors whose terms expire at the 2005 annual meeting of stockholders. The authorized number of directors may be changed only by resolution of our board of directors or a majority vote of the stockholders. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control or management.

Audit Committee

        We have established an audit committee, which consists of Ms. Abraham, Mr. Fisher and Mr. Macklin. The audit committee is responsible for reviewing and monitoring our financial statements and internal accounting procedures, recommending the selection of independent auditors by our board, evaluating the scope of the annual audit, reviewing audit results, consulting with management and our independent auditor prior to presentation of financial statements to stockholders and, as appropriate, initiating inquiries into aspects of our internal accounting controls and financial affairs.

Compensation Committee Interlocks and Insider Participation

        Our Compensation Committee consists of Mr. Fisher, Mr. Macklin and Mr. John J. Byrne Jr. The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for our directors, officers and other employees and administering various incentive compensation and benefit plans. No interlocking relationship exists between any member of our Compensation Committee and any member of any other company's board of directors or compensation committee.

Director Compensation

        We reimburse our non-employee directors for out-of-pocket expenses incurred in connection with attending board and committee meetings. No member of our board of directors currently receives any additional cash compensation. In the past, we have granted non-employee directors options to purchase our common stock under our 1999 Stock Option Plan for their service on our board of directors. Historically, our non-employee directors have received an initial option to purchase 21,172 shares of our common stock and a secondary option to purchase an additional 7,058 shares of our common stock. We currently plan to grant new non-employee directors an initial option to purchase 15,000 shares of our common stock under our 2002 Stock Option Plan and an additional grant for 10,000 shares for each year of service on our board of directors thereafter.

Executive Compensation

        The following table summarizes information concerning the compensation awarded to, earned by, or paid for services rendered to Overstock in all capacities during the year ended December 31, 2001, by our Chief Executive Officer and our four other most highly compensated executive officers whose salary and bonus for fiscal 2001 exceeded $100,000. We refer to these executives as our named executive officers elsewhere in this prospectus.

Summary Compensation Table

							Long Term Compensation
		Annual Compensation
Name and Principal Position							Securities Underlying Options	All Other Compensation
	Year	Salary			Bonus
Patrick M. Byrne President and Chief Executive Officer	2001 2000	$	— —		$	— —	35,286 21,172	$	— —
Jason C. Lindsey (1) Chief Financial Officer and Assistant Secretary	2001 2000 1999		116,363 76,925 10,625	(2)		— — —	95,272 0 3,529		2,550(6 3,050(6 —	) )
Douglas Greene Chief Technology Officer	2001 2000 1999		137,500 109,583 66,000	(3)		— — —	81,158 14,116 3,532		— — —
James Hyde Vice President of Operations	2001		71,634	(4)		—	24,701		—
Trey Baker Vice President of Merchandising	2001 2000 1999		86,950 78,787 22,750	(5)		— — —	49,401 2,118 1,413		2,790(6 1,879(6 —	) )

(1)
During each of 1999, 2000 and 2001, Mr. Lindsey was employed by Overstock and Haverford Internet, L.C. During each of 2000 and 2001 Mr. Lindsey devoted substantially all of his time to Overstock. During 1999, 2000 and 2001, Mr. Lindsey received other compensation from Haverford Valley, L.C. of approximately $210,000, $230,000 and $211,000, respectively.

(2)
Mr. Lindsey's annual salary as of December 31, 2001 was $140,000.

(3)
Mr. Greene's annual salary as of December 31, 2001 was $145,000.

(4)
Mr. Hyde's annual salary as of December 31, 2001 was $150,000.

(5)
Mr. Baker's annual salary as of December 31, 2001 was $100,000.

(6)
Amounts represent our matching contributions to the 401(k) plan account for such executive officers.

2001 Option Grants

        The following table summarizes the stock options granted to each named executive officer during the year ended December 31, 2001, including the potential realizable value over the 10-year term of the options, which is based on assumed rates of stock appreciation of 5% and 10%, compounded annually and subtracting from that result the aggregate option exercise price. These assumed rates of appreciation comply with the rules of the SEC and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock.

        During the year ended December 31, 2001, we granted options to purchase up to an aggregate of 1,020,465 shares to employees, directors and consultants under our Amended and Restated 1999 Stock Option Plan.

Individual Grants
	Number of Securities Underlying Options Granted					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Options Terms
Market Value at Date of Grant(1)
Name		Percent of Total Options Granted to Employees	Exercise Price Per Share		Expiration Date
						0%(1)	5%	10%
Patrick M. Byrne	35,286	3.5%	$5.07	9.20	07/30/11	145,731	$349,890	$663,110
Jason C. Lindsey	84,686 10,586	8.3 1.0	5.07 2.84	6.62 10.75	02/21/06 10/29/06	131,263 83,735	286,153 115,176	473,528 153,211
Douglas Greene	70,572 10,586	6.9 1.0	5.07 2.84	6.62 10.75	02/21/06 10/29/06	109,387 83,735	238,462 115,176	394,609 153,211
James Hyde	17,643 7,058	1.7 0.7	5.07 2.84	9.20 10.75	07/30/06 10/29/06	72,866 55,829	117,710 76,791	171,961 102,150
Trey Baker	28,229 21,172	2.8 2.1	5.07 2.84	9.20 10.75	07/30/06 10/29/06	116,586 167,471	188,338 230,352	275,139 306,422

(1)
Based upon a subsequent review of the fair value of our common stock at the option grant dates, we determined the value of the common stock to be as reflected in the "Market Value at Date of Grant" column. The amount shown in the "0%" column reflects the difference between the exercise price and the deemed fair market value as of the date of option grant.

Aggregate Option Exercises and Option Values

        The following table sets forth certain information regarding unexercised options held as of December 31, 2001, by each of the named executive officers. None of the named executive officers exercised any stock options during the year ended December 31, 2001.

        There was no public trading market for our common stock as of December 31, 2001. Accordingly, these values have been calculated on the basis of the initial public offering price of $14.00, less the applicable exercise price per share, multiplied by the number of shares issued or issuable, as the case may be, on the exercise of the option. All options were granted under our Amended and Restated 1999 Stock Option Plan or our 2001 Stock Plan.

	Number of Securities Underlying Unexercised Options at December 31, 2001		Value of Unexercised In-the- Money Options at December 31, 2001
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Patrick M. Byrne	18,561	37,897	$146,077	$315,326
Jason C. Lindsey	1,977	96,824	20,383	890,387
Douglas Greene	7,901	90,905	67,383	831,893
James Hyde	0	24,701	0	236,319
Trey Baker	1,636	51,296	11,944	502,023

Agreements with Certain Executive Officers

        We are a party to a Severance Package Agreement with Douglas Greene, our Chief Technology Officer, dated as of June 17, 1999. Pursuant to the terms of the agreement, Mr. Greene is entitled to a lump sum payment in the amount of $75,000 if (i) he is terminated without "Cause" (as defined in the agreement), or (ii) he terminates his employment with us following any reduction in his salary or duties and responsibilities. In the event of either (i) or (ii) above, Mr. Greene will continue to be covered under all of our health and major medical plans then in effect for a period of one year. In addition, all stock options granted to Mr. Greene will immediately vest and will be exercisable for a period of one year.

Benefit Plans

Gear.com, Inc. Restated 1998 Stock Option Plan

        The Company acquired Gear.com, Inc. on November 20, 2000 and assumed the outstanding options under the Gear.com, Inc. Restated 1998 Stock Option Plan. The Plan provided for the grant of incentive stock options to Gear.com employees or the employees of Gear.com's parent or subsidiary, and the grant of nonstatutory stock options to Gear.com, or Gear.com parent's or subsidiary's employees, directors, consultants, agents, advisors, and independent contractors. As amended on February 22, 2001, 181,154 shares of common stock were reserved for issuance under this Plan and as of March 31, 2002 options to purchase 93,395 shares of common stock were outstanding. The Restated 1998 Stock Option Plan terminated on the close of our acquisition of Gear.com and we will not grant any additional options under the plan. However, the outstanding options issued pursuant to the plan continue to be governed by its terms. The Restated 1998 Stock Option Plan provides that after termination of employment or service other than by reason of death or Cause (as defined in the Plan), an optionee may exercise his or her option to the extent it was exercisable on the date of such termination within (i) one year if the termination is coincident with retirement, early retirement at the Company's request, or disability, or (ii) three months after termination for reasons other than retirement, early retirement at the Company's request, or disability. Generally, if termination is due to death, the option will remain exercisable for twelve (12) months from the date of such termination. If termination is for Cause (as defined in the Plan), the option will automatically terminate upon first notification to the optionee of such termination. In no event may an option be exercised after the expiration of the option term.

        The Restated 1998 Stock Option Plan generally provides that in the event of (i) the consummation of a merger or consolidation in which we are not the surviving corporation or in which more than 33-1/3% of our total combined voting power is transferred to persons different from the persons holding those securities immediately prior to such merger or consolidation, (ii) the consummation of any sale, exchange or transfer of all or substantially all of our assets (other than a transfer to our majority-owned subsidiary corporation), or (iii) shareholder approval of a plan or proposal for our liquidation or dissolution, each outstanding option shall automatically accelerate so that immediately prior to the effective date of the corporate transaction each option shall become 100% vested and exercisable; provided, however, that options shall not accelerate if and to the extent the options are assumed or substituted by the successor corporation or parent thereof. If an executive officer's employment is terminated within two years following a corporate transaction in which options were assumed or substituted, other than a voluntary termination of the executive officer without Good Reason (as defined in the Plan) or a termination by the successor corporation for Cause (as defined in the Plan), then the executive officer's option shall accelerate and become fully vested. Except to the extent assumed or substituted by the successor corporation, all options will terminate and cease to be outstanding immediately following the consummation of a corporate transaction.

Amended and Restated 1999 Stock Option Plan

        Our Amended and Restated 1999 Stock Option Plan was adopted by our board of directors on May 1, 1999, and approved by our stockholders in October 5, 1999. Our Amended and Restated 1999 Stock Option Plan provides for the grant of incentive stock options to our employees, and the grant of nonstatutory stock options to our employees, directors and consultants. We have reserved an aggregate of 1,764,291 shares of our common stock for issuance under this plan. As of March 31, 2002, 12,380 shares had been issued pursuant to the exercise of options, options to purchase 1,385,314 shares of common stock were outstanding, and 366,597 shares were available for future grant. Our Amended and Restated 1999 Stock Option Plan will terminate as of this initial public offering and we will not grant any additional options under the plan. Instead we will grant options under our 2002 Stock Plan. The Amended and Restated 1999 Stock Option Plan provides that after termination of service, an optionee may exercise his or her option to the extent it was exercisable on the date of such termination for a certain period of time. Generally, if termination is due to death or disability, the option will remain exercisable for twelve (12) months from the date of such termination. If termination is due to an optionee's misconduct, the option will terminate and cease to be outstanding. In all other cases, the option will generally remain exercisable for a period of three (3) months following termination.

        The Amended and Restated 1999 Stock Option Plan provides that in the event of the sale, transfer or other disposition of all or substantially all of our assets in our complete liquidation or dissolution, or a merger or consolidation in which more than 50% of our total combined voting power is transferred to persons different from the persons holding those securities immediately prior to such merger or consolidation, the outstanding options under the plan may be assumed by the successor entity or, in the administrator's discretion, the vesting of all outstanding options may be accelerated so that the options become fully vested and exercisable immediately prior to such transaction. In addition, the administrator may accelerate the vesting of assumed options in the event the optionee is involuntarily terminated within eighteen (18) months following such transaction. After such an involuntary termination, the accelerated options will remain exercisable for one (1) year from the date of termination or the expiration of the option term, whichever is shorter. In the event of the direct or indirect acquisition by any person of beneficial ownership representing more than 50% of the total combined voting power of our outstanding securities, or a change in the composition of the board over a period of thirty-six (36) consecutive months, or less, in which a majority of the board members cease to be incumbent directors, or were not elected by at least a majority of the incumbent directors, the administrator has the discretion to accelerate the vesting of any outstanding options so that the options become fully vested and exercisable upon such occurrence, or to condition such option acceleration on an optionee's involuntary termination within a period of up to 18 months following such change in control.

2000 Stock Purchase Plan

        Our 2000 Stock Purchase Plan was adopted by our board of directors on January 24, 2001. Our 2000 Stock Purchase Plan allows selected employees, directors and consultants to purchase shares of our stock. We have reserved an aggregate of 352,859 shares of our common stock for issuance under this plan. As of March 31, 2002, 19,850 shares had been purchased, and 333,009 shares were available for future purchase. Our 2000 Stock Purchase Plan will terminate as of this initial public offering and we will not grant any additional stock purchase rights under this plan. Instead we will grant options and stock purchase rights under our 2002 Stock Plan.

        The 2000 Stock Purchase Plan provides that in the event of the sale, transfer or other disposition of all or substantially all of our assets in our complete liquidation or dissolution, or a merger or consolidation in which more than 50% of our total combined voting power is transferred to persons different from the persons holding those securities immediately prior to such merger or consolidation, or the direct or indirect acquisition by any person of beneficial ownership representing more than 50%

of the total combined voting power of our outstanding securities, the board, in its sole discretion, may elect to accelerate any unvested shares.

2002 Stock Option Plan.

        Our 2002 Stock Option Plan was adopted by our board of directors on April 23, 2002. Our 2002 Stock Option Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees, and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants.

        Number of Shares of Common Stock Available under the 2002 Stock Option Plan.    We have reserved a total of 638,680 shares of our common stock for issuance pursuant to the 2002 Stock Option Plan. As of May 3, 2002, 537,558 shares were available for future purchase.

        Administration of the 2002 Stock Option Plan.    Our board of directors or, with respect to different groups of optionees, different committees appointed by our board, will administer the 2002 Stock Option Plan. In the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the committee will consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The administrator has the power to determine the terms of the options and stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the exercisability of the options and stock purchase rights and the form of consideration payable upon exercise.

        Options.    The administrator determines the exercise price of options granted under the 2002 Stock Option Plan, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code and all incentive stock options, the exercise price must be at least equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten (10) years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term must not exceed five (5) years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options.

        No optionee may be granted an option to purchase more than 423,430 shares in any fiscal year. In connection with his or her initial service as an employee, an optionee may be granted an additional option to purchase up to 423,430 shares.

        After termination of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time stated in the option agreement to the extent. Generally, if termination is due to death or disability, the option will remain exercisable for twelve (12) months. In all other cases, the option will generally remain exercisable for three (3) months. However, an option may never be exercised later than the expiration of its term.

        Stock Purchase Rights.    Stock purchase rights, which represent the right to purchase our common stock, may be issued under our 2002 Stock Option Plan. The administrator determines the purchase price of stock purchase rights granted under our 2002 Stock Option Plan. Unless the administrator determines otherwise, a restricted stock purchase agreement, an agreement between us and an optionee which governs the terms of stock purchase rights, will grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason, including death or disability. The purchase price for shares we repurchase will generally be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The administrator determines the rate at which our repurchase option will lapse.

        Transferability of Options and Stock Purchase Rights.    Our 2002 Stock Option Plan generally does not allow for the transfer of options or stock purchase rights and only the optionee may exercise an option or stock purchase right during his or her lifetime.

        Adjustments upon Change in Control.    Our 2002 Stock Option Plan provides that in the event of a change of control, the successor corporation will assume or substitute each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted, the administrator will provide notice to the optionee that he or she has the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares which would not otherwise be exercisable, for a period of fifteen (15) days from the date of the notice. The option or stock purchase right will terminate upon the expiration of the fifteen (15)-day period. In addition, in the event that the optionee is involuntarily terminated without cause within eighteen months following a change of control, he or she will have the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including the shares which would not otherwise be exercisable.

        Amendment and Termination of our 2002 Stock Option Plan.    Our 2002 Stock Option Plan will automatically terminate in 2012, unless we terminate it sooner. In addition, the administrator has the authority to amend, suspend or terminate the 2002 Stock Option Plan provided such amendment does not impair the rights of any optionee.

Limitations on Directors' Liability and Indemnification

        Our Amended and Restated Certificate of Incorporation and Bylaws limit the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following acts:

  •
  any breach of their duty of loyalty to the corporation or its stockholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions; and

  •
  any transaction from which the director derived an improper personal benefit.

        Such limitation of liability may not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

        In addition and in accordance with Delaware law, our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether indemnification would be permitted under Delaware law.

        Prior to the completion of this offering, we will enter into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our Amended and Restated Certificate of Incorporation and Bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Overstock, arising out of such person's services as a director or executive officer of ours, any subsidiary of ours or any other company or enterprise to which the person provided services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Securities Issuances to Haverford Internet LLC

        The following table summarizes our sales of shares of common stock to Haverford Internet, LLC, prior to its dissolution on April 5, 2002. Immediately prior to its dissolution, Haverford Internet was owned and controlled by Patrick M. Byrne, our President, Chief Executive Officer and Chairman of our Board of Directors, John B. Pettway, our Secretary and a member of our Board of Directors, and Jason C. Lindsey, our Chief Financial Officer, Assistant Secretary and a member of our Board of Directors.

Date	Shares of Common Stock Subject to Warrants	Exercise Price per share	Number of Shares of Common Stock	Aggregate Consideration Paid	Value of stock based on $14 per share offering price
June 8, 1999	—	—	980,836	$3,750,000	$13,731,704
September 24, 1999	—	—	175,532	$598,961	$2,457,448
October 7, 1999	—	—	320,825	$1,142,292	$4,491,550
October 8, 1999	—	—	160,393	$571,077	$2,245,502
December 15, 1999	—	—	194,067	$1,374,961	$2,716,938
May 1, 2000	100,762	$7.09	403,046	$2,855,575	$5,642,644
May 15, 2000	198,378	7.09	793,509	$5,622,007	$11,109,126
September 21, 2000	330,396	4.26	1,321,583	$5,618,047	$18,502,162
February 2, 2001	—	—	789,834	$4,000,000	$11,057,676

        On March 4, 2002 Haverford Internet purchased 145,090 shares of our Series A preferred stock at a purchase price of $6.89 per share for an aggregate consideration of $1,000,000. The value of these shares based on a $14 per share offering price is $2,031,260. The price of $6.89 per share was based on a negotiation between us and an independent venture capital fund. After the execution of a non-binding term sheet between us and the venture capital fund, we and the venture capital fund mutually agreed to terminate our discussions. The fair value of the common stock to be received upon conversion of the Series A preferred stock was $14.17 on March 4, 2002. No warrants were issued in connection with the purchase of Series A preferred stock.

        On occasion, Haverford-Valley, L.C. and certain affiliated entities make travel arrangements for our executives and pay the travel related expenses incurred by our executives on company business. In 1999, 2000 and 2001, we reimbursed Haverford-Valley, L.C. $120,000, $241,000 and $251,000, respectively, for these expenses.

        On April 5, 2002, Haverford Internet was dissolved. Immediately prior to the dissolution, Haverford Internet owned 5,224,209 shares of our common stock, warrants for the purchase of 629,536 shares of our common stock, and 145,090 shares of our Series A preferred stock. Upon dissolution, the securities owned by Haverford Internet were distributed to the members of Haverford Internet, including 4,712,242 shares of our common stock to High Plains Investments LLC; 274,272 shares of our common stock to John B. Pettway and 222,029 shares of our common stock to Jason Lindsey. The 145,090 shares of Series A preferred stock, and warrants to purchase 629,536 shares of our common stock, were distributed in their entirety to High Plains Investments LLC.

        Mr. Patrick M. Byrne owns 100% of the voting interests of High Plains Investments LLC and he is also a Manager of Haverford-Valley L.C., a limited liability company that manages the business and affairs of High Plains Investments.

Securities Issuances to Haverford-Utah, LLC

        The following table summarizes private placement transactions in which we sold shares of common stock and warrants to purchase common stock to Haverford-Utah, LLC, an entity that is owned and controlled by John J. Byrne Jr., a member of our Board of Directors and the father of Patrick M.

Byrne, our President, Chief Executive Officer and Chairman of our Board of Directors. Dorothy M. Byrne, the wife of John J. Byrne Jr., owns approximately 64% of the interests in Haverford-Utah and John B. Pettway, our Secretary and a member of our Board of Directors, owns approximately 8.9%. Patrick M. Byrne also serves as a Vice President for Haverford-Utah.

Date	Shares of Common Stock Subject to Warrants	Exercise Price per share	Number of Shares of Common Stock	Aggregate Consideration Paid	Value of stock based on $14 per share offering price
November 24, 1999	—	—	31,758	$225,000	$444,612
May 1, 2000	7,822	$7.09	31,288	$221,672	$438,032
May 15, 2000	16,506	$7.09	66,022	$467,764	$924,308
September 21, 2000	27,252	$4.26	109,005	$463,380	$1,526,070

Securities Issuances to John J. Byrne Jr. and Dorothy M. Byrne

        John J. Byrne Jr. is a member of our Board of Directors and the father of Patrick M. Byrne. John J. Byrne Jr. and his wife, Dorothy M. Byrne purchased the following securities.

Date	Shares of Common Stock Subject to Warrants	Exercise Price per share	Number of Shares of Common Stock	Aggregate Consideration Paid	Value of stock based on $14 per share offering price
December 15, 1999	—	—	14,115	$100,000	$197,610
May 1, 2000	585	$7.09	2,338	$16,564	$32,732
May 15, 2000	1,462	7.09	5,845	$41,410	$81,830
September 21, 2000	95,217	4.26	380,864	$1,619,050	$5,332,096

        In addition, on March 4, 2002 John J. Byrne Jr. purchased 145,090 shares of our Series A preferred stock for aggregate consideration of $1,000,000. The value of these shares based on a $14 per share offering price is $2,031,260. No warrants were issued in connection with the purchase of Series A preferred stock.

Securities Issuances to John J. Byrne, III

        The following table summarizes private placement transactions in which we sold shares of common stock and warrants to purchase common stock to John J. Byrne, III. John J. Byrne, III is the brother of Patrick M. Byrne, our President, Chief Executive Officer and Chairman of our Board of Directors and the son of John J. Byrne Jr., a member of our board of directors.

Date	Shares of Common Stock Subject to Warrants	Exercise Price per share	Number of Shares of Common Stock	Aggregate Consideration Paid	Value of stock based on $14 per share offering price
December 15, 1999	—	—	3,529	$25,000	$49,406
May 1, 2000	147	$7.09	585	$4,141	$8,190
May 15, 2000	366	7.09	1,462	$10,352	$20,468
September 21, 2000	375	4.26	1,500	$6,375	$21,000

Securities Issuances to Contex Limited

        The following table summarizes private placement transactions in which we sold shares of common stock to Contex Limited, an entity controlled by Mark Byrne, the brother of Patrick M. Byrne.

Date	Shares of Common Stock Subject to Warrants	Exercise Price per share	Number of Shares of Common Stock	Aggregate Consideration Paid	Value of stock based on $14 per share offering price
May 15, 2000	3,307	$7.09	13,227	$93,712	$185,178
September 21, 2000	4,773	$4.26	19,091	$81,188	$267,274

        In addition, on March 4, 2002 Mark Byrne, through Contex Limited, purchased 72,545 shares of our Series A preferred stock for aggregate consideration of $500,000. The value of these shares based on a $14 per share offering price is $1,015,630. No warrants were issued in connection with the purchase of Series A preferred stock.

Securities Issuances to Rope Ferry Associates, Ltd.

        The following table summarizes a private placement transaction in which we sold shares of common stock to Rope Ferry Associates, Ltd., a limited Partnership that is beneficially owned by John J. Byrne, III and Dorothy M. Byrne. John J. Byrne, III is the brother of Patrick M. Byrne, our President, Chief Executive Officer and Chairman of our Board of Directors, and is the son of John J. Byrne Jr., a member of our Board of Directors. Mr. Byrne, III's beneficial ownership of Rope Ferry Associates is established through his 100% ownership of Cirque Properties, Inc., which is the sole general partner of Rope Ferry Associates. Dorothy M. Byrne, the mother of Patrick M. Byrne, and the wife of John J. Byrne Jr., is the sole limited partner of Rope Ferry Associates.

Date	Shares of Common Stock Subject to Warrants	Exercise Price per share	Number of Shares of Common Stock	Aggregate Consideration Paid	Value of stock based on $14 per share offering price
May 1, 2000	35,286	$7.09	141,144	$1,000,000	$1,976,016
September 21, 2000	14,982	$4.26	59,925	$254,739	$838,950

        In addition, on March 4, 2002, Rope Ferry Associates purchased 145,090 shares of our Series A preferred stock for aggregate consideration of $1,000,000. The value of these shares based on a $14 per share offering price is $2,031,260. No warrants were issued in connection with the purchase of Series A preferred stock.

Securities Issuances to Gordon S. Macklin and associated entities

        Gordon S. Macklin is a member of our Board of Directors. Mr. Macklin, his wife and related entities purchased the following securities.

Date	Shares of Common Stock Subject to Warrants	Exercise Price per share	Number of Shares of Common Stock	Aggregate Consideration Paid	Value of stock based on $14 per share offering price
November 17, 1999	—	—	49,402	$350,000	$691,628
May 1, 2000	10,213	$7.09	40,847	$289,384	$571,858
May 15, 2000	8,769	7.09	35,070	$248,458	$490,980
September 21, 2000	17,048	4.26	68,187	$289,853	$954,618

        In addition, on March 4, 2002 the Gordon S. Macklin Family Trust purchased 29,018 shares of our Series A preferred stock for aggregate consideration of $200,000. The value of these shares based on a $14 per share offering price is $406,252. No warrants were issued in connection with the purchase of Series A preferred stock.

Securities Issuances to Gary D. Kennedy and Jane A. Kennedy

        Gary D. Kennedy is a former member of our board of directors. Mr. Kennedy and his wife, Jane A. Kennedy, purchased the following securities.

Date	Common Shares Subject to Warrants	Exercise Price per share	Number of Shares of Common Stock	Aggregate Consideration Paid	Value of stock based on $14 per share offering price
December 14, 1999	—	—	141,144	$1,000,000	$1,976,016
May 1, 2000	9,374	$7.09	37,494	$265,639	$524,916
September 21, 2000	18,961	4.26	75,843	$322,407	$1,061,802

Transactions with High Meadows Finance, LC

        In March 2001, we entered into a loan agreement with High Meadows Finance L.C. Patrick M. Byrne, our President, Chief Executive Officer and the Chairman of our Board of Directors and John J. Byrne Jr., a member of our Board of Directors and Patrick M. Byrne's father, each own approximately 33% of High Meadows Finance. In addition, Cirque Properties, Inc., an entity wholly owned by John J. Byrne, III, the brother of Patrick M. Byrne owns approximately 34% of High Meadows Finance. In connection with the loan agreement, High Meadows Finance purchased 197,459 shares of common stock for an aggregate consideration of $1.0 million. The value of these shares based on a $14 per share offering price is $2,764,426. The loan agreement provides for a special purpose line of credit to purchase inventory under a revolving promissory note with a maximum principal amount of $6.0 million. Amounts borrowed under the agreement bear interest at 3.5 percentage points above the prime rate of interest as announced by Wells Fargo & Company and are secured by substantially all of our assets. The loan agreement provides for certain default conditions and negative covenants and expires on June 1, 2002, unless renewed. We paid High Meadows Finance an initial set-up fee of $5,000 and pay an annual servicing fee of $10,000, payable in installments of $2,500 quarterly in arrears. Pursuant to the operating agreement of High Meadows Finance, the set-up and servicing fees under this loan agreement are paid to Cirque Properties, Inc., which also receives a management fee, payable monthly in arrears, of 1% of the gross operating revenue of High Meadows Finance, for such month, prior to distributions to the other members of the limited liability company according to their interests. As of March 31, 2002, we had an outstanding principal balance of $3.0 million under the revolving promissory note held by High Meadows Finance. Since entering into the loan agreement, we have paid or accrued an aggregate of $222,436 in interest and $12,500 in fees. We plan to pay off the revolving promissory note in full with the proceeds of this offering.

Transactions with Norwich Associates L.C.

        In September 2001, we entered into a loan agreement with Norwich Associates L.C., which is owned by related entities described above as follows: 40% by Haverford-Utah; 40% by High Meadows Finance and 10% by Cirque Property L.C. Cirque Property, L.C. is an entity controlled by Cirque Properties, Inc, a corporation wholly owned by John J. Byrne, III, the brother of Patrick M. Byrne and the son of John J. Byrne Jr. This loan agreement is subject to certain financial and operational covenants and amounts borrowed under the loan agreement are secured by substantially all of our assets and may be used solely to purchase inventory. The loan agreement provides for a revolving promissory note with a maximum principal amount of $7.0 million that bears simple interest at 2% per month, subject to certain default conditions and negative covenants. The promissory note has a maturity date of June 1, 2002, unless renewed. In connection with this loan agreement and as part of the transaction, we issued 10,586 shares of our common stock to Norwich Associates as an origination fee. The value of these shares based on a $14 per share offering price is $148,204. We also paid to Norwich Associates a $5,000 setup fee and agreed to pay a $10,000 annual service fee, payable in monthly installments of $2,500 quarterly in arrears. Pursuant to the operating agreement of Norwich

Associates, the set-up and servicing fees under this loan agreement are paid to Cirque Properties, Inc., which also receives a management fee, payable monthly in arrears, of 1% of the gross operating revenue of Norwich Associates for such month, prior to distributions to the other members of the limited liability company according to their interests. Since origination we have borrowed an aggregate of $1,159,660 under this agreement. On March 18, 2002 we paid off the entire balance outstanding under this agreement. Since entering into this loan agreement we have paid or accrued an aggregate of $27,582 interest and $5,000 in fees.

        In conjunction with its loan agreement with us, Norwich Associates entered into a loan agreement with Haverford-Utah. Amounts borrowed by Norwich Associates pursuant to the loan agreement between Norwich Associates and Haverford-Utah are unsecured and may be used solely to fund advances to us under our senior loan agreement with Norwich Associates and bear interest at 0.25 percentage points above the prime rate of interest as announced by Wells Fargo Bank, N.A. The loan agreement between Norwich Associates and Haverford-Utah provides for a revolving promissory note with a maximum principal amount of $7.0 million, with a maturity date of June 1, 2002, unless renewed. As described below, the following persons have provided to Haverford-Utah personal guarantees in respect of the repayment obligations of Norwich Associates:

  •
  Patrick M. Byrne, our President, Chief Executive Officer and Chairman of our Board of Directors provided a guarantee to Haverford-Utah of up to $924,000;
  •
  John J. Byrne Jr., one of our Directors and the father of Patrick M. Byrne provided a guarantee to Haverford-Utah of up to $924,000;
  •
  John J. Byrne, III, the brother of Patrick M. Byrne and the son of John J. Byrne Jr., a member of our Board of Directors, provided a guarantee to Haverford-Utah of up to $952,000; and
  •
  Cirque Property L.C., a entity controlled by John J. Byrne, III, the brother of Patrick M. Byrne and the son of John J. Byrne Jr., a member of our Board of Directors, provided a guarantee to Haverford-Utah of up to $700,000.

Stock Option Grants

        From time to time since our incorporation, we have granted options to purchase an aggregate of 647,520 shares of our common stock to individuals that currently serve as our executive officers and directors. Such options were granted at exercise prices ranging from $2.84 to $11.91 per share, in each case reflecting the fair market value per share of our common stock as determined by our board of directors or its compensation committee.

Stock Purchase Plan Issuances

        We have sold an aggregate of 1,185 shares of our common stock under our 2000 Stock Purchase Plan to individuals that currently serve as our executive officers at a purchase price of $5.07 per share. Such purchases were, in each case, made at the fair market value per share of our common stock as determined by our board of directors.

Other Transactions

        In February 2002, we entered into an intellectual property assignment agreement, as amended in April 2002, with Douglas Greene, our Chief Technology Officer, pursuant to which Mr. Greene assigned to us all right, title and interest to certain material technology relating to our Websites, transaction processing systems and network infrastructure in exchange for $500.

        In July 2001, Patrick M. Byrne, our President and Chief Executive Officer, who is also a significant shareholder in the Company, agreed to personally guarantee our merchant account with a bank. The bank agreed to accept this personal guarantee in lieu of a demand deposit of $1,000,000 with the bank.

In exchange for his personal guarantee, we compensated our Chief Executive Officer with options to purchase 35,286 shares of our common stock at an exercise price of $5.07 per share. These options vest over a three year period based on the renewal of the guarantee.

        On November 1, 1999, we purchased the domain names "Overstock.com," "Overstocked.com," and "Over-stock.com" for $111,000 from Haverford-Valley, L.C. d/b/a/ The Haverford Group, which is controlled by Patrick M. Byrne, our President, Chief Executive Officer and a member of our board of directors.

        On October 1, 1999, we entered into a Separation Agreement and Release with Mr. Robert Brazell, our former President and Chief Executive Officer. Upon his resignation, we paid Mr. Brazell a severance amount of $100,000 and hired him as a consultant for approximately 18 months. We paid Mr. Brazell $270,500 for these consulting services. Also in connection with his resignation, we granted Mr. Brazell a right to purchase a total of 28,600 shares of common stock for a purchase price of $183,238 (which Mr. Brazell has exercised).

        In May 2002, we entered into a Registration and Expenses Agreement with Amazon.com NV Investment Holdings, Inc., a holder of 845,000 shares of our common stock and a selling stockholder in the offering. Pursuant to this agreement, we have agreed to register all of Amazon's shares in this offering, and Amazon has agreed to sell all of its shares in this offering, subject to certain conditions. Under this agreement, we will pay all of the registration expenses associated with this offering. In addition, we will pay to Amazon the aggregate underwriting discount associated with the sale of such selling stockholder's shares in the offering. Amazon's obligation to sell all of its shares in this offering is conditioned upon an initial public offering price of at least $11.83 per share and the sale of not less than all of its shares. If the public offering price is less than $11.83 per share, Amazon will have the option, but not the obligation, to sell all of its shares in this offering. In addition, if market conditions require a decrease in the number of shares to be sold in this offering such that Amazon will not be able to sell all of its shares in this offering, then Amazon has the option, but not obligation, to sell its pro rata share of the numbers of shares to be sold in this offering. As a result, any decrease in the number of shares in this offering could result in a pro rata reduction of the number of shares that we may sell in this offering. For this purpose, our pro rata share is approximately 72.8% and Amazon's pro rata share is approximately 28.2%, in each case, of the number of shares to be sold in this offering. Except for the Registration and Expenses Agreement, we have no other agreements or commercial relationships with Amazon.com, Inc. or its affiliates.

        In February 2002, High Plains Investments LLC assigned the trademarks Overstock.com and Over-Stock.com to us in exchange for $10. We have filed the assignment of these trademarks with the United States Patent and Trademark Office.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our common stock as of May 3, 2002, and as adjusted to reflect the sale of 2,155,000 shares of common stock offered by us and 845,000 shares by the Selling Stockholder, of the following individuals or groups:

  •
  Each person or entity who is known by us to own beneficially more than 5% of our outstanding common stock;

  •
  Each of the named executive officers;

  •
  Each of our directors; and

  •
  All directors and executive officers as a group.

        Except as otherwise noted, the address for each holder of more than 5% of our common stock is c/o Overstock.com, Inc., 6322 South 3000 East, Suite 100, Salt Lake City, Utah 84121. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. Percentage ownership before the offering is based on 12,140,068 shares of common stock outstanding as of May 3, 2002. Percentage ownership after the offering includes the 14,295,068 common shares that will be outstanding immediately following the completion of this offering, including the conversion of 958,612 shares of Series A preferred stock into common stock. Shares of common stock subject to options, warrants or other rights to acquire stock that are currently exercisable or exercisable within 60 days of May 3, 2002 are deemed outstanding and beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned Prior to Offering					Shares Beneficially Owned After the Offering
Beneficial Owner (Name and Address)				Shares to be Sold in the Offering
	Number		Percent			Number	Percent
5% Stockholders
High Plains Investments LLC 700 Bitner Road Park City, Utah 84098	5,486,868	(1)	43.0%	0		5,486,868	36.8%
Dorothy M. Byrne 35 Rope Ferry Road Hanover, NH 03755	1,668,844	(2)	13.5%	0		1,668,844	11.5%
Amazon.com, Inc NV Investment Holdings, Inc. 1200 12th Ave. S., Ste. #1200 Seattle, WA 98144	845,000		7.0%	845,000	(3)	0	*
Directors and Named Executive Officers
Patrick M. Byrne	5,716,015	(4)	44.7%	0		5,716,015	38.2%
Jason C. Lindsey	255,706	(5)	2.1%	0		255,706	1.8%
John B. Pettway	895,951	(6)	7.3%	0		895,951	6.2%
John J. Byrne Jr.	1,668,844	(7)	13.5%	0		1,668,844	11.5%
Gordon S. Macklin	307,955	(8)	2.5%	0		307,955	2.1%
Allison H. Abraham	23,616	(9)	*	0		23,616	*
John A. Fisher	23,616	(10)	*	0		23,616	*
Douglas Greene	35,307	(11)	*	0		35,307	*
Trey Baker	10,295	(12)	*	0		10,295	*
James Hyde	395		*	0		395	*
Directors and Officers as a Group (10 persons)	8,110,376	(13)	61.6%	0		8,110,376	52.9%

*
Less than 1% of the outstanding shares of common stock.

(1)
Includes 629,536 shares issuable upon exercise of currently exercisable warrants. Patrick M. Byrne, our President, Chief Executive Officer and Chairman of our board of directors, holds 100% of the voting interest in and controls High Plains Investments LLC.

(2)
Ms. Byrne's shares include 4,414 shares issuable upon exercise of currently exercisable warrants. Ms. Byrne's shares also include 360,873 shares held by Haverford-Utah, LLC; 50,361 shares issuable upon exercise of currently exercisable warrants held by Haverford-Utah, LLC; 346,159 shares held by Rope Ferry Associates, Ltd.; 50,268 shares issuable upon exercise of currently exercisable warrants held by Rope Ferry Associates; 197,459 shares held by High Meadows Finance L.C.; 10,586 shares held by Norwich Associates L.C.; 516,487 shares held by John J. Byrne Jr.; 92,850 shares issuable upon exercise of currently exercisable warrants held by John J. Byrne Jr.; and 7,622 shares issuable upon exercise of options exercisable within 60 days of May 3, 2002 held by John J. Byrne Jr. Ms. Byrne disclaims beneficial ownership of the shares held by Haverford-Utah, LLC; Rope Ferry Associates, Ltd., High Meadows Finance L.C.; and Norwich Associates L.C.; except to the extent of her pecuniary interests in each entity respectively. Ms. Byrne also disclaims beneficial ownership of the shares held by John J. Byrne Jr. to the extent she does not exercise voting or dispositive control over the shares held by John J. Byrne Jr.

(3)
Pursuant to a Registration and Expenses Agreement between Amazon.com NV Investment Holdings, Inc. and us, we have agreed to register all of Amazon's shares in this offering, and Amazon has agreed to sell all of its shares in this offering, subject to certain conditions. Amazon's obligation to sell all of its shares in this offering is conditioned upon an initial public offering price of at least $11.83 per share and the sale of not less than all of its shares. If the public offering price is less than $11.83 per share, Amazon will have the option, but not the obligation, to sell all of its shares in this offering. In addition, if market conditions require a decrease in the number of shares to be sold in this offering such that Amazon will not be able to sell all of its shares in this offering, then Amazon has the option, but not the obligation, to sell its pro rata share of the number of shares to be sold in this offering. As a result, any decrease in the number of shares in this offering could result in a pro rata reduction of the number of shares that we may sell in this offering. For this purpose, our pro rata share is approximately 72.8% and Amazon's pro rata share is approximately 28.2%, in each case, of the number of shares to be sold in this offering.

(4)
Patrick M. Byrne's shares include 21,102 shares issuable upon exercise of options exercisable within 60 days of May 3, 2002. Patrick M. Byrne's shares also include 4,857,332 shares held by High Plains Investments LLC; 629,536 shares issuable upon exercise of currently exercisable warrants held by High Plains Investments LLC; 197,459 shares held by High Meadows Finance L.C.; and 10,586 shares held by Norwich Associates L.C. Dr. Byrne disclaims beneficial ownership of the shares held by High Plains Investments LLC; High Meadows Finance L.C.; and Norwich Associates L.C. except to the extent of his pecuniary interests in each entity respectively.

(5)
Mr. Lindsey's shares include 32,887 shares issuable upon exercise of options exercisable within 60 days of May 3, 2002.

(6)
Mr. Pettway's shares include 2,400 shares issuable upon exercise of options exercisable within 60 days of May 3, 2002; 360,873 shares held by Haverford-Utah, LLC; 50,361 shares issuable upon exercise of currently exercisable warrants held by Haverford-Utah, LLC; 197,459 shares held by High Meadows Finance L.C.; and 10,586 shares held by Norwich Associates L.C. Mr. Pettway disclaims beneficial ownership of the shares held by Haverford-Utah, LLC; High Meadows Finance L.C.; and Norwich Associates L.C. except to the extent of his pecuniary interest in each entity respectively.

(7)
John J. Byrne Jr.'s shares include 7,622 shares issuable upon exercise of options exercisable within 60 days of May 3, 2002 and 92,850 shares issuable upon exercise of currently exercisable warrants. Mr. Byrne's shares also include 360,873 shares held by Haverford-Utah, LLC, 50,361 shares issuable upon exercise of currently exercisable warrants held by Haverford-Utah, LLC, 346,159 shares held by Rope Ferry Associates, Ltd.; 50,268 shares issuable upon exercise of currently exercisable warrants held by Rope Ferry Associates; 197,459 shares held by High Meadows Finance L.C.; 10,586 shares held by Norwich Associates L.C.; 31,765 shares held by Dorothy Byrne and 4,414 shares issuable upon exercise of currently exercisable warrants held by Dorothy Byrne. Mr Byrne disclaims beneficial ownership of the shares held by Haverford-Utah, LLC; Rope Ferry Associates, Ltd., High Meadows Finance L.C. and Norwich Associates L.C.; except to the extent of his pecuniary interest in each entity respectively. Mr. Byrne also disclaims beneficial ownership of the shares held by Dorothy Byrne to the extent he does not exercise voting or dispositive control over the shares held by Dorothy Byrne.

(8)
Mr. Macklin's shares include 14,115 shares issuable upon exercise of options exercisable within 60 days of May 3, 2002 and an aggregate of 257,810 shares and warrants currently exercisable for an aggregate of 36,030 shares held by the the following entities: Macklin Family Limited Partnership I, the Macklin Family Limited Partnership III, the Gordon Macklin Family Trust and the Marilyn C. Macklin Family Trust.

(9)
Ms. Abraham's shares include 23,616 shares issuable upon exercise of options exercisable within 60 days of May 3, 2002.

(10)
Mr. Fisher's shares include 23,616 shares issuable upon exercise of options exercisable within 60 days of May 3, 2002.

(11)
Mr. Greene's shares include 35,307 shares issuable upon exercise of options exercisable within 60 days of May 3, 2002.

(12)
Mr. Baker's shares include 10,295 shares issuable upon exercise of options exercisable within 60 days of May 3, 2002.

(13)
Includes a total of 170,960 shares issuable upon exercise of options granted to our executive officers and directors that are exercisable within 60 days of May 3, 2002 and 863,459 shares issuable upon exercise of currently exercisable warrants.

DESCRIPTION OF CAPITAL STOCK

General

        Upon completion of this offering, our Amended and Restated Certificate of Incorporation will be amended to authorize the issuance of 100,000,000 shares of common stock, $0.0001 par value, and 5,000,000 shares of undesignated preferred stock, $0.0001 par value per share.

        The following description of our capital stock is a summary, it is not complete and is subject to and qualified in its entirety by our Amended and Restated Certificate of Incorporation and Bylaws, a copy of each of which has been filed as an exhibit to the registration statement of which this prospectus forms a part, and the provisions of applicable Delaware law.

        Our Amended and Restated Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors, which may have the effect of delaying, deferring or preventing a future takeover or change in control of Overstock unless such takeover or change in control is approved by our board of directors.

Common Stock

        As of March 31, 2002, there were 11,178,792 shares of common stock outstanding, which were held of record by 281 stockholders. After this offering, there will be 14,292,404 shares of common stock outstanding, or 14,742,404 shares if the underwriters exercise their over-allotment option in full.

        Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock do not have cumulative voting rights, and, therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive such dividends as may be declared from time to time by our board of directors out of funds legally available therefore, subject to the terms of any existing or future agreements between Overstock and our debtholders. We have never declared or paid cash dividends on our capital stock. We expect to retain future earnings, if any, for use in the operation and expansion of our business, and do not anticipate paying any cash dividends in the foreseeable future.

        In the event of liquidation, dissolution or winding up of Overstock, holders of common stock are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of the holders of any preferred stock then outstanding. Holders of common stock have no preemptive or other subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common are, and the common stock to be outstanding on completion of this offering will be fully paid and nonassessable.

        In addition, we have accounted for approximately 851,000 shares of our common stock as redeemable common stock as a result of rescission rights that certain of our common stock holders may have as a result of the fact that we may have violated state securities laws in connection with offerings we made between November 1999 and September 2000. In such situations a number of remedies may be available to regulatory authorities and the investors who purchased common stock in those offerings, including, without limitation, a right of rescission, civil penalties, seizure of our assets, a restraining order or injunction, and a court order to pay restitution and costs. As a result, certain investors in our common stock may be entitled to return their shares to Overstock and receive back from us the full price they paid, plus interest, which we estimate to be an aggregate amount of approximately $5.4 million (based on interest calculated through March 31, 2002).

Preferred Stock

        Effective immediately prior to the completion of this offering, each outstanding share of preferred stock will be converted into one share of common stock. Upon completion of this offering, we will amend and restate our Amended and Restated Certificate of Incorporation such that it will be amended to contain no references to the prior series of preferred stock, and will authorize 5,000,000 shares of undesignated preferred stock.

        Our board of directors will have the authority, without any further vote or action by our stockholders, to issue from time to time the preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control of Overstock without further action by the stockholders. We have no current plans to issue any shares of preferred stock.

Registration Rights

        After this offering, the holders of an aggregate of 958,612 shares of our common stock will be entitled to certain rights with respect to registration of such shares under the Securities Act of 1933, as amended, or the Securities Act. These shares are referred to as registrable securities. Such holders possess registration rights under the terms of an Investor Rights Agreement dated March 4, 2002. Under the terms of the Investor Rights Agreement and beginning 180 days after the completion of this offering, if we propose to register any shares of our capital stock under the Securities Act, holders of the then outstanding registrable securities will be entitled to notice of the registration and have the right to include their shares in the registration. However, the underwriters have the right to limit the number of shares included in any such registration. Holders of at least twenty percent of the outstanding registrable securities will also have the right to require us, on no more than two occasions, to file a registration statement under the Securities Act to register all or any part of their shares of common stock, subject to certain conditions and limitations. We may in certain circumstances defer these registrations, and the underwriters have the right to limit the number of shares included in these registrations. Further the holders may require us to register all or any portion of their registrable securities on Form S-3, when such form becomes available to us, subject to conditions and limitations.

Warrants

        As of March 31, 2002 warrants to purchase an aggregate of 1,122,200 shares of our common stock at a weighted average exercise price per share of $5.60 were issued and outstanding.

Antitakeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws and Delaware Law

        Upon completion of this offering, our Amended and Restated Certificate of Incorporation and Bylaws will be amended to contain provisions that could make the following more difficult:

  •
  acquisition of Overstock by means of a tender offer;

  •
  acquisition of Overstock by means of a proxy contest or otherwise; and

  •
  the removal of our incumbent officers and directors.

        These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Overstock to first negotiate with our board of directors. We believe that the benefits of increased protection resulting from our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Overstock outweigh the disadvantages of discouraging such proposals because we believe that the negotiation of such proposals could result in an improvement of their terms.

        Stockholder Meetings.    Our Bylaws provide that only the board of directors, the Chairman of the board, the Chief Executive Officer or the President of Overstock may call special meetings of stockholders.

        Requirements for Advance Notification of Stockholder Nominations and Proposals.    Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

        Elimination of Stockholder Action By Written Consent.    Our charter documents eliminate the right of stockholders to act by written consent without a meeting.

        Election and Removal of Directors.    Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. For more information on our classified board of directors, see the section entitled "Management—Classified Board." This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Overstock because it generally makes it more difficult for stockholders to replace a majority of the directors.

        Elimination of Cumulative Voting.    Our charter documents do not provide for cumulative voting in the election of directors.

        Undesignated Preferred Stock.    The ability to authorize undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Overstock. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of Overstock.

        Delaware Anti-Takeover Statute.    We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed "interested stockholders" of certain Delaware corporations from engaging in a "business combination" with certain Delaware corporations, including those whose securities are listed for trading on the Nasdaq National Market, for three years following the date that such persons became interested stockholders. In general, an "interested stockholder" is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have the effect of delaying, deferring or preventing a change of control of Overstock with respect to transactions not approved in advance by our board of directors.

        The provisions of Delaware law and our Amended and Restated Certificate of Incorporation and Bylaw could have the effect of discouraging others from attempting unsolicited takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored unsolicited takeover attempts. Such provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Nasdaq National Market Listing

        We have been approved for listing our shares on the Nasdaq National Market under the symbol "OSTK"

Transfer Agent

        The Transfer Agent and Registrar for the common stock is Equiserve Trust Company, N.A. The Transfer Agent's address is c/o Shareholder Services, 150 Royal Street, Canton, MA 02021.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

        Upon the completion of this offering, we will have 14,292,404 shares of our common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except that any shares held by our "affiliates" as that term is defined in Rule 144 promulgated under the Securities Act, may only be sold in compliance with the limitations described below. The remaining shares of our common stock will be deemed "restricted securities" as defined under Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act, which are summarized below. Subject to the lock-up agreements described in "Underwriting" and the provision of Rule 144 and 701, additional shares will be available for sale in the public market as follows:

Eligibility of Restricted Shares For Sale in Public Market

Days after Date of this Prospectus	Shares Eligible for Sale	Comment
Upon completion of offering	3,000,000	Shares sold in offering.
Upon completion of offering	109,817	Shares saleable under Rule 144(k) that are not subject to lock-up.
90 days	542,195	Shares saleable under Rule 144 or Rule 701 that are not subject to lock-up.
180 days	9,461,437	Shares that become saleable under Rule 701, Rule 144 or 144(k) upon expiration of lock-up.
Thereafter	1,178,955	Restricted securities held for one year or less.

        As of March 31, 2002, options to purchase 93,395 shares of our common stock were outstanding under the Gear.com, Inc. Restated 1998 Stock Option Plan. This Gear.com stock option plan has been terminated and we will not grant any more options under this plan. As of March 31, 2002, options to purchase 1,385,314 shares of our common stock were outstanding and 366,597 shares were available for future option grants under the 1999 Stock Option Plan. Additionally, we have adopted a 2002 Stock Plan and reserved 638,680 shares for issuance under the 2002 Stock Plan as of April 23, 2002. Beginning 180 days after the effective date, approximately 524,721 shares issuable upon the exercise of vested options under the Gear.com 1998 Stock Option Plan, the 1999 Stock Option Plan and the 2002 Stock Option Plan will become eligible for sale.

        We intend to file, within 180 days after the date of this prospectus, a Form S-8 registration statement under the Securities Act to register shares issuable upon exercise of options under our 1999 Stock Option Plan, the Gear.com Restated 1998 Stock Option Plan and our 2002 Stock Plan. Shares of common stock issued upon exercise of options issued under our 1999 Stock Option Plan, the Gear.com

Restated 1998 Stock Option Plan and our 2002 Stock Plan after the effective date of the Form S-8 will be available for sale in the public market, subject to Rule 144 volume limitations applicable to affiliates and lock-up agreements.

Lock-Up Agreements

        All officers and directors and certain other securityholders have agreed, subject to specified exceptions, that, without prior written consent of WR Hambrecht+Co, they will not offer, sell, contract to sell, pledge, grant any option to sell, or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exercisable for shares of our common stock, or warrants or other rights to purchase our common stock during the 180-day period following the date of this prospectus. WR Hambrecht, may, in its sole discretion, permit early release of shares subject to the lock-up agreements. In considering any request to release shares subject to a lock-up agreement WR Hambrecht will consider the possible impact of the release of the shares on the trading price of the stock sold in the offering. WR Hambrecht does not have any present intention or any understandings, implicit or explicit, to release any of the shares subject to the lock-up agreements prior to the expiration of the 180-day period.

Rule 144

        In general, under Rule 144 as currently in effect, a person, or group of persons whose shares are required to be aggregated, including an affiliate of Overstock who has beneficially owned shares for at least one year, is entitled to sell within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock, which will be approximately 142,924 shares immediately after this offering, or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of the sale is filed. In addition, a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell those shares under Rule 144(k) without regard to the requirements described above. When a person acquires shares from one of our affiliates, that person's holding period for the purpose of effecting a sale under Rule 144 would commence on the date of transfer from the affiliate.

Rule 701

        In general, under Rule 701 of the Securities Act, an employee, officer, director, consultant or advisor who purchased shares from us in connection with compensatory stock or option plan or other written agreement is eligible to resell those shares in reliance on Rule 144, but without compliance with certain restrictions, including the holding period contained in Rule 144. However, the shares issued pursuant to Rule 701 are subject to the lock-up agreements described in "Underwriting" and will only become eligible for sale at the expiration of those agreements.

Stock Options

        As of May 3, 2002, options to purchase a total of 1,570,385 shares of our common stock were outstanding. We intend to file a Form S-8 registration statement under the Securities Act to register these shares of common stock subject to outstanding options, and an additional 538,638 shares of our common stock reserved for issuance under our stock option plans. Accordingly, shares of our common stock issued under these plans will be eligible for sale in the public markets, subject to applicable vesting restrictions and the lock-up agreements.

Registration Rights

        Holders of up to 993,807 shares of our outstanding common stock will have rights to participate in future registrations of securities by us. Beginning 180 days following completion of this offering, certain of these holders will have two demand registration rights with respect to their shares of our common stock to require us to register their shares of our common stock under the Securities Act. If the holders of these registrable securities request that we register their shares, and if the registration is effected, these shares would become freely tradable without restriction under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock. See "Description of Capital Stock—Registration Rights."

        In May 2002, we entered into a Registration and Expenses Agreement with Amazon.com NV Investment Holdings, Inc., a holder of 845,000 shares of our common stock and the selling stockholder in this offering. Pursuant to this agreement, we have agreed to register all of Amazon's shares in this offering, and Amazon has agreed to sell all of its shares in this offering, subject to certain conditions. In particular, Amazon's agreement to sell all of its shares in this offering is conditioned upon an initial public offering price of at least $11.83 per share and the sale of not less than all of its shares. If these conditions are not met, Amazon has the right, under certain conditions, but not the obligation to include up to all of its shares in this offering. If Amazon elects not to sell all of its shares in this offering, Amazon has informed us that they intend to sell any unsold shares as soon as they are able under applicable securities laws. Under Rule 144, commencing ninety days after the completion of this offering, Amazon would be able to sell all of its unsold shares, subject to the volume restrictions described above. Further, commencing on November 17, 2002, Amazon would be able to sell all such shares without regard to the volume restrictions described above. Sales by Amazon of its shares in the public trading market, or the perception that such shares are available for sale, could have a depressant effect on our stock price.

PLAN OF DISTRIBUTION

        In accordance with the terms of the underwriting agreement between WR Hambrecht+Co, LLC and us, WR Hambrecht+Co will purchase 2,155,000 shares of common stock from us and 845,000 shares of common stock from the selling stockholder at the public offering price less the underwriting discounts and commissions described on the cover page of this prospectus.

        The underwriting agreement provides that the obligations of WR Hambrecht+Co are subject to conditions, including the absence of any material adverse change in our business, and the receipt of certificates, opinions and letters from us, counsel and independent accountants. Subject to those conditions, WR Hambrecht+Co is committed to purchase all of the shares of our common stock offered by this prospectus if any of the shares are purchased.

        In May 2002, we entered into a Registration and Expenses Agreement with the selling stockholder pursuant to which we have agreed to register all of the selling stockholder's shares in this offering, and the selling stockholder has agreed to sell all of its shares in this offering, subject to certain conditions. Under this agreement, we will pay all of the registration expenses associated with this offering. In addition, we will pay the selling stockholder an amount equal to the aggregate underwriting discount associated with the sale of such selling stockholder's shares in the offering.

        WR Hambrecht+Co proposes to offer the shares of our common stock directly to the public at the offering price set forth on the cover page of this prospectus, as this price is determined by the OpenIPO process described below, and to certain dealers at this price less a concession not in excess of $    per share. Any dealers that participate in the distribution of our common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discount, commission or concession received by them and any provided by the sale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. After completion of the initial public offering of the shares, the public offering price and other selling terms may be changed by WR Hambrecht+Co.

        The following table shows the per share and total underwriting discount to be paid to WR Hambrecht+Co by us in connection with this offering. The underwriting discount has been determined through negotiations between WR Hambrecht+Co and us, and has been calculated as a percentage of the offering price. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	Per Share	No Exercise	Full Exercise
Public offering price
Underwriting discounts
Proceeds, before expenses, to us
Proceeds, before expenses, to the selling stockholder

        The expenses of the offering, exclusive of the underwriting discounts, will be approximately $1,773,200. These fees and expenses are payable entirely by us. These fees include, among other things, our legal and accounting fees, printing expenses, expenses incurred in connection with meetings with potential investors, filing fees of the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., fees of our transfer agent and registrar and the listing fees of the Nasdaq National Market.

        An electronic prospectus is available on the Website maintained by WR Hambrecht+Co and may also be made available on Websites maintained by selected dealers. Other than the prospectus in electronic format, the information on these Websites is not part of this prospectus and has not been approved or endorsed by us.

The OpenIPO Auction Process

        The distribution method being used in this offering is known as the OpenIPO auction, which differs from methods traditionally used in underwritten public offerings. In particular, the public offering price and the allocation of shares are determined primarily by an auction conducted by WR Hambrecht+Co. All qualified individual and institutional investors may place bids in an OpenIPO auction and investors submitting valid bids have an equal opportunity to receive an allocation of shares.

        The following describes how WR Hambrecht+Co and some selected dealers conduct the auction process and confirm bids from prospective investors:

  •
  Before the registration statement relating to this offering becomes effective, WR Hambrecht+Co and participating dealers solicit bids from prospective investors through the Internet and by telephone and facsimile. The bids specify the number of shares of our common stock the potential investor proposes to purchase and the price the potential investor is willing to pay for the shares. These bids may be above or below the range set forth on the cover page of the prospectus. The minimum size of any bid is 100 shares.

  •
  The shares offered by this prospectus may not be sold, nor may offers to buy be accepted, prior to the time that the registration statement filed with the Securities and Exchange Commission becomes effective. A bid received by WR Hambrecht+Co involves no obligation or commitment of any kind prior to the closing of the auction. Bids can be modified or revoked at any time prior to the closing of the auction.

  •
  Approximately two business days prior to the registration statement being declared effective, prospective investors receive, by e-mail, telephone or facsimile, a notice indicating the proposed effective date.

  •
  After the registration statement relating to this offering has become effective, potential investors who have submitted bids to WR Hambrecht+Co are contacted by e-mail, telephone or facsimile. Potential investors are advised that the registration statement has been declared effective and are requested to confirm their bids.

  •
  The auction will close after the registration statement becomes effective at a time agreed to by us and WR Hambrecht+Co, which we anticipate will be immediately after the close of trading on the Nasdaq National Market on the same day on which the registration statement is declared effective. However, the date on which the auction will close can not currently be predicted and will be determined by us and WR Hambrecht+Co based on general market conditions during the period after the registration statement is declared effective. If we are unable to determine a public offering price, close the auction and file a final prospectus with the Securities and Exchange Commission within 15 days after the registration statement is initially declared effective, we will be required to file with the Commission and have declared effective a post-effective amendment to the registration statement before the auction may be closed and before any bids may be accepted. If we are unable to close the auction within 15 days after the registration statement is initially declared effective, we will reconfirm all bids by either telephone or email following the filing and effectiveness of the post-effective amendment. After the registration statement has been declared effective, the public offering price of the common stock may be set at a price that is outside the range set forth on the cover of the prospectus.

  •
  All bids that are not confirmed before the time specified by WR Hambrecht+Co, or if the time is not specified, by the close of the auction, are deemed withdrawn.

  •
  Once a potential investor affirmatively confirms its previous bid, the confirmation remains valid unless subsequently withdrawn by the potential investor. Potential investors are able to withdraw their bids at any time before the close of the auction by notifying WR Hambrecht+Co or a participating dealer.

  •
  If the public offering price range is changed before or after a potential investor affirmatively confirms a bid, or if the public offering price is outside the public offering range previously provided to the potential investor in the prospectus, WR Hambrecht+Co and participating dealers notify potential investors of the change and that offers will not be accepted until the potential investor has again reconfirmed its bid regardless of whether the potential investor's initial bid was above, below or at the public offering price.

  •
  Following the closing of the auction, WR Hambrecht+Co determines the highest price at which all of the shares offered, including shares that may be purchased by WR Hambrecht+Co to cover any over-allotments, may be sold to potential investors. This price, which is called the "clearing price," is determined based on the results of all valid bids at the time the auction is closed. The clearing price is not necessarily the public offering price, which is set as described in "Determination of Public Offering Price" below. The public offering price determines the allocation of shares to potential investors, with all bids submitted at or above the public offering price receiving a pro rata portion of the shares bid for.

  •
  Once the auction closes and a clearing price is set as described below, WR Hambrecht+Co accepts the bids from those bidders whose bid is at or above the public offering price but may allocate to a prospective investor fewer shares than the number included in the investor's bid.

  •
  Bidders receiving a pro rata portion of the shares bid receive an allocation of shares on a round lot basis, rounded to multiples of 100 or 1000 shares, depending on the size of the bid. No bids are rounded to a round lot higher than the original bid size. Because bids may be rounded down to round lots in multiples of 100 or 1000 shares, some bidders may receive allocations of shares that reflect a greater percentage decrease in their original bid than the average pro rata decrease. Thus, for example, if a bidder has confirmed a bid for 200 shares, and there is an average pro rata decrease of all bids of 30%, the bidder may receive an allocation of 100 shares (a 50% decrease from 200 shares) rather than receiving an allocation of 140 shares (a 30% decrease from 200 shares). In addition, some bidders may receive allocations of shares that reflect a lesser percentage decrease in their original bid than the average pro rata decrease. For example, if a bidder has confirmed a bid for 100 shares, and there is an average pro rata decrease of all bids of 30%, the bidder may receive an allocation of all 100 shares to avoid having the bid rounded down to zero.

  •
  WR Hambrecht+Co or a participating dealer notifies successful bidders by e-mail, telephone or facsimile or mail that the auction has closed and that their confirmed bids have been accepted. Other bidders are notified that their bids have not been accepted.

  •
  Potential investors may at any time expressly request that all, or any specific, communications between them and WR Hambrecht+Co and participating dealers be made by specific means of communication, including e-mail, telephone and facsimile.

        WR Hambrecht+Co and selected dealers that participate in this offering may request prospective investors to confirm their bids prior to the effective date of the registration statement, if that practice is used by these institutions in connection with initial public offerings that are not conducted using the OpenIPO process. Bidders should carefully review the procedures of, and communications from, the institution through which they bid to purchase our shares. In general, approximately two business days before the registration statement is declared effective, WR Hambrecht+Co and these dealers request potential investors to reconfirm the bids that they have submitted. If a bid is not reconfirmed prior to the close of the auction, it is rejected. If a bid is reconfirmed, it may still be modified or revoked prior to the auction closing; however, if the reconfirmed bid is not revoked prior to the effectiveness of the registration statement and the closing of the auction, it is considered a firm bid and may be accepted at the closing of the auction. WR Hambrecht+Co and these dealers also seek reconfirmation of bids in the event that the price range of the offering is changed, or if the initial public offering price is set at a price that is outside the range that has previously been provided to potential investors.

Determination of Public Offering Price

        The public offering price for this offering is ultimately determined by negotiation between WR Hambrecht+Co and us after the auction closes and does not necessarily bear any direct relationship to our assets, current earnings or book value or to any other established criteria of value, although these factors are considered in establishing the initial public offering price. Prior to the offering, there has been no public market for our common stock. The principal factor in establishing the public offering price is the clearing price resulting from the auction.

        The clearing price is the highest price at which all of the shares offered, including the shares that may be purchased by WR Hambrecht+Co to cover any over-allotments, may be sold to potential investors, based on the valid bids at the time the auction is run. The shares subject to WR Hambrecht+Co's over- allotment option are used to calculate the clearing price whether or not the option is actually exercised.

        Factors considered in determining the initial public offering price include an assessment of our management, operating results, capital structure and business potential and the demand for similar securities of comparable companies. Changes, if any, in the public offering price are based primarily on the bids received.

        The public offering price may be lower, but will not be higher, than the clearing price based on negotiations between WR Hambrecht+Co and us. The public offering price always determines the allocation of shares to potential investors. Therefore, if the public offering price is below the clearing price, all bids that are at or above the public offering price receive a pro rata portion of the shares bid for. If sufficient bids are not received, or if we do not consider the clearing price to be adequate, or if we and WR Hambrecht+Co are not able to reach agreement on the public offering price, then we and WR Hambrecht+Co will either postpone or cancel this offering. Alternatively, we may file a post-effective amendment to the registration statement in order to conduct a new auction.

        The following simplified example illustrates how the public offering price is determined through the auction process:

  Company X offers to sell 1,000 shares in its public offering through the auction process. WR Hambrecht+Co, on behalf of Company X, receives five bids to purchase, all of which are kept confidential until the auction closes.

  The first bid is to pay $10.00 per share for 200 shares. The second bid is to pay $9.00 per share for 300 shares. The third bid is to pay $8.00 per share for 600 shares. The fourth bid is to pay $7.00 per share for 400 shares. The fifth bid is to pay $6.00 per share for 800 shares.

  Assuming that all of these bids are confirmed and not withdrawn or modified before the auction closes, and assuming that no additional bids are received, the clearing price used to determine the public offering price would be $8.00 per share, which is the highest price at which all 1,000 shares offered may be sold to potential investors who have submitted valid bids. However, the shares may be sold at a price below $8.00 per share based on negotiations between Company X and WR Hambrecht+Co.

  If the public offering price is the same as the $8.00 per share clearing price, WR Hambrecht+Co would confirm bids at or above $8.00 per share. Because 1,100 shares were bid for at or above the clearing price, each of the three potential investors who bid $8.00 per share or more would receive approximately 90% of the shares for which bids were made. The two potential investors whose bids were below $8.00 per share would not receive any shares in this example.

  If the public offering price is $7.00 per share, WR Hambrecht+Co would confirm bids that were made at or above $7.00 per share. No bids made at a price of less than $7.00 per share would be accepted. The four potential investors with the highest bids would receive a pro rata portion of the 1,000 shares offered, based on the 1,500 shares they requested, or two- thirds of the shares for which bids were made. The potential investor with the lowest bid would not receive any shares in this example.

  Because bids that are reduced on a pro rata basis may be rounded down to round lots, a potential investor may be allocated less than two-thirds of the shares bid for. Thus, the potential investor who bid for 200 shares may receive a pro rata allocation of 100 shares (one-half of the shares bid for), rather than receiving a pro rata allocation of 133 shares (two-thirds of the shares bid for).

        The following table illustrates the example described above, before rounding down any bids to the nearest round lot, assuming that the initial public offering price is set at $8.00 per share. The table also assumes that these bids are the final bids, and that they reflect any modifications that have been made to reflect any prior changes to the offering range, and to avoid the issuance of fractional shares.

	Bid Information			Auction Results
	Shares Requested	Cumulative Shares Requested	Bid Price	Shares Allocated	Approximate Allocated Requested Shares	Clearing Price	Amount Raised
	200	200	$10.00	180	90%	$8.00	$1,440
	300	500	9.00	270	90	8.00	2,160
Clearing Price	600	1,100	8.00	550	90	8.00	4,400
	400	1,500	7.00	—	—	—	—
	800	2,300	6.00	—	—	—	—

Total:				1,000			$8,000

Requirements for Valid Bids

        Valid bids are those that meet the requirements, including eligibility, account status and size, established by WR Hambrecht+Co or participating dealers. In order to open a brokerage account with WR Hambrecht+Co, a potential investor must deposit $2,000 in its account. This brokerage account will be a general account subject to WR Hambrecht+Co's customary rules, and will not be limited to this offering. In addition, once the registration statement becomes effective and the auction closes, a prospective investor submitting a bid through a WR Hambrecht+Co brokerage account must have an account balance equal to or in excess of the amount of its bid or its bid is not accepted by WR Hambrecht+Co. However, other than the $2,000 described above, prospective investors are not required to deposit any money into their accounts until after the registration statement becomes effective. No funds will be transferred to WR Hambrecht+Co, and any amounts in excess of $2,000 may be withdrawn at any time until the acceptance of the bid and the subsequent closing of this offering. Conditions for valid bids, including eligibility standards and account funding requirements of participating dealers other than WR Hambrecht+Co, may vary.

The Closing of the Auction and Allocation of Shares

        The auction closes on a date estimated and publicly disclosed in advance by WR Hambrecht+Co on its Websites at www.wrhambrecht.com and www.openipo.com. The 3,000,000 shares offered by this prospectus, or 3,450,000 shares if WR Hambrecht+Co's over-allotment option is exercised in full, will be purchased from us and the selling stockholder by WR Hambrecht+Co and sold through WR

Hambrecht+Co and participating dealers to investors who have submitted valid bids at or higher than the public offering price. These investors are notified by e-mail, telephone, voice mail, facsimile or mail as soon as practicable following the closing of the auction that their bids have been accepted.

        Each participating dealer has agreed with WR Hambrecht+Co to sell the shares it purchases from WR Hambrecht+Co in accordance with the auction process described above, unless WR Hambrecht+Co otherwise consents. WR Hambrecht+Co reserves the right to reject bids that it deems manipulative or disruptive in order to facilitate the orderly completion of this offering, and it reserves the right, in exceptional circumstances, to alter this method of allocation as it deems necessary to ensure a fair and orderly distribution of the shares of our common stock. For example, large orders may be reduced to ensure a public distribution and bids may be rejected or reduced by WR Hambrecht+Co or participating dealers based on eligibility or creditworthiness criteria. In addition, WR Hambrecht+Co or the participating dealers may reject or reduce a bid by a prospective investor who has engaged in practices that could have a manipulative, disruptive or otherwise adverse effect on the offering.

        Some dealers participating in the selling group may submit firm bids that reflect indications of interest from their customers that they have received at prices within the initial public offering price range. In these cases, the dealer submitting the bid is treated as the bidder for the purposes of determining the clearing price and allocation of shares.

        Price and volume volatility in the market for our common stock may result from the somewhat unique nature of the proposed plan of distribution. Price and volume volatility in the market for our common stock after the completion of this offering may adversely affect the market price of our common stock.

        We have granted to WR Hambrecht+Co an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to an aggregate of 450,000 additional shares of our common stock from us at the offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus. To the extent that WR Hambrecht+Co exercises this option, it will have a firm commitment to purchase the additional shares and we will be obligated to sell the additional shares to WR Hambrecht+Co. WR Hambrecht+Co may exercise the option only to cover over-allotments made in connection with the sale of shares offered. The underwriting agreement provides that we will indemnify WR Hambrecht+Co against specified liabilities, including liabilities under the Securities Act, or contribute to payments that WR Hambrecht+Co may be required to make.

        We have agreed not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock, or any options or warrants to purchase common stock other than the shares of common stock or options to acquire common stock issued under our stock plans, for a period of 180 days after the date of this prospectus, except with the prior written consent of WR Hambrecht+Co. Each of our directors and executive officers and additional holders of a substantial majority of our outstanding capital stock have agreed to restrictions on their ability to sell, offer, contract or grant any option to sell, pledge, transfer or otherwise dispose of shares of our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of WR Hambrecht+Co. The selling stockholder has not signed a lock-up agreement with respect to any shares of our stock held by the selling stockholder. The persons signing the lock-up agreements will be able to transfer their shares of common stock as a bona fide gift, to immediate family members or to a trust or partnership or other business entity, or as a distribution without compensation, to partners, members or shareholders of a business entity, subject to the transferees agreeing to enter into a lock-up agreement.

        In connection with the offering, WR Hambrecht+Co may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by WR Hambrecht+Co of a greater number of shares than it is required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than WR Hambrecht+Co's option to purchase additional shares from us in the offering. WR Hambrecht+Co may close out any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, WR Hambrecht+Co will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. "Naked" short sales are any sales in excess of such option. WR Hambrecht+Co must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if WR Hambrecht+Co is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by WR Hambrecht+Co in the open market prior to the completion of the offering.

        These activities by WR Hambrecht+Co may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the WR Hambrecht+Co at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

        WR Hambrecht+Co currently intends to act as a market maker for the common stock following this offering. However, WR Hambrecht+Co is not obligated to do so and may discontinue any market making at any time.

        WR Hambrecht+Co is an investment banking firm formed in February 1998. In addition to this offering, WR Hambrecht+Co has engaged in the business of public and private equity investing and financial advisory services since its inception. The manager of WR Hambrecht+Co, William R. Hambrecht, has 40 years of experience in the securities industry.

LEGAL MATTERS

        The validity of our common stock offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Salt Lake City, Utah. Certain legal matters in connection with this offering will be passed upon for the underwriters by Morrison & Foerster LLP, San Francisco, California.

EXPERTS

        The consolidated financial statements of Overstock.com, Inc. as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of Gear.com, Inc., included in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report thereto, and are included herein in reliance upon the authority of such firm as experts in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-1 with the SEC with respect to the common stock we are offering by this prospectus. This prospectus, which constitutes a part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to Overstock and the common stock, reference is hereby made to the registration statement and the exhibits and schedules thereto. You may read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's Website at http://www.sec.gov.

        Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms, our Website and the Website of the SEC referred to above.

Overstock.com, Inc.

Consolidated Balance Sheets

	December 31, 2001	March 31, 2002
		(unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$3,729	$7,902
Accounts receivable	1,565	1,198
Inventories, net	7,586	6,834
Prepaid expenses and other assets	476	662

Total current assets	13,356	16,596
Property and equipment, net	5,018	4,977
Other long-term assets, net	3,340	3,683

Total assets	$21,714	$25,256

Liabilities, Redeemable Securities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,680	$4,016
Accrued liabilities	2,093	1,992
Notes payable, related party	4,258	2,879
Capital lease obligations, current	254	222

Total current liabilities	10,285	9,109
Capital lease obligations, non-current	165	126

Total liabilities	10,450	9,235

Commitments and contingencies
Redeemable securities:
Series A redeemable preferred stock, $0.0001 par value, 1,764 shares authorized, no shares and 959 shares issued and outstanding as of December 31, 2001 and March 31, 2002, respectively	—	6,582
Redeemable common stock $0.0001 par value, 851 shares issued and outstanding as of December 31, 2001 and March 31, 2002, respectively	5,284	5,395

Total redeemable securities	5,284	11,977

Stockholders' equity:
Common stock, $0.0001 par value, 15,879 shares authorized, 10,327 shares and 10,363 shares issued as of December 31, 2001 and March 31, 2002, respectively	1	1
Additional paid-in capital	52,187	62,994
Accumulated deficit	(44,093)	(53,818)
Unearned stock-based compensation	(2,015)	(5,033)
Treasury stock, 35 shares at cost	(100)	(100)

Total stockholders' equity	5,980	4,044

Total liabilities, redeemable securities and stockholders' equity	$21,714	$25,256

The accompanying notes are an integral part of these consolidated financial statements.

Overstock.com, Inc.

Consolidated Statements of Operations (unaudited)

	Three months ended March 31,
	2001	2002
	(in thousands, except per share data)
Direct revenue	$8,282	$10,029
Commission revenue	501	1,659
Warehouse revenue	795	379

Total revenue	9,578	12,067
Cost of goods sold (includes stock-based compensation of $5 and $102)	8,549	9,990

Gross profit	1,029	2,077

Operating expenses:
Sales and marketing expenses (excludes stock-based compensation of $1 and $22)	1,413	1,219
General and administrative expenses (excludes stock-based compensation of $66 and $824)	2,128	2,802
Amortization of goodwill	774	—
Amortization of stock-based compensation	67	846

Total operating expenses	4,382	4,867

Operating loss	(3,353)	(2,790)
Interest income	72	22
Interest expense	(62)	(240)
Other income, net	7	1

Net loss	(3,336)	(3,007)
Deemed dividend related to redeemable common stock	(100)	(111)
Deemed dividend related to beneficial conversion feature of preferred stock	—	(6,607)

Net loss attributable to common shares	$(3,436)	$(9,725)

Net loss per common share-basic and diluted	$(0.32)	$(0.87)
Weighted average common shares outstanding - basic and diluted	10,596	11,171

The accompanying notes are an integral part of these consolidated financial statements.

Overstock.com, Inc.

Consolidated Statement of Stockholders' Equity (unaudited)

	Common stock
			Additional Paid-in Capital	Accumulated deficit	Unearned stock-based compensation	Treasury stock
	Shares	Amount					Total
	(amounts in thousands)
Balance at December 31, 2001	10,327	$1	$52,187	$(44,093)	$(2,015)	$(100)	$5,980
Issuance of common stock	6		191	—	—	—	191
Exercise of stock options	30		33	—	—	—	33
Unearned stock-based compensation from options issued to employees	—		3,929	—	(3,929)	—	—
Amortization of unearned stock-based compensation	—	—	—	—	948	—	948
Issuance of stock options to consultants in exchange for services	—		47	—	(37)	—	10
Deemed dividend related to redeemable common stock	—	—	—	(111)	—	—	(111)
Deemed dividend related to beneficial conversion feature of preferred stock	—	—	6,607	(6,607)	—	—	—
Net loss	—	—	—	(3,007)	—	—	(3,007)

Balance at March 31, 2002	10,363	$1	$62,994	$(53,818)	$(5,033)	$(100)	$(4,044)

The accompanying notes are an integral part of these consolidated financial statements.

Overstock.com, Inc.

Consolidated Statements of Cash Flows (unaudited)

	Three months ended March 31,
	2001	2002
	(amounts in thousands)
Cash flows from operating activities:
Net loss	$(3,336)	$(3,007)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	402	465
Amortization of goodwill	774	—
Amortization of unearned stock-based compensation	72	948
Issuance of stock options to consultants for services	—	10
Issuance of stock to employees	62	160
Amortization of debt discount	—	121
Changes in operating assets and liabilities:
Accounts receivable	(1,468)	367
Inventories, net	2,249	752
Prepaid assets	492	(186)
Other long-term assets	(610)	(354)
Accounts payable	(2,869)	336
Accrued liabilities	(1,876)	(101)

Net cash used in operating activities	(6,108)	(489)

Cash flows from investing activities:
Issuance of note receivable to vendor	(2,300)	—
Expenditures for property and equipment	(490)	(413)

Net cash used in investing activities	(2,790)	(413)

Cash flows from financing activities:
Payments on capital lease obligations	(55)	(71)
Payments on note payable	(3,000)	(1,500)
Issuance of redeemable preferred stock	—	6,582
Issuance of common stock and redeemable common stock	5,069	31
Exercise of stock options	47	33

Net cash provided by financing activities	2,061	5,075

Net (decrease) increase in cash and cash equivalents	(6,837)	4,173
Cash and cash equivalents, beginning of period	8,348	3,729

Cash and cash equivalents, end of period	1,511	7,902

The accompanying notes are an integral part of these consolidated financial statements.

Overstock.com, Inc.

Notes to Unaudited Consolidated Financial Statements

(all amounts in thousands, except per share data)

1. BASIS OF PRESENTATION

        The accompanying unaudited consolidated financial statements have been prepared by Overstock.com, Inc. (the Company) pursuant to the rules and regulations of the Securities and Exchange Commission regarding interim financial reporting. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the audited financial statements and related notes thereto included in this Form S-1. The accompanying unaudited consolidated financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair statement of results for the interim periods presented. Preparing financial statements requires management to make estimates and assumptions that affect the amounts that are reported in the consolidated financial statements and accompanying disclosures. Although these estimates are based on management's best knowledge of current events and actions that the Company may undertake in the future, actual results may be different from the estimates. The results of operations for the three-month period ended March 31, 2002 are not necessarily indicative of the results to be expected for any future period or the full fiscal year.

2. ADOPTION OF ACCOUNTING PRINCIPLE

        Effective January 1, 2002, Overstock.com adopted SFAS 142, which establishes accounting and reporting for all goodwill and identified intangible assets acquired in a business combination. Under the new standard, all goodwill and long-lived intangible assets, including those acquired before initial application of the standard will not be amortized, but will be tested for impairment at least annually, using a two-step process. The first step is to identify a potential impairment and, in transition, this step must be measured as of the beginning of the fiscal year. However, a company has six months from the date of adoption to complete the first step. The Company expects to complete that first step of the goodwill impairment test during the second quarter of 2002. The second step of the goodwill impairment test measures the amount of the impairment loss (measured as of the beginning of the year of adoption), if any, and must be completed by the end of the Company's fiscal year. Although management does not anticipate an impairment loss, any impairment loss resulting from the transitional impairment tests will be reflected as the cumulative effect of a change in accounting principle in the first quarter 2002.

        The following table summarizes the amortization expense and net income of the Company for the three months of initial application of SFAS 142 and the corresponding three-month period in the prior year. It shows what net income would have been in the quarter ended March 31, 2001 exclusive of the amortization expense recognized in that period related to goodwill that is no longer being amortized:

	For the Three Months Ended March 31,
	2001	2002
Reported net loss	$(3,336)	$(3,007)
Add back: Goodwill amortization	774	—

Adjusted net loss	$(2,562)	$(3,007)

Basic and diluted loss per share:
Reported net loss per share attributable to common shares	$(0.32)	$(0.87)
Add back: Goodwill amortization	(0.07)	—

Adjusted net loss per share attributable to common shares	$(0.25)	$(0.87)

3. ADVERTISING EXPENSE

        The Company recognizes advertising expenses in accordance with SOP 93-7 "Reporting on Advertising Costs." As such, the Company expenses the costs of producing advertisements at the time production occurs, and expenses the cost of communicating advertising in the period during which the advertising space or airtime is used. Internet advertising expenses are recognized based on the terms of the individual agreements, which is generally: 1) during the period customers are acquired; or 2) based on the number of clicks generated during a given period over the term of the contract. Advertising expenses totaled $1,178 and $650 during the three-month periods ending March 31, 2001 and 2002, respectively.

4. LEASE TERMINATION SETTLEMENT

        In February 2002, the Company relocated its corporate headquarters. At the time the Company relocated, it had 23 months remaining under the facilities lease for the former headquarters location. In March 2002, the Company settled its remaining obligation under the lease by paying the former landlord $340 and relinquishing the right to sublease the facilities. The settlement payment is recorded in the quarter ended March 31, 2002 under general and administrative expenses in the statement of operations.

5. STOCK PURCHASE PLAN

        In January 2002, the Company renewed its Employee Stock Purchase Plan (the "ESPP") to provide certain employees, directors and consultants an opportunity to purchase shares of its common stock in amounts up to 5% of the participant's eligible compensation. During the quarter ended March 31, 2002, participants were allowed to purchase shares of stock at approximately $5.06 per share. There were 6 shares issued under the ESPP during the quarter ended March 31, 2002. The Company recognized approximately $51 of stock-based compensation for the excess of the fair value of the shares of common stock over the purchase price.

6. SALE OF SERIES A PREFERRED STOCK

        In March 2002, the Company sold approximately 959 shares of mandatorily redeemable convertible preferred stock ("preferred stock") for approximately $6,582, net of issuance costs. The preferred stock will automatically convert upon an initial public offering (as described below), or if 65% of the holders of the preferred stock elect to convert. The preferred stock is convertible at the option of the holder into common stock on an initial 1:1 basis. If a holder has not elected to convert prior to March 2006 and the preferred stock has not otherwise converted, the preferred stock is mandatorily redeemable at the option of the holder in two equal yearly installments beginning in March 2007. As the fair value of the common stock to be received upon conversion was greater than the conversion price of the preferred stock at the date the preferred stock was issued, a beneficial conversion feature resulted in the amount of $6,607, which was calculated in accordance with Emerging Issues Task Force No. 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios." This beneficial conversion feature is reflected as a deemed dividend in the statement of operations.

7. RELATED PARTY TRANSACTIONS

        As indicated in Note 6, the Company sold shares of mandatorily redeemable convertible preferred stock in March 2002, for which a deemed dividend will be recorded as a result of the beneficial conversion feature. The total deemed dividend recorded in the quarter ending March 31, 2002 was $6,607, of which $1,000 is attributable to preferred shares purchased by Haverford Internet, LLC, and $1,200 is attributable to preferred shares purchased by members of the board of directors, and $1,500 is attributable to preferred shares purchased by family members of management.

8. BUSINESS SEGMENTS

        Segment information has been prepared in accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information." There were no intersegment sales or transfers during the three months ended March 31, 2001 or 2002. The Company evaluates the performance of its segments and allocates resources to them based primarily on gross profit.

The table below summarizes information about reportable segments for the three months ended March 31, 2001 and 2002:

	Direct operations	Commission operations	Warehouse operations	Consolidated
2001
Revenue	$8,282	$501	$795	$9,578
Costs of goods sold	7,530	225	794	8,549

Gross profit	$752	$276	$1	1,029
Operating expenses				(4,382)
Other income (expense), net				17

Net loss				$(3,336)

2002
Revenue	$10,029	$1,659	$379	$12,067
Cost of goods sold	9,198	432	360	9,990

Gross profit	$831	$1,227	$19	2,077
Operating expenses				(4,867)
Other income, net				(217)

Net loss				$(3,007)

9. PUBLIC OFFERING, REINCORPORATION AND REVERSE STOCK SPLIT

        On March 5, 2002, the Company filed a registration statement with the Securities and Exchange Commission with the intention of selling shares of the Company's common stock on the public markets. The initial public offering is expected to close in May 2002.

        On April 9, 2002, the Company reincorporated in the state of Delaware. The common stock and additional paid-in capital amounts reflected in these consolidated financial statements are shown after giving retroactive effect to reincorporation.

        On March 4, 2002, the Company's Board of Directors approved a proposal to amend the Company's certificate of incorporation to effect a reverse stock split. On April 15, 2002 the Company's Board of Directors approved a 1 for 28.34 reverse split. The authorized common shares will be decreased from 450,000 to 100,000, effective prior to the initial public offering. All share amounts and per share data reflected in these consolidated financial statements are shown after giving retroactive effect to the 1-for-28.34 reverse stock split.

Report of Independent Accountants

To the Board of Directors and
Stockholders of Overstock.com, Inc.

        The 1-for-28.34 reverse stock split described in Note 20 to the consolidated financial statements has not been effected on April 17, 2002. When it has been effected, we will be in a position to furnish the following report:

  "In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity, and cash flows present fairly, in all material respects, the financial position of Overstock.com, Inc. and its subsidiary (the "Company") at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion."

/s/PricewaterhouseCoopers LLP

Salt Lake City, Utah
March 4, 2002

Overstock.com, Inc.

Consolidated Balance Sheets

	December 31,
	2000	2001
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$8,348	$3,729
Accounts receivable	791	1,565
Inventories, net	8,666	7,586
Prepaid expenses and other assets	1,397	476

Total current assets	19,202	13,356
Property and equipment, net	4,984	5,018
Other long-term assets, net	6,215	3,340

Total assets	$30,401	$21,714

Liabilities, Redeemable Securities and Stockholders' Equity
Current liabilities:
Accounts payable	$5,212	$3,680
Accrued liabilities	4,319	2,093
Notes payable	3,000	—
Notes payable, related party	—	4,258
Capital lease obligations, current	231	254

Total current liabilities	12,762	10,285
Capital lease obligations, non-current	360	165

Total liabilities	13,122	10,450

Commitments and contingencies (Note 10)
Redeemable securities:
Series A redeemable preferred stock, $0.0001 par value, 1,764 shares authorized, no shares issued and outstanding	—	—
Redeemable common stock, $0.0001 par value, 858 shares and 851 shares issued and outstanding as December 31, 2000 and 2001, respectively	4,930	5,284

Stockholders' equity:
Common stock, $0.0001 par value, 15,879 shares authorized, 9,096 and 10,327 shares issued at December 31, 2000 and 2001, respectively	1	1
Additional paid-in capital	42,231	52,187
Accumulated deficit	(29,883)	(44,093)
Unearned stock-based compensation	—	(2,015)
Treasury stock, 35 shares at cost	—	(100)

Total stockholders' equity	12,349	5,980

Total liabilities, redeemable securities and stockholders' equity	$30,401	$21,714

The accompanying notes are an integral part of these consolidated financial statements.

Overstock.com, Inc.

Consolidated Statements of Operations

	Year ended December 31,
	1999	2000	2001
	(in thousands, except per share data)
Direct revenue	$1,835	$21,762	$35,243
Commission revenue	—	867	3,965
Warehouse revenue	—	2,894	795

Total revenue	1,835	25,523	40,003
Cost of goods sold (includes amortization of stock-based compensation of $0, $0 and $78, respectively)	2,029	27,812	34,640

Gross profit (loss)	(194)	(2,289)	5,363

Operating expenses:
Sales and marketing expenses (excludes amortization of stock-based compensation of $0, $0 and $14, respectively)	4,948	11,376	5,784
General and administrative expenses (excludes amortization of stock-based compensation of $0, $0 and $635, respectively)	3,230	7,556	9,441
Amortization of goodwill	—	226	3,056
Amortization of stock-based compensation	—	—	649

Total operating expenses	8,178	19,158	18,930

Operating loss	(8,372)	(21,447)	(13,567)
Interest income	52	241	461
Interest expense	(37)	(73)	(729)
Other income (expense), net	—	(33)	29

Net loss	(8,357)	(21,312)	(13,806)
Deemed dividend related to redeemable common stock	(4)	(210)	(404)

Net loss attributable to common shares	$(8,361)	$(21,522)	$(14,210)

Net loss per common share	$(4.63)	$(3.63)	$(1.29)
Weighted average common shares outstanding - basic and diluted (Note 3)	1,804	5,922	10,998

The accompanying notes are an integral part of these consolidated financial statements.

Overstock.com, Inc.

Consolidated Statements of Stockholders' Equity

	Common stock
				Additional Paid-in capital	Accumulated deficit	Unearned stock-based compensation	Treasury stock
	Shares	Amount						Total
	(amounts in thousands)
Balance at December 31, 1998	897	$		(839)	$—	$—	$—	$(839)
Issuance of common stock	2,441		—	11,035	—	—	—	11,035
Deemed dividend related to redeemable common stock	—		—	—	(4)	—	—	(4)
Net loss	—		—	—	(8,357)		—	(8,357)

Balance at December 31, 1999	3,338		—	10,196	(8,361)	—	—	1,835
Issuance of common stock with warrants	3,716		1	21,007	—	—	—	21,008
Exercise of stock options	1		—	5	—	—	—	5
Issuance of common stock and options in connection with the Gear.com acquisition (Note 4)	2,041		—	11,023	—	—	—	11,023
Deemed dividend related to redeemable common stock				—	(210)	—	—	(210)
Net loss	—		—	—	(21,312)	—	—	(21,312)

Balance at December 31, 2000	9,096		1	42,231	(29,883)	—	—	12,349
Issuance of common stock	1,210		—	6,915	—	—	—	6,915
Exercise of stock options	14		—	73	—	—	—	73
Purchase of treasury stock	—		—	—	—	—	(100)	(100)
Unearned stock-based compensation from options issued to employees	—		—	2,534	—	(2,534)	—	—
Amortization of unearned stock-based compensation	—		—	—	—	727	—	727
Issuance of stock options to consultants in exchange for services	—		—	384	—	(208)	—	176
Lapse of recission rights on redeemable common stock	7		—	50	—	—	—	50
Deemed dividend related to redeemable common stock	—		—	—	(404)	—	—	(404)
Net loss	—		—	—	(13,806)	—	—	(13,806)

Balance at December 31, 2001	10,327		$1	$52,187	$(44,093)	$(2,015)	$(100)	$5,980

The accompanying notes are an integral part of these consolidated financial statements.

Overstock.com, Inc.

Consolidated Statements of Cash Flows

	Year ended December 31,
	1999	2000	2001
	(amounts in thousands)
Cash flows from operating activities:
Net loss	$(8,357)	$(21,312)	$(13,806)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	98	706	1,735
Amortization of goodwill	—	226	3,056
Amortization of unearned stock-based compensation	—	—	727
Issuance of stock options to consultants for services	—	—	176
Issuance of stock to employees	—	—	63
Amortization of debt discount	—	—	291
Changes in operating assets and liabilities:
Accounts receivable	(110)	(682)	(774)
Inventories, net	(1,080)	(4,025)	1,081
Prepaid assets	(620)	(277)	920
Other long-term assets	(34)	(143)	(263)
Accounts payable	2,249	2,781	(1,532)
Accrued liabilities	182	327	(2,133)

Net cash used in operating activities	(7,672)	(22,399)	(10,459)

Cash flows from investing activities:
Expenditures for property and equipment	(814)	(3,263)	(1,669)
Expenditures for other long-term assets	(111)	—	(35)
Cash received from the acquisition of Gear.com	—	3,499	—

Net cash (used in) provided by investing activities	(925)	236	(1,704)

Cash flows from financing activities:
Cash overdraft	(56)	—	—
Payments on capital lease obligations	(19)	(207)	(248)
Payments on note payable	(300)		(3,000)
Proceeds from note payable	—	3,000	4,500
Issuance of common stock and redeemable common stock	11,535	25,150	6,319
Exercise of stock options	—	5	73
Purchase of treasury stock	—	—	(100)

Net cash provided by financing activities	11,160	27,948	7,544

Net increase (decrease) in cash and cash equivalents	2,563	5,785	(4,619)
Cash and cash equivalents, beginning of year	—	2,563	8,348

Cash and cash equivalents, end of year	$2,563	$8,348	$3,729

Supplemental disclosures of cash flow information:
Interest paid	$12	$58	$271

Equipment acquired under capital leases	$397	$420	$75

Deemed dividend on redeemable common stock	$4	$210	$404

Lapse of recission rights on redeemable common stock	$—	$—	$50

The accompanying notes are an integral part of these consolidated financial statements.

Overstock.com, Inc.

Notes to Consolidated Financial Statements

(all amounts in thousands, except per share data)

1. BUSINESS AND ORGANIZATION

        Overstock.com, Inc. (the "Company") is an Internet retailer of high-quality, brand name excess and close-out consumer merchandise. The Company sells home and office products, housewares, electronics, sporting goods, travel/leisure products, gifts, toys and jewelry.

        The Company was formed on May 5, 1997 as D2—Discounts Direct, a limited liability company. On December 30, 1998, the Company was reorganized as a C Corporation in the State of Utah. On October 25, 1999, the Company changed its name to Overstock.com, Inc.

        The Company is subject to risks common to rapidly growing Internet-based companies, including rapid technological change, growth and consumer acceptance of the Internet, dependence on principal products, new product development, new product introductions and other activities of competitors, and a limited operating history in Internet related e-commerce activities.

2. LIQUIDITY

        The Company has been successful in securing private equity financing and sold $6,319 of additional common stock during 2001 to previous investors and $6,607 of Series A preferred stock in March 2002 to private and previous investors. However, the Company has incurred substantial losses and negative cash flows from operations in every fiscal period since inception. For the year ended December 31, 1999, the Company incurred a loss from operations of $8,357 and negative cash flows from operations of $7,672. For the year ended December 31, 2000, the Company incurred a loss from operations of approximately $21,312 and negative cash flows from operations of $22,399. For the year ended December 31, 2001, the Company incurred a loss from operations of approximately $13,806 and negative cash flows from operations of $10,459. As of December 31, 2001, the Company had an accumulated deficit of $44,093. Management anticipates that operating losses and negative cash flows may continue in 2002 and could increase from current levels because of additional costs and expenses related to brand development, marketing and other promotional activities, continued expansion of operations, expansion of product offerings and development of relationships with other businesses.

        Management believes that the cash currently on hand, as supplemented by the March 2002 proceeds from the sale of Series A preferred stock, and the available lines of credit will be sufficient to continue operations through 2002. Also, while there can be no assurance that if additional financing is necessary it will be available, or, if available, that such financing can be obtained on terms satisfactory to the Company, management believes that the current investors will continue to support the business if and when cash needs arise. However, failure to generate sufficient revenues or raise additional capital could have a material adverse effect on the Company's ability to continue as a going concern and to achieve its intended business objectives.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of consolidation

        The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany account balances and transactions have been eliminated in consolidation.

  Use of estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  Reclassifications

        Certain amounts in the prior years financial statements have been reclassified to be consistent with the current year presentation.

  Cash and cash equivalents

        Cash equivalents include short-term, highly liquid instruments with original maturities of 90 days or less. At December 31, 2000 and 2001, the Company's cash and cash equivalents were held by three banks. The Company does not believe that, as a result of this concentration, it is subject to any unusual financial risk beyond the normal risk associated with commercial banking relationships.

  Accounts receivable

        Accounts receivable consist primarily of amounts due from credit cards billed but not yet received at period end. The Company has determined that no allowance for doubtful accounts was necessary at December 31, 2000 and 2001.

  Inventories

        Inventories consist of merchandise purchased for resale and are stated at the lower of average cost or market.

  Property and equipment

        Property and equipment, which includes capitalized leases, are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the related assets or the term of the related lease, whichever is shorter, as follows:

Years
Computer software	3
Computer hardware	5
Furniture and equipment	5

        Leasehold improvements are amortized over the shorter of the term of the related leases or estimated service lives. Upon sale or retirement of assets, cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations.

  Other long-term assets

        Other long-term assets include deposits, the cost of acquiring the Overstock.com and other related domain names and goodwill. The cost of the domain names is being amortized using the straight-line method over 5 years. Goodwill represents the excess of the purchase price paid over the fair value of the tangible and identifiable intangible net assets acquired for the purchase of Gear.com (see Note 4). From November 28, 2000, the date of the Gear.com acquisition, to December 2001, the goodwill was being amortized on a straight-line basis over a 2 year period. Effective January 2002, under Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," the remaining $2,784 of unamortized goodwill will not be amortized but will be evaluated periodically for impairment.

  Impairment of assets

        The Company reviews property and equipment and other long-lived assets, including enterprise level goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the assets' carrying amount to future undiscounted net cash flows the assets are expected to generate. Cash flow forecasts are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future cash flows arising from the assets or their fair values, whichever is more determinable.

  Revenue recognition

        Revenue from direct sales is recognized when the following four revenue recognition criteria are met: (1) persuasive evidence of an arrangement exists; (2) products are shipped and the customer takes ownership and assumes the risk of loss; (3) the selling price is fixed or determinable; and (4) collectibility is reasonably assured. The Company generally requires payment by credit card at the point of sale. Amounts received prior to shipment of goods to customers are recorded as deferred revenue. Gross sales are reduced by returns, chargebacks and coupons redeemed by customers and other discounts to obtain such sales.

        Revenue from commissions is recognized when the following four revenue recognition criteria are met: (1) persuasive evidence of an arrangement exists; (2) services have been rendered (generally when verification of the shipment of the product is communicated to the Company from the third party that shipped the product); (3) the selling price is fixed or determinable; and (4) collectibility is reasonably assured. For commission revenue, the Company recognizes as revenue only the commission portion of the price its customers pay for the purchased products since the Company is acting as an agent in such transactions. Commissions are also reduced by the impact of returns, chargebacks and coupons redeemed by customers and other discounts to obtain such sales. Any portion of the sales of commission-based products that has not yet been remitted to the commission-based third party at period end is recognized as a liability and included in accrued liabilities. The Company sold commission-based products with total sales values of $0, $7,627 and $25,657 off its websites during 1999, 2000, and 2001, respectively; however, it recognized $0, $867 and $3,965 in commission revenue during 1999, 2000 and 2001, respectively.

        Revenue from warehouse sales is recognized when the following four revenue recognition criteria are met: (1) persuasive evidence of an arrangement exists; (2) the customer takes ownership, carries the products from the warehouse and assumes the risk of loss; (3) the selling price is fixed or determinable; and (4) collectibility is reasonably assured. For warehouse sales, the Company generally requires payment by cash or credit card at the point of sale. Gross sales are reduced by chargebacks and discounts to obtain such sales.

  Cost of goods sold

        Cost of goods sold include product costs, warehousing costs, inbound and outbound shipping costs, handling and fulfillment costs, customer service costs and credit card fees, and are recorded in the same period in which related revenues have been recorded.

  Income taxes

        Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be ultimately realized. Income tax expense (benefit) is the tax payable (receivable) for the period and the change during the period in the deferred tax assets and liabilities.

  Stock-based compensation

        The Company measures compensation expense to employees for its equity incentive plan using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees, and provides pro forma disclosures of net income as if the fair value based method prescribed by Statement of Financial Accounting Standards No. 123 ("FAS 123"), Accounting for Stock-Based Compensation, had been applied (Note 14). Stock-based awards to non-employees are accounted for under the provisions of FAS 123 and Emerging Issues Task Force Issue 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

  Earnings per share

        Earnings per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per share assumes the exercise of all options and warrants which are dilutive, whether exercisable or not.

The following table sets forth the computation of basic and diluted earnings per share for the periods indicated:

	Year ended December 31,
	1999	2000	2001
Net loss attributable to common shares	$(8,361)	$(21,522)	$(14,210)
Weight average common shares-basic	1,804	5,922	10,998
Effect of dilutive securities:
Warrants	—	—	—
Employee stock options	—	—	—

Weighted average common shares-diluted	1,804	5,922	10,998

Earnings per common share-basic:	$(4.63)	$(3.63)	$(1.29)
Earnings per common share-diluted:	$(4.63)	$(3.63)	$(1.29)

        The average shares of stock options and warrants outstanding were not included in the computation of diluted earnings per share because to do so would have been antidilutive. However, the weighted average number of shares of stock options and warrants outstanding during each year was 34 shares, 234 shares and 986 shares for 1999, 2000 and 2001, respectively, of which 32 shares, 114 shares and 977 shares would have been included in the calculation of diluted earnings per share if the effect had been dilutive.

  Internal use software

        The Company expenses all costs incurred for the development of internal use software that relate to the planning and post implementation phases of the development. Direct costs incurred in the development phase are capitalized and recognized over the software's estimated useful life of 3 years. Software costs capitalized were $436 and $81 in 2000 and 2001, respectively. Research and development costs and other computer software maintenance costs related to software development are expensed as incurred.

  Advertising Expense

        The Company recognizes advertising expenses in accordance with SOP 93-7 "Reporting on Advertising Costs." As such, the Company expenses the costs of producing advertisements at the time production occurs, and expenses the cost of communicating advertising in the period during which the advertising space or airtime is used. Internet advertising expenses are recognized based on the terms of the individual agreements, which is generally: 1) during the period customers are acquired; or 2) based on the number of clicks generated during a given period over the term of the contract. Advertising expenses totaled $4,475, $10,752 and $4,802 during the years ended December 31, 1999, 2000 and 2001, respectively.

  Recently issued Accounting Pronouncements

        In June 2001, Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141") and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") were issued. SFAS 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method of accounting and also requires identified intangible assets acquired in a business combination be recognized as an asset apart from goodwill if they meet certain criteria. The impact of the adoption of SFAS 141 on our reported operating results, financial position and existing financial statement disclosure is not expected to be material.

        SFAS 142 applies to all goodwill and identified intangible assets acquired in a business combination. Under the new standard, all goodwill and long-lived intangible assets, including that acquired before initial application of the standard will not be amortized, but will be tested for impairment at least annually. The new standard is effective for the fiscal year beginning after December 15, 2001.

        SFAS 142 requires that goodwill be tested annually for impairment using a two-step process. The first step is to identify a potential impairment and, in transition, this step must be measured as of the beginning of the fiscal year. However, a company has six months from the date of adoption to complete the first step. The Company expects to complete that first step of the goodwill impairment test during the second quarter of 2002. The second step of the goodwill impairment test measures the amount of the impairment loss (measured as of the beginning of the year of adoption), if any, and must be completed by the end of the Company's fiscal year. Any impairment loss resulting from the transitional impairment tests will be reflected as the cumulative effect of a change in accounting principle in the first quarter 2002. The Company has not yet determined what effect these impairment tests will have on the Company's results of operations, financial position or existing financial statement disclosures; however, it will no longer record $2,784 of amortization related to the goodwill recorded in connection with the Gear.com acquisition.

        The following table shows what net income would have been for the years ended December 31, 1999, 2000 and 2001 exclusive of the amortization expense recognized in those periods related to goodwill that will no longer be amortized:

	For the Three Years Ended December 31,
	1999	2000	2001
Reported net loss	$(8,357)	$(21,312)	$(13,806)
Add back: Goodwill amortization	—	226	3,056

Adjusted net loss	$(8,357)	$(21,086)	$(10,750)

Basic and diluted loss per share:
Reported net loss per share attributable to common shares	$(4.63)	$(3.63)	$(1.29)
Add back: Goodwill amortization	—	0.04	0.28

Adjusted net loss per share attributable to common shares	$(4.63)	$(3.59)	$(1.01)

        The Financial Accounting Standards Board ("FASB") also issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations," that is applicable to financial statement issued for fiscal years beginning after June 15, 2002. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets. The Company anticipates the provisions of this Standard will not have a significant effect on the Company's financial position or operating results.

        The FASB also recently issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," that is applicable to financial statements issued for fiscal years beginning after December 15, 2001. The FASB's new rules on asset impairment supersede Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and portions of Accounting Principles Bulletin Opinion 30, "Reporting the Results of Operations." This Standard provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that would have to be met to classify an asset as held-for-sale. Classification as held-for-sale is an important distinction since such assets are not depreciated and are stated at the lower of fair value and carrying amount. This Standard also requires expected future operating losses from discontinued operations to be displayed in the periods in which the losses are incurred, rather than as of the measurement date as presently required. The provisions of this Standard are not expected to have a significant effect on the Company's financial position or operating results.

4. ACQUISITION OF GEAR.COM, INC.

        On November 28, 2000, the Company completed the acquisition of Gear.com, Inc. (the "Gear Acquisition"), valued at $11,097 through the issuance of 2,055 shares of the Company's common stock and 181 options to purchase common stock. Also as part of the Gear Acquisition, the Company assumed $2,105 in liabilities. The Gear Acquisition was accounted for by the purchase method of accounting. Results of operations of Gear.com have been included in the Company's consolidated financial statements since the date of acquisition.

        The acquired assets and assumed liabilities consist of the following:

Cash	$3,499
Inventory	3,561
Prepaid expenses and other current assets	495
Property and equipment	787
Goodwill	6,160
Accounts payable and accrued liabilities	(3,405)

Common stock and options issued	$11,097

        As a result of the acquisition of Gear.com, the Company incurred expenses for the incremental costs to exit and consolidate activities at Gear.com locations, to involuntarily terminate Gear.com employees, and for other costs to integrate operating locations and other activities of Gear.com with the Company totaling $1,300. Generally accepted accounting principles require that these acquisition integration expenses, which are not associated with the generation of future revenues and have no future economic benefit, be reflected as assumed liabilities in the allocation of the purchase price to the net assets acquired.

        The components of the acquisition integration liabilities included in the purchase price allocation for Gear.com are as follows:

	Original Costs	Utilized	Reversed Against Goodwill	Balance Remaining at December 31, 2001
Lease exit costs	$650	$556	$94	$—
Workforce reductions	250	250	—	—
Fulfillment contract termination costs	400	400	—	—

	$1,300	$1,206	$94	$—

        The lease exit costs represented the remaining minimum payments on an office lease, less anticipated sublease revenue. The workforce reductions represented the expected termination of 45 of 49 total Gear.com employees. As of December 31, 2001, all 45 have been terminated. The fulfillment contract termination cost represented the early termination penalty on a fulfillment contract which the Company terminated in October 2001. A final adjustment to the estimated lease exit costs of $94 was included in the allocation of the purchase price of Gear.com, as the adjustment was determined within the purchase price allocation period.

        Assuming the acquisition of Gear.com had been made as of January 1, 1999, the Company's pro forma consolidated revenues for the year ended December 31, 1999 would have been $4,143 (unaudited), the pro forma consolidated net loss would have been $17,028 (unaudited) and the pro forma basic and diluted loss per share would have been $7.65 (unaudited); the Company's pro forma consolidated revenues for the year ended December 31, 2000 would have been $35,394 (unaudited), the pro forma consolidated net loss would have been $34,564 (unaudited) and the pro forma basic and diluted loss per share would have been $5.38 (unaudited).

5. INVENTORIES

        Inventories consist of the following:

	December 31,
	2000	2001
Product inventory	$10,416	$8,529
Less: allowance for obsolescence	(1,750)	(943)

	$8,666	$7,586

6. PREPAID EXPENSES AND OTHER ASSETS

        Prepaid expenses and other assets consist of the following:

	December 31,
	2000	2001
Inventory paid for in advance of receipt	$1,203	$263
Other prepaid expenses	194	213

	$1,397	$476

7. PROPERTY AND EQUIPMENT

        Property and equipment consists of the following:

	December 31,
	2000	2001
Computer hardware and software	$4,155	$4,541
Furniture and equipment	1,624	2,984
Leasehold improvements	12	12

	5,791	7,537
Less: accumulated depreciation	(807)	(2,519)

	$4,984	$5,018

        Depreciation of property and equipment totaled $94, $684, and $1,712 for the years ended December 31, 1999, 2000 and 2001, respectively.

        Property and equipment included assets under capital leases of $756 and $831 at December 31, 2000 and 2001, respectively and accumulated amortization related to assets under capital leases of $194 and $359, respectively.

8. OTHER LONG-TERM ASSETS

        Other long-term assets consist of the following:

	December 31,
	2000	2001
Goodwill	$6,160	$6,066
Domain names	111	146
Deposits	196	459

	6,467	6,671
Less: accumulated amortization	(252)	(3,331)

	$6,215	$3,340

        Amortization for other long-term assets totaled $4, $248 and $3,079 for the years ended December 31, 1999, 2000 and 2001, respectively.

9. ACCRUED LIABILITIES

        Accrued liabilities consist of the following:

	December 31,
	2000	2001
Inventory received but not invoiced	$368	$434
Reserve for returns	350	496
Accrued payroll	667	400
Other accrued expenses	1,855	738
Deferred revenue	29	25
Accrued lease and fulfillment costs	1,050	—

	$4,319	$2,093

10. COMMITMENTS AND CONTINGENCIES

        The Company leases office and warehouse facilities in Salt Lake City, Utah and also leases computer equipment under non-cancelable operating leases. Minimum future payments under these leases are as follows:

Year Ending December 31,
2002	$1,260
2003	1,243
2004	1,111
2005	856
2006	303
Thereafter	25

Total minimum lease payments	$4,798

        Rental expense for operating leases totaled $157, $694 and $1,180 for the years ended December 31, 1999, 2000 and 2001, respectively.

        In February 2002, the Company relocated its corporate headquarters and entered into a facilities lease agreement. Future minimum payments under the agreement are included in the table above. The Company also has a facilities lease obligation for the former headquarters location through December 2003. The future minimum payments for the former headquarters total $599 and are included in the table above. Management anticipates that it will be able to sublease the office space within a reasonable period of time, however, the sublease rental rate is anticipated to be less than the rental rate that the Company is obligated to pay. The anticipated loss for amounts to be paid on the unused space prior to receiving any sublease income, as well as the cumulative loss for the difference in anticipated rental rates, is estimated to be $263. This amount has not been accrued at December 31, 2001, as management did not make a determination to relocate until 2002. Due to the uncertainty of rental rates and when the office space will be subleased, an additional loss may result.

        The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. In February 2002, Microsoft Corporation filed a complaint against the Company alleging that the Company has distributed counterfeit and otherwise unauthorized Microsoft software in violation of federal copyright and trademark law and related state laws. The complaint seeks damages in an unspecified amount and injunctive relief. Although the Company believes it has defenses to the allegations and intends to pursue them vigorously, the Microsoft lawsuit is in its early stages, and management does not have sufficient information to assess the validity of the claims or the amount of potential damages. Company management currently believes that resolution of such legal matters will not have a material adverse impact on the Company's financial position, results of operations or cash flows.

11. BORROWINGS

  Note payable

        On November 2000, the Company issued a note payable to a bank in the amount of $3,000 which bore interest at 7.56%. The note was due and paid in full on February 28, 2001.

        In March 2001, the Company entered into a credit agreement with a related party (Note 18), which provides for borrowings of up to the lesser of $6,000 or 50% of the value of the Company's inventory balance for working capital purposes, of which $4,500 was outstanding on December 31, 2001. The borrowings bear interest at 3.5% above prime (prime was 4.75% on December 31, 2001) and are collateralized by substantially all of the Company's assets. The agreement is subject to financial and non-financial covenants. As of December 31, 2001, the Company was not in compliance with one financial covenant; however, as allowed by the credit agreement, the Company cured its non compliance within the time allotted.

        In September 2001, the Company entered into a separate $7,000 credit agreement with a related party (Note 18) for the purposes of acquiring inventory. Principle amounts outstanding under the agreement bear interest at 2% per month until paid. The agreement matures in June 2002 and is collateralized by all inventory acquired under the agreement. The agreement contains certain financial covenants. The Company has complied with such covenants. As of December 31, 2001, the Company has no borrowings outstanding under the agreement.

  Capital leases

        Future minimum lease payments under capital leases are as follows:

Year Ending December 31,
2002	$290
2003	127
2004	42
2005	10
2006	—

Total minimum lease payments	469
Less: amount representing interest	(50)

Present value of capital lease obligations	419
Less: current portion	(254)

Capital lease obligations, non-current	$165

12. REDEEMABLE SECURITIES

  Series A Mandatorily Redeemable Convertible Preferred Stock

        In March 2002, the Company sold approximately 959 shares of mandatorily redeemable convertible preferred stock ("preferred stock") for approximately $6,582, net of acquisition costs. The preferred stock will automatically convert upon an initial public offering (as described below) or if 65% of the holders of the preferred stock elect to convert. The preferred stock is convertible at the option of the holder into common stock on an initial 1:1 basis. If a holder has not elected to convert prior to March 2006 and the preferred stock has not otherwise converted, the preferred stock is mandatorily redeemable at the option of the holder in two equal yearly installments beginning in March 2007. As the fair value of the common stock to be received upon conversion is greater than the conversion price of the preferred stock at the date the preferred stock was issued, a beneficial conversion feature results in the amount of approximately $6,607 which was calculated in accordance with Emerging Issues Task Force No. 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios." This beneficial conversion feature will be reflected as a deemed dividend in the statement of operations for the quarter ending March 31, 2002.

        In the event of a liquidation, dissolution, or winding up of the Company, the holders of the preferred stock will be entitled to be paid out of the assets in preference to the holders of the Company's common stock.

        The holders of preferred stock are entitled to receive dividends prior and in preference to declaration of any dividend on the common stock. The preferred shareholders are entitled to dividends at the rate of 8% of the original purchase price per annum, on a non-cumulative basis, payable when and if declared by the Board of Directors. In the event that the Company has not completed an initial public offering by March 31, 2003, the preferred stock will cumulate dividends at the rate of 8% of the original purchase price per annum commencing on April 1, 2003.

        The voting rights, conversion rights and preferences of the preferred stock are as follows: (1) the Series A convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock then issuable upon conversion of such shares of Series A convertible preferred stock, (2) the Series A convertible preferred stock is convertible into common stock on a share for share basis at the option of the holder anytime after the issuance date, subject to adjustment for dilution, (3) the Series A convertible preferred stock shall be automatically converted into common stock upon (i) the closing of a firmly underwritten public offering of shares of common stock of the Company at a per share price not less than 1.5 times the original purchase price of the Series A convertible preferred stock (as adjusted for stock splits, dividends and the like) and for a total offering of not less than $20 million (before deduction of underwriters' commissions and expenses) or (ii) the consent of at least the holders of 65% of the shares initially issued, (4) the liquidation preference amount of the Series A convertible preferred stock is equal to the original purchase price plus any accrued, but unpaid dividends and the preferred stock participates with the common stock, after the payment of the common stock liquidation preference, in the remaining assets of the Company.

  Redeemable Common Stock

        Included in redeemable securities are amounts related to warrants and securities that are subject to rescission. Sales of 858 shares of the common stock and the issuance of 185 warrants to certain individuals did not fully comply with certain requirements under applicable State Blue Sky Laws. The offer and sale of these securities were not made pursuant to a registration statement and the Securities Act of 1933, nor were the offer and sale registered or qualified under any state security laws. Although the Company believed at the time that such offers, sales and conversion were exempt from such registration or qualification, they may not have been exempt in several states. As a result, purchasers of our common stock in some states have the right under federal or state securities laws to rescind their purchases for the amount an amount equal to the purchase price paid for the shares, plus interest from the date of purchase until the rescission offer expires, at the annual rate mandated by the state in which such shares were purchased. These interest rates range from 8% to 10% per annum. The rescission rights lapse on various dates through September 2006.

        The Company has classified $4,930 and $5,284 related to the rescission for the years ended December 31, 2000 and 2001 outside of shareholders' equity, as the redemption features are not within the control of the Company. However, management does not anticipate that holders of the redeemable common stock will exercise their rescission rights. Interest attributable to these securities is recorded as a deemed dividend and reflected as a deduction to arrive at net loss attributable to common shares in the Statements of Operations.

13. STOCKHOLDERS' EQUITY

  Common Stock

        Each share of common stock has the right to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to prior rights of holders of all classes of stock outstanding having priority rights as to dividends. No dividends have been declared or paid on the Company's common stock through

December 31, 2001. In October 2001, the Company's Board of Directors authorized the purchase of 35 treasury shares from a former employee for $100.

  Warrants

        In 2000, the Company issued warrants to certain shareholders in connection with the purchase of additional shares of common stock. At December 31, 2001, warrants to purchase 1,122 shares of common stock of the Company were outstanding, as follows:

Date of Issue	Exercise Price per Share	Warrants Outstanding	Expiration Date
May 1, 2000	$7.09	265	April 30, 2005
May 15, 2000	7.09	268	May 14, 2005
September 21, 2000	4.26	589	September 20, 2005

        No warrants were exercised in 2000 or 2001.

        The Company has reserved sufficient shares of common stock to meet its stock option and warrant obligations. As stated in Note 12, 185 of these warrants are subject to rescission. At December 31, 2001, related parties held 850 of the total warrants outstanding.

14. 1999 STOCK OPTION PLAN

        During 1999, the Company's board of directors adopted the 1999 Stock Option Plan (the "Plan"). Under the Plan, the Board of Directors may issue incentive stock options to employees and non-qualified stock options to consultants or non-employee directors of the Company. Options granted under this Plan expire at the end of five years and vest in accordance with a vesting schedule determined by the Company's Board of Directors, usually over four years from the grant date. The Plan provided for the grant of up to 1,235 shares, of which 234 shares were reserved for future issuance at December 31, 2001.

        In February 2002, the Company's Board of Directors approved an increase in the number of shares reserved for issuance under the Plan from 1,235 shares to 1,764.

        The following is a summary of stock option activity:

	1999		2000		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Weighted Average Fair Value
Outstanding—beginning of year	—	$—	123	$4.13	415	$5.03
Granted at fair value	126	4.12	344	5.50	—	—
Granted at price below fair value	—	—	—	—	1,020	4.71	$5.97
Exercised	—	—	(1)	4.74	(14)	5.06
Cancelled/forfeited	(3)	3.89	(51)	4.80	(260)	4.82

Outstanding—end of year	123	4.13	415	5.03	1,161	4.68
Options exercisable at year-end	—	—	227	4.50	260	4.61

        The following table summarizes information about stock options as of December 31, 2001:

	Options Outstanding at December 31, 2001			Options Exercisable at December 31, 2001
Range of Exercise Prices	Shares	Weighted Average Exercise Price	Weighted Average Years Remaining	Shares	Weighted Average Exercise Price
$0.67-$3.68	295	$2.73	3.42	99	$2.21
$4.25-$5.06	773	5.05	3.63	113	5.00
$7.09-$17.72	93	7.88	2.94	48	8.64

	1,161	4.68	3.52	260	4.61

        Had compensation expense for the Company's option plan been determined based on fair value at the grant dates, as prescribed in SFAS 123, the Company's net loss would have been as follows:

	Years ended December 31,
	1999	2000	2001
Net loss
As reported	$(8,357)	$(21,312)	$(13,806)
Pro forma	(8,382)	(21,516)	(14,136)
Earnings per common share-basic and diluted-as reported	$(4.63)	$(3.63)	$(1.26)
Earnings per common share-basic and diluted-pro forma	(4.65)	(3.67)	(1.32)

        The weighted-average grant-date fair value of options granted during 1999, 2000 and 2001 was $3.36, $4.01 and $5.97 per share. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

	1999	2000	2001
Risk-free interest rate	6.02%	6.18%	5.17%
Expected life (in years)	4	4	4
Expected volatility	100.00%	100.00%	100.00%
Expected dividend yield	0.00%	0.00%	0.00%

  Stock-based compensation

        In connection with certain stock option grants to employees during the year ended December 31, 2001, the Company recognized approximately $2,534 of unearned stock-based compensation for the excess of deemed fair value of shares of common stock subject to such options over the exercise price of these options at the date of grant. Such amounts are included as a reduction of shareholders' equity and are being amortized over the vesting period in accordance with FASB Interpretation Number 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plan." The Company recorded stock-based compensation expense of $727 during the year ended December 31, 2001. No unearned stock-based compensation was recorded in prior years.

        During the year ended December 31, 2001, the Company granted 42 options to consultants. The Company recorded unearned stock-based compensation of $384 related to these grants, of which $176 was recognized in operations in 2001. The fair value for these options was calculated using a Black-Scholes option pricing model using a weighted-averages risk-free rate of 4.65%, an expected life of 5 years, expected volatility of 100% and a dividend yield of 0%. Because there has been no public market for the Company's common stock, the fair value of the underlying common stock was estimated.

15. EMPLOYEE STOCK PURCHASE PLAN

        Effective January 24, 2001, the Company adopted an Employee Stock Purchase Plan (the "ESPP") to provide certain employees, directors and consultants an opportunity to purchase shares of its common stock annually, up to 5% of eligible compensation. Participants can purchase shares of stock at a value determined by the Company's board of directors. The ESPP expires in May 2011. A total of

353 shares are available for purchase under the ESPP. There were 14 shares issued under the ESPP during 2001. The Company recognized approximately $63 of stock-based compensation for the excess of the fair value of the shares of common stock over the purchase price.

16. EMPLOYEE RETIREMENT PLAN

        The Company has a 401(k) defined contribution plan which permits participating employees to defer up to a maximum of 15% of their compensation, subject to limitations established by the Internal Revenue Code. Employees who have completed a half-year of service and are 21 years of age or older are qualified to participate in the plan. The Company matches 50% of the first 6% of each participant's contributions to the plan. Participant contributions are immediately vested. Company contributions vest based on the participant's years of service at 20% per year over five years. The Company's cash contribution totaled $0, $32 and $68 during 1999, 2000 and 2001, respectively.

17. INCOME TAXES

        The components of the Company's deferred tax assets and liabilities as of December 31, 2000 and 2001 are as follows:

	December 31,
	2000	2001
Deferred tax assets:
Net operating loss carryforwards	$16,631	$20,996
Accrued expenses and other	701	312
Reserves	902	575

	18,234	21,883

Deferred tax liabilities:
Depreciation	(117)	(121)

	(117)	(121)

Valuation allowance	(18,117)	(21,762)

Net asset	$—	$—

        As a result of the Company's history of losses, a valuation allowance has been provided for the full amount of the Company's net deferred tax assets. Based on the weight of available evidence, it is more likely than not that such benefits will not be realized.

        At December 31, 2001, the Company had net operating loss carryforwards of approximately $36,200 which may be used to offset future taxable income. An additional $18,230 of net operating losses are limited under Section 382 to $963 a year. These carryforwards begin to expire in 2018.

        The income tax benefit differs from the amount computed by applying the U.S. federal income tax rate of 35% to loss before income taxes for the following reasons:

	1999	2000	2001
U.S. federal income tax benefit at statutory rate	$2,925	$7,459	$4,832
State income tax benefit, net of federal expense	302	769	338
Nondeductible goodwill amortization	—	(86)	(1,070)
Other	13	(9)	(455)
Unrecognized benefit due to valuation allowance	(3,240)	(8,133)	(3,645)

Income tax benefit	$—	$—	$—

18. RELATED PARTY TRANSACTIONS

        In March 2001, the Company entered into a credit agreement with a related party, High Meadows Finance L.C. Under the terms of the agreement, High Meadows Finance L.C. was allowed to purchase 197 shares of common stock for $1,000. Amounts borrowed under the agreement will bear interest at 3.5 percentage points above prime (prime was 4.75% on December 31, 2001) and will be collaterized by substantially all the Company's assets. The fair value of the common stock High Meadows Finance L.C. purchased in conjunction with this agreement was deemed to be $1,425. The excess of the fair value of the common stock over the price paid for the common stock of $425 was recorded as a debt discount, which is being amortized over the term of this agreement.

        In September 2001, the Company entered into a credit agreement with another related party, Norwich Associates L.C. Under the terms of the agreement, Norwich Associates L.C. was given 11 shares of common stock. Principle amounts outstanding bear interest at 2% per month until paid. As of December 31, 2001, the Company had no borrowings under the agreement. The fair value of the common stock issued in conjunction with this agreement was deemed to be $108 and was recorded as a debt discount, which is being amortized over the term of this agreement.

        In July 2001, the Company's Chief Executive Officer, who is also a significant shareholder in the Company, agreed to personally guarantee the Company's merchant account with a bank. The bank agreed to accept this personal guarantee in lieu of a demand deposit of $1,000 with the bank. In exchange for his personal guarantee, the Company compensated the Chief Executive Officer with options to purchase 35 shares of the Company's common stock at an exercise price of $5.07 per share. These options vest over a three year period based on the renewal of the guarantee. The Company recognized $151 of expense in 2001 related to this arrangement. The fair value for these options was calculated to be $340 at December 31, 2001 using a Black-Scholes option pricing model using a weighted-averages risk-free rate of 4.59%, an expected life of 3 years, expected volatility of 100% and a dividend yield of 0%. Because there has been no public market for the Company's common stock, the fair value of the underlying common stock was estimated.

        As indicated in Note 12, the Company sold shares of mandatorily redeemable convertible preferred stock in March 2002, for which a deemed dividend will be recorded as a result of the beneficial conversion feature. The total deemed dividend to be recorded in the quarter ending March 31, 2002 will be $6,607 of which $1,000 is attributable to preferred shares purchased by

Haverford Internet, $1,200 is attributable to preferred shares purchased by members of the board of directors, and $1,500 is attributable to preferred shares purchased by family members of management.

        On occasion, Haverford-Valley, L.C. and certain affiliated entities make travel arrangements for our executives and pay the travel related expenses incurred by our executives on Company business. In 1999, 2000, and 2001, we reimbursed Haverford-Valley L.C. $120, $241, and $251, respectively, for these expenses.

19. BUSINESS SEGMENTS

        Segment information has been prepared in accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information." Segments were determined based on products and services provided by each segment. Accounting policies of the segments are the same as those described in Note 2. There were no intersegment sales or transfers during 1999, 2000 or 2001. The Company evaluates the performance of its segments and allocates resources to them based primarily on gross profit. The table below summarizes information about reportable segments.

	Direct operations	Commission operations	Warehouse operations	Consolidated
1999
Revenue	$1,835	$—	$—	$1,835
Cost of goods sold	2,029	—	—	2,029

Gross loss	$(194)	$—	$—	(194)
Operating expenses				(8,178)
Other income (expense), net				15

Net loss				$(8,357)

2000
Revenue	$21,762	$867	$2,894	$25,523
Cost of goods sold	23,923	381	3,508	27,812

Gross (loss) profit	$(2,161)	$486	$(614)	(2,289)
Operating expenses				(19,158)
Other income, net				135

Net loss				$(21,312)

2001
Revenue	$35,243	$3,965	$795	$40,003
Cost of goods sold	31,341	1,578	1,721	34,640

Gross profit (loss)	$3,902	$2,387	$(926)	5,363
Operating expenses				(18,930)
Other expense, net				(239)

Net loss				$(13,806)

        The direct segment includes revenues, direct costs, and cost allocations associated with sales made to individual consumers and businesses directly through the Company's Websites. Costs for this segment include product cost warehousing, fulfillment, credit card fees and customer service costs.

        The commission segment includes revenues, direct costs and cost allocations associated with the Company's commission-based third party commissions and are earned from selling the merchandise of third parties over the Company's Websites.

        The warehouse segment includes revenues, direct costs, and cost allocations associated with sales made to individual consumers at the Company's warehouse store. Costs for this segment include warehousing and credit card fees.

        Assets are not broken out between the segments for management purposes, and as such, they are not presented here.

        In 1999, 2000 and 2001, virtually all sales were made to customers in the United States of America. No individual geographical area or customer accounted for more than 10% of net sales in any of the periods presented. At December 31, 2000 and 2001, all of the Company's fixed assets were located in the United States of America.

20. REVERSE STOCK SPLIT

        On March 4, 2002, the Company's Board of Directors approved a proposal to amend the Company's certificate of incorporation to effect a reverse stock split. On April 15, 2002, the Company's Board of Directors approved a 1-for-28.34 reverse split. The authorized common shares will be decreased from 450,000 to 100,000, effective prior to the initial public offering. All share amounts and per share data reflected in these consolidated financial statements are shown after giving retroactive effect to the 1-for-28.34 reverse stock split.

Report of Independent Public Accountants

To the Stockholders'
of Gear.com, Inc.:

        We have audited the accompanying statements of operations, stockholders' equity and cash flows of Gear.com, Inc. (a Washington Corporation) for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Gear.com, Inc. for the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP
Seattle, Washington,
March 31, 2000 (except with respect to the matter discussed in Note 5, as to which the date is June 30, 2000)

Gear.com, Inc.

Statement of Operations

For the Year Ended December 31, 1999

1999
NET SALES	$2,308,638
COST OF SALES	3,505,285

Gross loss	(1,196,647)

OPERATING EXPENSES:
Marketing and sales	5,059,493
Technology and content	1,518,289
General and administrative	1,184,025

Total operating expenses	7,761,807

LOSS FROM OPERATIONS	(8,958,454)
INTEREST INCOME, NET	291,285

NET LOSS	$(8,667,169)

The accompanying notes are an integral part of this financial statement.

Gear.com, Inc.
Statement of Stockholders' Equity
December 31, 1999

	Series A Convertible Preferred Stock
			Common Stock
					Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount	Shares	Amount
BALANCE, December 31, 1998	—	$—	4,444,434	14,815	399,185	(391,650)	22,350
Sale of common stock	—	—	2,319,765	7,732	1,742,268	—	1,750,000
Sale of Series A preferred stock	2,167,630	21,676	—	—	14,978,324	—	15,000,000
Net loss	—	—	—	—	—	(8,667,169)	(8,667,169)

BALANCE, December 31, 1999	2,167,630	21,676	6,764,199	22,547	17,119,777	(9,058,819)	8,105,181

The accompanying notes are an integral part of these financial statements.

Gear.com, Inc.

Statement of Cash Flows

For the Year Ended December 31, 1999

1999
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,667,169)
Adjustments to reconcile net loss to net cash used in operating activities-
Depreciation	135,638
Allowance for sales returns	100,000
Changes in assets and liabilities-
Merchandise inventory, net	(3,854,868)
Other current assets	(266,574)
Other assets	(158,094)
Accounts payable	3,320,752
Accrued liabilities	202,100

Net cash used in operating activities	(9,188,215)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,042,295)

Net cash used in investing activities	(1,042,295)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of common stock	1,750,000
Proceeds from the sale of preferred stock	15,000,000

Net cash provided by financing activities	16,750,000

NET INCREASE IN CASH AND EQUIVALENTS	6,519,490
CASH AND EQUIVALENTS, beginning of year	60,576

CASH AND EQUIVALENTS, end of year	$6,580,066

The accompanying notes are an integral part of this financial statement.

Gear.com, Inc.

Notes to Financial Statements

December 31, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  The Company

        Gear.com, Inc. ("Gear.com" or the "Company") is an all-sport online clearance retailer operating through the Gear.com web site. The Company sells closeout outdoor and sporting equipment and apparel. The Company was incorporated in the state of Washington on January 1, 1998 and has its headquarters in Seattle, Washington.

        The Company is subject to the risks and challenges associated with other companies at a similar stage of development including dependence on key individuals, successful development and marketing of its products and services, competition from substitute products and services, inventory obsolescence and competition from larger companies with greater financial, technical management and marketing resources, and the ability to secure adequate financing to support future growth.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Property and Equipment

        Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the shorter of the estimated useful lives of the assets, generally three to five years, or the term of the lease if applicable.

        Expenditures for major repairs and betterments that extend the useful lives of equipment are capitalized. Maintenance and minor repairs are charged to expense when incurred.

        Property and equipment includes the cost of internal-use software, including software used in connection with the Company's web sites. The Company expenses all costs related to the development of internal-use software other than those incurred during the application development stage. Costs incurred during the application development stage are capitalized and amortized over the estimated useful life of the software (generally five years).

  Organization Costs

        Organization costs are expensed as incurred.

  Revenue Recognition

        Net revenue includes gross revenues from sales of merchandise and related shipping fees, net of discounts and a provision for sales returns based on historical data. Revenue is recognized upon the shipment of merchandise, which occurs only after credit card authorization is obtained.

        In December 1999, the SEC released Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" (SAB 101). SAB 101 becomes effective for the year ended December 31, 2000.

This bulletin more clearly defined revenue recognition criteria than previously existing accounting pronouncements. The Company believes that its revenue recognition practices are in conformity with the guidelines prescribed in SAB 101.

  Cost of Sales

        Cost of goods sold consists primarily of the cost of products sold to customers, including allowances for shrinkage and slow moving inventory, as well as outbound and inbound shipping costs and credit card processing fees.

  Technology and Content

        Technology and content costs consist primarily of payroll and related expenses for personnel engaged in maintaining and making minor upgrades and enhancements to the Company's web site and content. These expenses also include payroll and related expenses for information technology personnel, Internet access and hosting charges and website content and design expenses.

  Fulfillment Costs

        Included in marketing and sales expense are fulfillment and order processing costs. Fulfillment and order processing expenses include packaging supplies, per-unit fulfillment fees charged by third parties, and payroll and related expenses for personnel engaged in customer service, purchasing and distribution and fulfillment activities. Fulfillment costs of $1,300,314 are included in marketing and sales.

  Advertising Costs

        The cost of advertising is expensed as incurred. For the year ended December 31, 1999, the Company incurred advertising expense of $2,259,626. Advertising expense includes $66,000 paid to the holders of the Series A Preferred Stock under an advertising agreement.

  Stock-Based Compensation

        The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees(APB No. 25), and related interpretations, in accounting for its employee stock options rather than the alternative fair value accounting prescribed by Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. APB No. 25 provides that the compensation expense relative to the Company's employee stock options is measured based on the intrinsic value of the stock options granted. SFAS No. 123 requires that companies that continue to follow APB No. 25 provide a pro forma disclosure of the impact of applying the fair value method of SFAS No. 123.

  Income Taxes

        The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. The Company provides a valuation allowance for deferred tax assets when it does not believe that it is more likely than not that the deferred tax assets will be realized.

  Segment and Geographic Information

        The Company has adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 requires companies to disclose certain information about operating segments. Based on the criteria within SFAS No. 131, the Company has determined that it currently operates in one principal business segment in the United States. There were no revenues from shipments to customers outside of the United States or transfers between geographic areas during the years ended December 31, 1999.

2. COMMITMENTS AND CONTINGENCIES:

        The Company leases office space and various office and computer equipment under noncancelable operating leases that call for fixed rental payments through the term of the lease. Total rent expense for the year ended December 31, 1999 was $270,657.

        Future minimum lease payments under noncancelable operation leases are as follows:

2000	$1,050,804
2001	1,048,002
2002	795,302
2003	107,269

$3,001,377

3. STOCKHOLDERS' EQUITY:

  Stock Option Plan

        In May 1998, the Board of Directors adopted the 1998 Stock Option Plan (the "Plan")providing for the issuance of incentive and nonqualified stock options to employees, directors, officers, consultants, agents, advisors and independent contractors of the Company. Under the plan, 2,340,000 shares are reserved for future issuance.

        The options are granted by the Company's Board of Directors at an exercise price of not less than the fair market value of the Company's common stock at the date of grant. Each option has a term of ten years from the date of grant. Options granted under the Plan generally become exercisable 25% after one year, then 6.25% at the end of each succeeding three-month period until fully vested at the end of year four.

        The following table summarizes the Company's stock option activity:

	Shares Available for Grant	Number of Shares	Weighted Average Exercise Price
BALANCE, December 31, 1998	1,418,082	921,918	0.105
Options granted	(433,500)	433,500	1.318
Options cancelled	—	—	—
Options exercised	—	—	—

BALANCE, December 31, 1999	984,582	1,355,418	$0.493

        The following table summarizes information about options outstanding and exercisable at December 31, 1999:

	Options Outstanding
				Options Exercisable
		Weighted Average Remaining Contractual Life
Exercise Price	Number Of Shares		Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
$0.067-$0.133	826,668	8.4 years	$0.101	402,249	$0.093
0.133	95,250	8.8 years	0.133	25,078	$0.133
0.383	21,000	9.3 years	0.383	750	$0.383
0.383	70,500	9.4 years	0.383	—	—
1.433	144,000	9.5 years	1.433	—	—
1,667	45,000	9.7 years	1.667	—	—
1,667	153,000	9.9 years	1.667	—	—

$0.067-$1.667	1,355,418	8.8 years	$0.493	428,077	$0.096

        The Company follows the intrinsic value method in accounting for its stock options. Had compensation cost been recognized based on the fair value at the date of grant for options granted in 1999, the pro forma amounts of the Company's net loss for the year ended December 31, 1999 would have been as follows:

Net loss—as reported	$(8,667,169)
Net loss—pro forma	$(8,715,517)

        The fair value for each option grated was estimated at the date of grant using a Black-Scholes option-pricing model, assuming no expected dividends, an average risk-free rate of 6.85% and an average expected life of five years. Since there is currently no public market for the Company's stock, no volatility factor is assumed.

4. INCOME TAXES:

        The Company did not provide any current or deferred income tax provision or benefit in 1999 because it has experienced operating losses since inception, and has provided full valuation allowances on deferred tax assets because of the uncertainty regarding their realizability. Deferred taxes consist primarily of net operating loss carryforwards.

        At December 31, 1999, the Company had net operating loss carryforwards of approximately $9 million, which will expire at various times commencing in 2018.

        Utilization of net operating loss carryforwards is subject to certain limitations under Section 382 of the Internal Revenue Code.

5. SUBSEQUENT EVENT—ISSUANCE OF PREFERRED STOCK:

        In April, May and June 2000, the Company issued 5,217,414 shares of series B preferred stock in a private placement offering in exchange for gross cash proceeds of $12,052,243.

6. SUBSEQUENT EVENT—ACQUISITION BY OVERSTOCK.COM, INC. (UNAUDITED):

        On November 28, 2000, all of the outstanding common and preferred stock of the Company was acquired by Overstock.com, Inc. (a Utah corporation) in exchange for 58,246,000 shares of Overstock.com common stock. In addition, Overstock.com issued 5,134,000 options to purchase its common stock in exchange for all of the options to purchase common stock of Gear.com that were outstanding immediately prior to the acquisition.

Gear.com, Inc.

Statements of Operations

For the Nine Months Ended September 30, 1999 and 2000 (unaudited)

	1999	2000
	(unaudited)	(unaudited)
NET SALES	$1,447,446	$5,763,007
COST OF SALES	1,418,416	5,860,830

Gross loss	29,030	(97,823)

OPERATING EXPENSES:
Marketing and sales	1,068,041	7,296,592
Technology and content	903,814	1,714,042
General and administrative	912,171	2,751,855

Total operating expenses	(2,884,026)	(11,762,489)

LOSS FROM OPERATIONS	(2,854,996)	(11,860,312)
INTEREST INCOME, NET	204,441	256,315

NET LOSS	$(2,650,555)	$(11,603,997)

The accompanying notes are an integral part of this financial statement.

Gear.com, Inc.

Statement of Cash Flows

For the Nine Months Ended September 30, 1999 and 2000 (unaudited)

	1999	2000
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,650,555)	$(11,603,997)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	80,442	307,745
Changes in assets and liabilities:
Merchandise inventory, net	(3,244,057)	685,889
Other current assets	(202,038)	(391,578)
Other assets	(187,127)	173,095
Accounts payable	1,721,275	(2,199,119)
Accrued liabilities	2,240	559,798

Net cash used in operating activities	(4,479,820)	(12,468,167)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(150,686)	(1,054,636)

Net cash used in investing activities	(150,686)	(1,054,636)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of stock	16,887,927	12,004,631

Net cash provided by financing activities	16,887,927	12,004,631

NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	12,257,421	(1,518,172)
CASH AND EQUIVALENTS, beginning of period	60,576	6,580,066

CASH AND EQUIVALENTS, end of period	$12,317,997	$5,061,894

The accompanying notes are an integral part of this financial statement.

Gear.com, Inc.

Notes to Financial Statements

(unaudited)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  The Company

        Gear.com, Inc. ("Gear.com" or the "Company") is an all-sport online clearance retailer operating through the Gear.com web site. The Company sells closeout outdoor and sporting equipment and apparel. The Company was incorporated in the state of Washington on January 1, 1998 and has its headquarters in Seattle, Washington.

        The Company is subject to the risks and challenges associated with other companies at a similar stage of development including dependence on key individuals, successful development and marketing of its products and services, competition from substitute products and services, inventory obsolescence and competition from larger companies with greater financial, technical management and marketing resources, and the ability to secure adequate financing to support future growth.

  Basis of Presentation:

        The unaudited statements of operations have been prepared in accordance with generally accepted accounting principles for interim financial reporting and pursuant to the rules and regulations of the Securities and Exchange Commission. While these statements reflect all normal recurring adjustments which are, in the opinion of management, necessary for fair presentation of the results of the interim periods, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For further information, refer to the financial statements and footnotes thereto included elsewhere in this prospectus and registration statement.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fulfillment Costs

        Included in marketing and sales expense are fulfillment and order processing costs. Fulfillment and order processing expenses include packaging supplies, per-unit fulfillment fees charged by third parties, and payroll and related expenses for personnel engaged in customer service, purchasing and distribution and fulfillment activities. Fulfillment costs of $266,936 (unaudited) and $2,178,372 (unaudited) at September 30, 1999 and 2000 are included in marketing and sales.

  Advertising Costs

        The cost of advertising is expensed as incurred. For the nine-month period ending September 30, 1999 and 2000, the Company incurred advertising expense of $758,476 (unaudited) and $3,322,351 (unaudited). Advertising expense in the nine-month period ending September 30, 2000 includes $66,000 paid to the holders of the Series A Preferred Stock under an advertising agreement.

  Segment and Geographic Information

        The Company has adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 requires companies to disclose certain information about operating segments. Based on the criteria within SFAS No. 131, the Company has determined that it currently operates in one principal business segment in the United States. There were no revenues from shipments to customers outside of the United States or transfers between geographic areas during the nine-month periods ending September 30, 2000 and 1999, respectively.

2. COMMITMENTS AND CONTINGENCIES:

        The Company leases office space and various office and computer equipment under noncancelable operating leases that call for fixed rental payments through the term of the lease. Total rent expense for the nine-month periods ending September 30, 1999 and 2000 were $146,269(unaudited) and $759,671(unaudited), respectively.

3,000,000 Shares

Overstock.com

Common Stock

        Until             , 2002 (25 days after the date of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Overstock.com, Inc. in connection with the sale of Common Stock being registered. In addition, Overstock.com, Inc. has agreed to pay to the selling stockholder the aggregate underwriting discount associated with the sale of such selling stockholder's shares being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee	$5,079
NASD filing fee	5,000
Nasdaq National Market listing fee	100,000
Printing and engraving costs	20,000
Legal fees and expenses	600,000
Payment of selling stockholder's selling expenses	473,200
Accounting fees and expenses	450,000
Blue sky fees and expenses	10,000
Transfer agent and registrar fees	100,000
Miscellaneous expenses	9,921

Total	$1,773,200

Item 14. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

        Article VIII of our Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

        Article VI of our Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of Overstock.com, Inc. if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of Overstock.com, Inc., and, with respect to any criminal action or proceeding, the indemnified party had no reasonable cause to believe his or her conduct was unlawful.

        We have entered into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our Bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

Item 15. Recent Sales of Unregistered Securities

        During the last three years, we have issued unregistered securities to a limited number of persons, as described below. As indicated below, we have relied on Regulation D, Rule 506 thereof, Rule 701 or Section 4(2) of the Securities Act with respect to the issuance of these securities.

1.
On June 8, 1999, we issued 980,836 shares of common stock to Haverford Internet, LLC at a per share purchase price of approximately $3.82 for an aggregate purchase price of $3,750,000. This issuance was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

2.
On September 24, 1999, we issued 291,467 shares of common stock to Haverford Internet, LLC and six other accredited investors at a per share purchase price of approximately $3.41 for an aggregate purchase price of $994,551. These issuances were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

3.
On September 24, 1999, we issued 28,600 shares of common stock to Robert Brazell, a founder, at a per share purchase price of approximately $6.64 for an aggregate purchase price of $189,892. These issuances were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

4.
During September and October of 1999, we issued an aggregate of 561,725 shares of common stock to Haverford Internet, LLC and six other accredited investors at a per share purchase price of approximately $3.56 for an aggregate of $1,999,999. These issuances were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

5.
In November and December of 1999 and January 2000, we issued an aggregate of 564,587 shares of common stock to Haverford Internet, LLC, The Gordon S. Macklin Family Trust, The Marilyn C. Macklin Family Trust, Haverford Utah, LLC, Dorthy M. Byrne, Contex Limited, John J. Byrne III, eighteen other accredited investors, two other individuals who provided us with legal services in connection with the private placement, and one other individual with whom our Chief Executive Officer had a pre-existing personal or business relationship at a per share purchase price of approximately $7.09 for an aggregate purchase price of $4,000,000. These issuances were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

6.
On December 28, 1999, we issued 35,286 shares of common stock to one accredited investor for an aggregate purchase price of $250,000 in exchange for a full recourse promissory note in the principal amount of $250,000 at an effective per share purchase price of approximately $7.09. These issuances were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

7.
On May 1, 2000, we issued 1,058,549 shares of common stock and warrants to purchase an additional 264,659 shares of common stock to Haverford Internet, LLC, The Macklin Limited Partnership I, The Gordon S. Macklin Family Trust, The Marilyn C. Macklin Family Trust, Dorthy M. Byrne, John J. Byrne III, Rope Ferry Associates, Ltd., Haverford Utah, LLC, Robert Brazell, thirty-nine other accredited investors, and two other individuals with whom our Chief Executive Officer had a pre-existing personal or business relationship at a per share purchase price of approximately $7.09 for an aggregate purchase price of $7,500,000. These issuances were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

8.
On May 15, 2000, we issued an aggregate of 1,044,313 shares of common stock and warrants to purchase an additional 261,087 shares of common stock to Haverford Internet, LLC, Macklin Family Limited Partnership III, Haverford Utah, LLC, The Gordon S. Macklin Family Trust, The Marilyn C. Macklin Family Trust, Dorthy Byrne, John J. Byrne, Contex Limited, and eight other accredited investors at a per share purchase price of approximately $7.09 for an aggregate purchase price of $7,398,904. These issuances were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

9.
On June 22, 2000, we issued 28,229 shares of common stock and a warrant to purchase 7,058 shares of common stock with an exercise price of $7.09 per share to one accredited investor. This issuance was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

10.
On September 12, 2001, we issued to Norwich Associates L.C. a senior revolving promissory note in the principal amount of up to $7,000,000. This issuance was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

11.
On September 21, 2000, we issued an aggregate of 2,357,540 shares of common stock and warrants to purchase an additional 589,396 shares of common stock to Haverford Internet, LLC, Contex Limited, Dorthy M. Byrne, The Gordon S. Macklin Family Trust, Haverford Utah LLC, John J. Byrne, John J. Byrne III, The Marilyn C. Macklin Family Trust, Macklin Family Limited Partnership I, Macklin Family Limited Partnership II, Rope Ferry Associates, Ltd., and seventeen other accredited investors at a per share purchase price of approximately $4.25 for an aggregate purchase price of $10,021,856. These issuances were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

12.
On November 11, 2000, we issued a promissory note to First Security Bank, N.A. in the principal amount of $3,000,000. This issuance was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

13.
On November 17, 2000, we issued an aggregate of 2,055,677 shares of common stock to the stockholders of Gear.com, Inc. stock in connection with our acquisition of Gear.com, Inc. This issuance was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

14.
On February 2, 2001, we issued an aggregate of 987,293 shares of common stock to Haverford Internet, LLC and one other accredited investor at a per share purchase price of approximately $5.06 for an aggregate purchase price of $5,000,000. These issuances were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

15.
On March 27, 2001, we issued a secured promissory note in the principal amount of up to $6,000,000 to High Meadows Finance L.C. This issuance was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

16.
On May 24, 2001, we issued 197,459 shares of common stock to High Meadows Finance, L.C. at a per share purchase price of approximately $5.06 for an aggregate of $1,000,000. This issuance was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

17.
On September 17, 2001, we issued 10,586 shares of common stock to Norwich Associates L.C. as an origination fee for a $7,000,000 line of credit from Norwich Associates L.C. This issuance was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

18.
On March 4, 2002, we issued 958,612 shares of Series A Preferred Stock to Haverford Internet, LLC, John J. Byrne, Contex Limited, The Gordon S. Macklin Family Trust, Rope Ferry Associates, Ltd., and ten other accredited investors at a per share purchase price of approximately $6.90 for an aggregate purchase price of $6,607,000. Subject to adjustment, one share of Series A preferred stock currently converts into one share of common stock. These issuances were exempt from registration under Rule 506 of Regulation D promulgated under the Securities Act.

19.
Since January 1, 1999, we have granted stock options under our stock option plans to purchase an aggregate of 1,570,385 shares of common stock (net of expirations, exercises and cancellations) at a weighed average exercise price of $5.35 per share. These transactions were exempt from registration under the Securities Act pursuant to Rule 701 or pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

20.
Since January 1, 1999, we have issued 19,850 shares of common stock (net of cancellations) under our 2000 Stock Purchase Plan at a weighted average purchase price of $5.07. These issuances were exempt from registration under the Securities Act pursuant to Rule 701 or pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

        None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

Item 16. Exhibits and Financial Statement Schedules

        (a)    Exhibits

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement
3.1A*	Articles of Amendment to the Amended and Restated Articles of Incorporation of Overstock.com, a Utah corporation and the Amended and Restated Articles of Incorporation
3.1B*	Amended and Restated Certificate of Incorporation of Overstock.com, Inc., a Delaware corporation, dated as of March 15, 2002
3.1C*	Form of Amended and Restated Certificate of Incorporation of Overstock.com, Inc., a Delaware corporation, to be filed with the Delaware Secretary of State prior to the completion of the offering made pursuant to this Registration Statement.
3.1D*	Form of Amended and Restated Certificate of Incorporation of Overstock.com, Inc. to be in effect after the completion of the offering made pursuant to this Registration Statement
3.2A*	Bylaws of Overstock.com, Inc., a Utah corporation.
3.2B*	Form of Bylaws of Overstock.com, Inc., a Delaware corporation.
3.2C*	Form of Amended and Restated Bylaws of Overstock.com, Inc. to be in effect after the closing of the offering made pursuant to this Registration Statement
4.1*	Form of specimen certificate for Overstock.com, Inc.'s common stock
4.2*	Investor Rights Agreement dated March 4, 2002
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10.1*	Form of Indemnification Agreement between Overstock.com, Inc. and each of its directors and officers
10.2*	1999 Stock Option Plan and form of agreements thereunder
10.3*	2001 Stock Purchase Plan and form of agreements thereunder
10.4*	Gear.com Restated 1998 Stock Option Plan and form of agreements thereunder
10.5*	2002 Stock Option Plan, as amended, and form of agreements thereunder
10.6*	Agreement and Plan of Merger dated November 3, 2000 by and between Overstock.com, Inc. and Gear.com, Inc.
10.7*	Form of Guaranty of Credit agreement entered into by John J. Byrne, John J. Byrne III, Patrick M. Byrne, J. Gregory Hale, and Cirque Property LC in connection with the Norwich Associates, LC $7.0 million line of credit established on September 17, 2001.
10.8*	Lease Agreement dated January 23, 2002 between Overstock.com, Inc. and Holladay Building East L.L.C.
10.9*	Lease Agreement dated November 27, 2001 between Overstock.com and Holladay Building East L.L.C.
10.10*	First Lease Extension Agreement dated January 25, 2002 by and between Overstock.com, Inc. and Holladay Building East L.L.C.

10.11*	Lease Agreement, as amended, between 2855 E. Cottonwood Parkway, L.C., and Discountsdirect, dated December 21, 1998
10.12*	Lease Agreement by and between Overstock.com, Inc. and Marvin L. Oates Trust dated March 15, 2000
10.13*	Severance Package Agreement with Douglas Greene dated June 17, 1999
10.14*	Intellectual Property Assignment Agreement with Douglas Greene dated February 28, 2002
10.15†	Strategic Alliance and Product Sales Agreement dated February 26, 2002 between Overstock.com, Inc. and Safeway Inc.
10.16*	Irrevocable Letter of Credit dated August 24, 2001 from Wells Fargo Bank, N.A. for the account of Patrick M. Byrne in favor of Wells Fargo Merchant Services, LLC.
10.17*	Lease Termination Agreement dated March 27, 2002 by and between Overstock.com, Inc. and 2855 E. Cottonwood Parkway, L.C.
10.18*	Amendment No. 1, dated April 29, 2002 to Intellectual Property Assignment Agreement dated February 28, 2002 by and between Overstock.com, Inc. and Douglas Greene.
10.19*	Registration and Expenses Agreement dated May 3, 2002 among Overstock.com, Inc. and Amazon.com NV Investment Holdings, Inc.
10.20*	Form of Warrant to purchase Overstock.com, Inc. common stock
10.21	Form of Series A Preferred Stock Purchase Agreement dated March 4, 2002 among Overstock.com, Inc., The Gordon S. Macklin Family Trust, Haverford Internet, LLC, John J. Byrne Jr., and twelve other purchasers of Series A Preferred Stock.
23.1	Consent of Independent Accountants
23.2	Consent of Arthur Andersen LLP
23.3	Consent of Counsel (included in Exhibit 5.1)
24.1*	Power of Attorney (filed previously)

†
Confidential treatment has been requested with respect to certain portions of this exhibit. This exhibit omits the information subject to this confidentiality request.

*
Filed previously

        (b)    Financial Statement Schedules

        Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

        The undersigned hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification by Overstock.com, Inc. for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Overstock.com, Inc. pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Overstock.com, Inc. of expenses incurred or paid by a director, officer, or controlling person of Overstock.com, Inc. in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Overstock.com, Inc. has duly caused this Amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on the 16th day of May, 2002.

OVERSTOCK.COM, INC.
By:	/s/ JASON C. LINDSEY Jason C. Lindsey, Chief Financial Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ PATRICK M. BYRNE (Patrick M. Byrne)	President, Chief Executive Officer and Director (Principal Executive Officer)	May 16, 2002
/s/ JASON C. LINDSEY (Jason C. Lindsey)	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	May 16, 2002
* (John B. Pettway)	Director	May 16, 2002
* (John J. Byrne Jr.)	Director	May 16, 2002
* (Gordon S. Macklin)	Director	May 16, 2002
* (Allison H. Abraham)	Director	May 16, 2002
* (John A. Fisher)	Director	May 16, 2002
* By	/s/ JASON C. LINDSEY Jason C. Lindsey Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement
3.1A*	Articles of Amendment to the Amended and Restated Articles of Incorporation of Overstock.com, a Utah corporation and the Amended and Restated Articles of Incorporation
3.1B*	Amended and Restated Certificate of Incorporation of Overstock.com, Inc., a Delaware corporation, dated as of March 15, 2002
3.1C*	Form of Amended and Restated Certificate of Incorporation of Overstock.com, Inc., a Delaware corporation, to be filed with the Delaware Secretary of State prior to the completion of the offering made pursuant to this Registration Statement.
3.1D*	Form of Amended and Restated Certificate of Incorporation of Overstock.com, Inc. to be in effect after the completion of the offering made pursuant to this Registration Statement
3.2A*	Bylaws of Overstock.com, Inc., a Utah corporation.
3.2B*	Form of Bylaws of Overstock.com, Inc., a Delaware corporation.
3.2C*	Form of Amended and Restated Bylaws of Overstock.com, Inc. to be in effect after the closing of the offering made pursuant to this Registration Statement
4.1*	Form of specimen certificate for Overstock.com, Inc.'s common stock
4.2*	Investor Rights Agreement dated March 4, 2002
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10.1*	Form of Indemnification Agreement between Overstock.com, Inc. and each of its directors and officers
10.2*	1999 Stock Option Plan and form of agreements thereunder
10.3*	2001 Stock Purchase Plan and form of agreements thereunder
10.4*	Gear.com Restated 1998 Stock Option Plan and form of agreements thereunder
10.5*	2002 Stock Option Plan, as amended, and form of agreements thereunder
10.6*	Agreement and Plan of Merger dated November 3, 2000 by and between Overstock.com, Inc. and Gear.com, Inc.
10.7*	Form of Guaranty of Credit agreement entered into by John J. Byrne, John J. Byrne III, Patrick M. Byrne, J. Gregory Hale, and Cirque Property LC in connection with the Norwich Associates, LC $7.0 million line of credit established on September 17, 2001.
10.8*	Lease Agreement dated January 23, 2002 between Overstock.com, Inc. and Holladay Building East L.L.C.
10.9*	Lease Agreement dated November 27, 2001 between Overstock.com and Holladay Building East L.L.C.
10.10*	First Lease Extension Agreement dated January 25, 2002 by and between Overstock.com, Inc. and Holladay Building East L.L.C.
10.11*	Lease Agreement, as amended, between 2855 E. Cottonwood Parkway, L.C., and Discountsdirect, dated December 21, 1998
10.12*	Lease Agreement by and between Overstock.com, Inc. and Marvin L. Oates Trust dated March 15, 2000
10.13*	Severance Package Agreement with Douglas Greene dated June 17, 1999
10.14*	Intellectual Property Assignment Agreement with Douglas Greene dated February 28, 2002
10.15†	Strategic Alliance and Product Sales Agreement dated February 26, 2002 between Overstock.com, Inc. and Safeway Inc.
10.16*	Irrevocable Letter of Credit dated August 24, 2001 from Wells Fargo Bank, N.A. for the account of Patrick M. Byrne in favor of Wells Fargo Merchant Services, LLC.
10.17*	Lease Termination Agreement dated March 27, 2002 by and between Overstock.com, Inc. and 2855 E. Cottonwood Parkway, L.C.
10.18*	Amendment No. 1, dated April 29, 2002 to Intellectual Property Assignment Agreement dated February 28, 2002 by and between Overstock.com, Inc. and Douglas Greene.
10.19*	Registration and Expenses Agreement dated May 3, 2002 among Overstock.com, Inc. and Amazon.com NV Investment Holdings, Inc.
10.20*	Form of Warrant to purchase Overstock.com, Inc. common stock
10.21	Form of Series A Preferred Stock Purchase Agreement dated March 4, 2002 among Overstock.com, Inc., The Gordon S. Macklin Family Trust, Haverford Internet, LLC, John J. Byrne Jr., and twelve other purchasers of Series A Preferred Stock.
23.1	Consent of Independent Accountants
23.2	Consent of Arthur Andersen LLP
23.3	Consent of Counsel (included in Exhibit 5.1)
24.1*	Power of Attorney (filed previously)

†
Confidential treatment has been requested with respect to certain portions of this exhibit. This exhibit omits the information subject to this confidentiality request.

*
Filed previously

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
Overstock.com, Inc.
The Offering
Summary Financial Data
RISK FACTORS
Risks Relating to Overstock
Risks Relating to the Internet Industry
Risks Relating to this Offering of Our Securities
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
Summary Compensation Table
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL AND SELLING STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
Eligibility of Restricted Shares For Sale in Public Market
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
Overstock.com, Inc. Consolidated Balance Sheets
Overstock.com, Inc. Consolidated Statements of Operations (unaudited)
Overstock.com, Inc. Consolidated Statement of Stockholders' Equity (unaudited)
Overstock.com, Inc. Consolidated Statements of Cash Flows (unaudited)
Overstock.com, Inc. Notes to Unaudited Consolidated Financial Statements (all amounts in thousands, except per share data)
Report of Independent Accountants
Overstock.com, Inc. Consolidated Balance Sheets
Overstock.com, Inc. Consolidated Statements of Operations
Overstock.com, Inc. Consolidated Statements of Stockholders' Equity
Overstock.com, Inc. Consolidated Statements of Cash Flows
Overstock.com, Inc. Notes to Consolidated Financial Statements (all amounts in thousands, except per share data)
Report of Independent Public Accountants
Gear.com, Inc. Statement of Operations For the Year Ended December 31, 1999
Gear.com, Inc. Statement of Cash Flows For the Year Ended December 31, 1999
Gear.com, Inc. Notes to Financial Statements December 31, 1999
Gear.com, Inc. Statements of Operations For the Nine Months Ended September 30, 1999 and 2000 (unaudited)
Gear.com, Inc. Statement of Cash Flows For the Nine Months Ended September 30, 1999 and 2000 (unaudited)
Gear.com, Inc. Notes to Financial Statements (unaudited)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution
Item 14. Indemnification of Directors and Officers
Item 15. Recent Sales of Unregistered Securities
Item 16. Exhibits and Financial Statement Schedules
Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX